FOURTH AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of October 29, 2026
among
CTR PARTNERSHIP, L.P.,
as Borrower

CARETRUST REIT, INC.,
as REIT Guarantor

THE OTHER GUARANTORS PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

KEYBANC CAPITAL MARKETS, BMO CAPITAL MARKETS CORP.,
JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC, THE HUNTINGTON NATIONAL BANK, M&T BANK, AND ROYAL BANK OF CANADA
as Joint Lead Arrangers and Book Managers

BMO CAPITAL MARKETS CORP., JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK, M&T BANK, AND ROYAL BANK OF CANADA
as Co-Syndication Agents

CITIZENS BANK, N.A., REGIONS BANK, AND TRUIST BANK
as Co-Documentation Agents

TABLE OF CONTENTS

Section 1.1. Definitions    2
Section 1.2. Classifications of Loans and Borrowings    72
Section 1.3. Accounting Terms and Determination    72
Section 1.4. Terms Generally.    72
Section 1.5. Amendment and Restatement of Existing Credit Agreement    73
Section 1.6. Rates    74
Section 1.7. Currencies; Currency Equivalents    74
Article II AMOUNT AND TERMS OF THE COMMITMENTS    75
Section 2.1. General Description of Facilities    75
Section 2.2. Revolving Loans, Alternative Currency Revolving Loans and Term Loans.    76
Section 2.3. Procedure for Revolving Borrowings and Alternative Currency Revolving Borrowers    76
Section 2.4. Swingline Commitments.    78
Section 2.5. Extension Option.    79
Section 2.6. Funding of Borrowings.    80
Section 2.7. Interest Elections.    81
Section 2.8. Optional Reduction and Termination of Commitments.    82
Section 2.9. Repayment of Loans.    83
Section 2.10. Evidence of Indebtedness.    83
Section 2.11. Optional Prepayments    84
Section 2.12. Mandatory Prepayments    84
Section 2.13. Interest on Loans.    85
Section 2.14. Fees.    86
Section 2.15. Computation of Interest and Fees    87
Section 2.16. Inability to Determine Interest Rates    87
Section 2.17. Illegality    90
Section 2.18. Increased Costs, Etc.    90
Section 2.19. Funding Indemnity    93
Section 2.20. Taxes.     93
Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    96
Section 2.22. Letters of Credit.    98
Section 2.23. Increase of Commitments; Additional Lenders.    104
Section 2.24. Mitigation of Obligations    107
Section 2.25. Replacement of Lenders    108
Section 2.26. Defaulting Lenders.    108
Section 2.27. Request for Extended Facilities    111
i

Article III CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT    114
Section 3.1. Conditions to Effectiveness    114
Section 3.2. Conditions to Each Credit Event    116
Section 3.3. Delivery of Documents    116
Section 3.4. Removal of Unencumbered Properties and Releases of Loan Parties. 117
Article IV REPRESENTATIONS AND WARRANTIES    117
Section 4.1. Due Organization and Good Standing    118
Section 4.2. Power and Authority, Due Authorization, Execution, Delivery and Enforceability    118
Section 4.3. Governmental and Third Party Consents and Approvals; No Conflicts 118
Section 4.4. Financial Statements; Material Adverse Change.    118
Section 4.5. Litigation and Environmental Matters.    118
Section 4.6. Compliance with Laws.    119
Section 4.7. Investment Company Act    120
Section 4.8. Taxes    120
Section 4.9. Margin Regulations    120
Section 4.10. ERISA    120
Section 4.11. Ownership of Property.    121
Section 4.12. Accuracy of Disclosure    121
Section 4.13. Labor Relations    121
Section 4.14. Subsidiaries    122
Section 4.15. Solvency    122
Section 4.16. Insurance    122
Section 4.17. Reserved.    122
Section 4.18. Real Property Assets; Leases.    122
Section 4.19. Assignment of Claims Act    123
Section 4.20. Healthcare Matters.    123
Section 4.21. OFAC    125
Section 4.22. Patriot Act    125
Section 4.23. No Default    125
Section 4.24. Intellectual Property    125
Section 4.25. REIT Status    125
Section 4.26. Affected Financial Institution    125
Section 4.27. Beneficial Ownership    125
Article V AFFIRMATIVE COVENANTS    126
Section 5.1. Financial Statements and Other Information    126
Section 5.2. Notices of Material Events    127
Section 5.3. Existence; Conduct of Business    129
Section 5.4. Compliance with Laws    129

Section 5.5. Payment of Taxes and Other Obligations    129
Section 5.6. Books and Records    130
Section 5.7. Visitation and Inspection    130
Section 5.8. Maintenance of Properties    130
Section 5.9. Insurance    130
Section 5.10. Use of Proceeds; Margin Regulations    130
Section 5.11. Casualty and Condemnation    130
Section 5.12. Additional Subsidiaries.    131
Section 5.13. REIT Status    132
Section 5.14. Further Assurances    132
Section 5.15. RESERVED.    132
Section 5.16. Environmental Matters    132
Section 5.17. Beneficial Ownership Information    133
Article VI FINANCIAL COVENANTS    133
Section 6.1. Consolidated Leverage Ratio    133
Section 6.2. Consolidated Fixed Charge Coverage Ratio    133
Section 6.3. Consolidated Tangible Net Worth    133
Section 6.4. RESERVED    133
Section 6.5. Secured Debt    133
Section 6.6. RESERVED    133
Section 6.7. Consolidated Unsecured Leverage Ratio    133
Section 6.8. Consolidated Unsecured Interest Coverage Ratio    134
Article VII NEGATIVE COVENANTS    134
Section 7.1. Indebtedness and Preferred Equity    134
Section 7.2. Liens    135
Section 7.3. Fundamental Changes    137
Section 7.4. RESERVED    137
Section 7.5. Restricted Payments    137
Section 7.6. Sale of Assets    138
Section 7.7. Transactions with Affiliates    139
Section 7.8. Restrictive Agreements    139
Section 7.9. [Intentionally Omitted].    140
Section 7.10. Hedging Transactions    140
Section 7.11. Amendment to Organizational Documents    140
Section 7.12. Unencumbered Properties Consolidated Total Asset Value Limits.    140
Section 7.13. Business    141
Section 7.14. Accounting Changes    141
Section 7.15. Government Regulations    141
Section 7.16. Limited Activities of GP LLC    141
Article VIII EVENTS OF DEFAULT    141
Section 8.1. Events of Default    141

Section 8.2. Application of Proceeds    144
Article IX THE ADMINISTRATIVE AGENT    145
Section 9.1. Appointment of the Administrative Agent.    145
Section 9.2. Nature of Duties of the Administrative Agent    146
Section 9.3. Lack of Reliance on the Administrative Agent    146
Section 9.4. Certain Rights of the Administrative Agent    146
Section 9.5. Reliance by the Administrative Agent    147
Section 9.6. The Administrative Agent in its Individual Capacity    147
Section 9.7. Successor Administrative Agent.    147
Section 9.8. Withholding Tax.    148
Section 9.9. The Administrative Agent May File Proofs of Claim.    148
Section 9.10. Authorization to Execute Other Loan Documents    149
Section 9.11. Guaranty Matters    149
Section 9.12. Co-Syndication Agents    149
Section 9.13. Reserved.    149
Section 9.14. Bank Product Obligations and Hedging Obligations    149
Article X MISCELLANEOUS    150
Section 10.1. Notices.    150
Section 10.2. Waiver; Amendments.    153
Section 10.3. Expenses; Indemnification.    156
Section 10.4. Successors and Assigns.    158
Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.    162
Section 10.6. WAIVER OF JURY TRIAL    163
Section 10.7. Right of Set-off    163
Section 10.8. Counterparts; Integration    164
Section 10.9. Survival    164
Section 10.10. Severability    164
Section 10.11. Confidentiality    164
Section 10.12. Interest Rate Limitation    165
Section 10.13. Waiver of Effect of Corporate Seal    165
Section 10.14. Patriot Act    165
Section 10.15. No Advisory or Fiduciary Responsibility    165
Section 10.16. Location of Closing    166
Section 10.17. Reserved.    166
Section 10.18. Releases of Guaranty    166
Section 10.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions    166
Section 10.20. Amendment and Restatement    167
Section 10.21. ERISA.    167
Section 10.22. Acknowledgment Regarding Any Supported QFCs    168
Section 10.23. Erroneous Payment.    169

Article XI GUARANTY    172
Section 11.1. The Guaranty    172
Section 11.2. Obligations Unconditional    172
Section 11.3. Reinstatement    173
Section 11.4. Certain Additional Waivers    173
Section 11.5. Remedies    174
Section 11.6. Rights of Contribution    174
Section 11.7. Guarantee of Payment; Continuing Guarantee    174
Section 11.8. Release of Subsidiary Loan Parties    174
Section 11.9. Existing Guarantors    174
Section 11.10. Keepwell    174

Schedules
Schedule I    -    Commitment Amounts
Schedule 4.11    -    Real Property
Schedule 4.14    -    Subsidiaries
Schedule 4.18    -    Real Property Asset Matters
Part I    Intentionally Deleted
Part II    Real Property
Part III    Material Sub-leases
Schedule 4.19    -    Federal Assignment of Claims Act
Schedule 4.20    -    Healthcare Matters
Schedule 4.25 -     REIT Status
Schedule 5.23    -    Post-Closing Matters
Schedule 7.1    -    Existing Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.8    -    Existing Leases with Restrictive Agreements

Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Intentionally Deleted
Exhibit C    -    Form of Joinder Agreement

Exhibit 2.3(a)    -        Form of Notice of Revolving Borrowing
Exhibit 2.3(b) -    Form of Notice of Alternative Currency Revolving Borrowing
Exhibit 2.4    -        Form of Notice of Swingline Borrowing
Exhibit 2.7    -        Form of Notice of Continuation/Conversion
Exhibit 2.22    -        Form of Letter of Credit Notice/Application
Exhibit 3.1(b)(ii)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(iv)    -    Form of Officer’s Certificate
v

Exhibit 5.1(d)        -    Form of Compliance Certificate

THIS FOURTH AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT AMENDS AND RESTATES THAT CERTAIN CREDIT AND GUARANTY AGREEMENT DATED AUGUST 5, 2015, AS AMENDED AND RESTATED BY THAT CERTAIN AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED FEBRUARY 8, 2019, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED JULY 23, 2019, AS FURTHER AMENDED AND RESTATED BY THAT CERTAIN SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED DECEMBER 16, 2022, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED OCTOBER 10, 2023, AS FURTHER AMENDED AND RESTATED BY THAT CERTAIN THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED DECEMBER 18, 2024, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED MAY 30, 2025, THAT CERTAIN SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED JANUARY 14, 2026, AND THAT CERTAIN THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT DATED AUGUST 18, 2026 (AS AMENDED, THE "EXISTING CREDIT AGREEMENT"), ENTERED INTO BETWEEN CTR PARTNERSHIP, L.P., AS BORROWER, CARETRUST REIT, INC., AS REIT GUARANTOR, THE OTHER GUARANTORS PARTY THERETO, KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, KEYBANC CAPITAL MARKETS, RAYMOND JAMES BANK, N.A. AND BMO CAPITAL MARKETS, AS JOINT LEAD ARRANGERS AND BOOK MANAGERS, RAYMOND JAMES BANK, N.A. AND BMO CAPITAL MARKETS, AS CO-SYNDICATION AGENTS, BARCLAYS BANK PLC AND RBC CAPITAL MARKETS, AS CO-DOCUMENTATION AGENTS, AND THE VARIOUS LENDERS PARTY THERETO.

FOURTH AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (as the same may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of October 29, 2026 (the “Closing Date”) by and among CTR PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), CARETRUST REIT, INC., a Maryland corporation (the “REIT Guarantor”), the other Guarantors identified herein, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders, as an issuing bank and as swingline lender.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders establish certain revolving credit and term loan facilities in favor of the Borrower, in each case as further provided herein; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish, as applicable, the requested revolving credit and term loan facilities (including any subfacilities as set forth herein), in each case in favor of the Borrower;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows:
Article I
DEFINITIONS; CONSTRUCTION
Section 1.1.Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Accepted JV Entity” means (i) an entity which is consolidated with the Borrower and which owns, directly or indirectly, an Accepted JV Owner provided that no less than seventy five percent (75%) of the combined, aggregate common and preferred equity interests taken as a whole in such Accepted JV Entity are owned by a JV Entity, or, in addition to any entity described in (i) above, (ii) CTRE CS TX Holdco, LLC.
“Accepted JV Owner” means a direct or indirect Wholly Owned Subsidiary of an Accepted JV Entity which directly or indirectly owns an Unencumbered Property.
“Acquisition” shall mean (i) any Investment by the REIT Guarantor or any of its Subsidiaries in any other Person organized in the United States, Canada or the United Kingdom (with all or substantially all of the assets of such Person and its Subsidiaries located in the United States, Canada or the United Kingdom), pursuant to which such Person shall become a Subsidiary of the REIT Guarantor or any of its Subsidiaries or shall be merged or otherwise consolidated or combined with the REIT Guarantor or any of its Subsidiaries or (ii) any acquisition by the REIT Guarantor or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the REIT Guarantor) that constitutes all or substantially all of the assets of such Person or a division or business unit of such Person or any acquisition of one or more Real Property Assets, whether through purchase, capital lease, exercise of an option to purchase, merger or other business combination or transaction (and all or substantially all of such assets, division or business unit are located in the United States, Canada or the United Kingdom). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.
“Additional Lender” shall have the meaning set forth in Section 2.23.
“Adjusted Consolidated Debt” shall mean, as of any date of determination, the sum of (i) all Consolidated Debt plus (ii) without duplication of Indebtedness referred to in clause (i), the Consolidated Parties’ pro rata share of Indebtedness attributable to interest in Unconsolidated Affiliates, in each case as of such date.

“Adjusted Consolidated EBITDA” shall mean, for the Consolidated Parties for any period.
(i)Adjusted Consolidated Net Income for such period, plus,
(ii)to the extent such amount was deducted (other than with respect to clause (e) below) in calculating such Adjusted Consolidated Net Income (without duplication): (a) Consolidated Interest Expense plus accretion or accrual of discounted liabilities not constituting Indebtedness, expenses resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and expensing of bridge, commitment or other financing fees and prepayment or redemption premiums; (b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes; (c) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); (d) the amount of integration and other unusual fees, costs and expenses deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with equity issuance, Acquisitions, Investments or Dispositions permitted pursuant to this Agreement, severance and other restructuring, impairment and other one-time charges (in each case, whether or not consummated), not to exceed for any four Fiscal Quarter period fifteen percent (15%) of Adjusted Consolidated EBITDA (calculated before giving effect to this clause (d)); (e) proceeds from any business interruption insurance; (f) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of any Consolidated Party; (g) other than any item covered by subsection (a) through (f) above, all other unusual or non-recurring charges or items of loss or expense, together with any related provision for taxes; (h) all other non-cash items (other than straight-line rent) reducing Adjusted Consolidated Net Income (other than items for which a cash expense has been actually paid), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP; (i) any losses resulting from mark to market accounting of Hedge Agreements or other derivative instruments permitted pursuant to this Agreement (including, by virtue of a termination thereof); (j) costs, fees, charges and other expenses related to the Loan Documents, Existing Credit Agreement and other Indebtedness not prohibited hereunder; and (k) all payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement, less
(iii)to the extent such amount was included in calculating such Adjusted Consolidated Net Income (without duplication): (a) all non-cash items (other than straight-line rent) increasing Adjusted Consolidated Net Income; (b) all payments received under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement; (c) any non-recurring items of income or gain; and (d) any gains resulting from mark to market accounting of Hedge Agreements or other derivative instruments permitted pursuant to this Agreement, all as determined on a consolidated basis for the Consolidated Parties in conformity with GAAP, less
(iv)Capital Reserves for such period.
For purposes of this definition, Adjusted Consolidated EBITDA shall be adjusted to remove any impact from (A) straight line rent adjustments required under GAAP, (B) amortization of intangibles pursuant to FASB ASC 805 and (C) the amortization of deferred market rent into income pursuant to FAS 141;

“Adjusted Consolidated Net Income” shall mean, for any period, the sum without duplication of (x) the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the REIT Guarantor or charges resulting from the redemption of preferred stock of the REIT Guarantor) of the Consolidated Parties for such period determined on a consolidated basis in conformity with GAAP; and (y) without duplication, the Consolidated Parties’ Ownership Share of the aggregate net income (or loss) attributable to interests in Unconsolidated Affiliates provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication: (i) the net income of any Person, other than the Consolidated Parties, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or other Investments to the Consolidated Parties by such Person during such period; (ii) solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the undistributed net income of any Subsidiary that is not a Property Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time of the last day of such period permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or other Investments to any Consolidated Party by such Person during such period, to the extent not already included therein; (iii) the cumulative effect of a change in accounting principles; (iv) all after-tax gains or losses attributable to asset sales and other Dispositions, together with any related provision for taxes; (v) all extraordinary charges, gains or losses or expenses; (vi) any gains or losses resulting from the early extinguishment of indebtedness; (vii) any gains or losses attributable to the write-ups or write-downs (as applicable) of assets or the sale of assets, in each case, together with any related provision for taxes; (viii) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interests in Unconsolidated Affiliates and (ix) income and expenses allocated to minority owners and other deductions for non-controlling or minority interests of the Borrower (but not any other Subsidiary of the REIT Guarantor).
“Adjusted Daily Simple CORRA” shall mean, with respect to a Daily Simple CORRA Loan, the sum of (a) Daily Simple CORRA and (b) the Daily Simple CORRA Adjustment; provided that if Adjusted Daily Simple CORRA as so determined would be less than the Floor, then Adjusted Daily Simple CORRA shall be deemed to be the Floor.
“Adjusted Term CORRA” shall mean, for any Available Tenor and Interest Period with respect to a RFR Loan denominated in Canadian Dollars, the sum of (a) Term CORRA for such Interest Period and (b) the Term CORRA Adjustment for the applicable Interest Period; provided that if Adjusted Term CORRA as so determined would be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Adjusted NOI” shall mean, with respect to any Real Property Asset not leased to a third party under a triple-net lease, the Property NOI of such Real Property Asset, less Capital Reserves.

“Administrative Agent” shall mean KeyBank National Association in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise; provided that, notwithstanding the foregoing, Ensign and its Subsidiaries shall be deemed not to be Affiliates of the REIT Guarantor and its Subsidiaries. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
“Affected Financial Institution” shall mean either (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Aggregate Alternative Currency Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Alternative Currency Revolving Commitments from time to time. On the Closing Date, the Aggregate Alternative Currency Revolving Commitment Amount is $300,000,000.00.
“Aggregate Alternative Currency Revolving Commitments” shall mean, collectively, all Alternative Currency Revolving Commitments of all Lenders at any time outstanding.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $1,700,000,000.00.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Alternate Rate” shall mean, for any day, for any Alternative Currency, a rate per annum quoted or established as the “prime rate” appearing on a nationally recognized screen (or if no such screen is available a similar rate quoted by a nationally recognized bank) as determined by the Administrative Agent in its reasonable discretion, in consultation with the Borrower and based on market conditions, reflecting the cost to the Alternative Currency Revolving Lenders or Lenders providing Incremental Term Loans, as applicable, of obtaining funds in such Alternative Currency for a period equal in length to the Interest Period of such Loan in respect of which the Alternate Rate is applicable, which Alternate Rate shall be subject to the approval of the Required

Alternative Currency Revolving Lenders or any other group of required Lenders hereunder. When used in reference to any Loan, “Alternate Rate” refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Rate.
“Alternate Rate Loan” means a Loan bearing interest at a rate based on an Alternate Rate.
“Alternative Currency” means, at any time, any of Euro, Sterling, Canadian Dollar and any other foreign currency approved (in their sole discretion) by each Alternative Currency Revolving Lender issuing an Alternative Currency Revolving Commitment (or, in the case of an Incremental Term Loan to be denominated in an Alternative Currency, by each Lender providing such Incremental Term Loan), so long as, in each such case, at such time (i) such Currency is dealt with in the international interbank market, (ii) such Currency is readily available to all Alternative Currency Revolving Lenders (or all such Lenders providing such Incremental Term Loan, as applicable) and freely transferable and convertible into Dollars in the international interbank market, and (iii) no central bank or other governmental authorization in the country of issue of such Currency is required to permit use of such Currency by any Alternative Currency Revolving Lender (or by any such Lender providing such Incremental Term Loan, as applicable) for making any Alternative Currency Revolving Loan (or any such Incremental Term Loan, as applicable) hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency LC Commitment” shall mean that portion of the Aggregate Alternative Currency Revolving Commitments that may be used by the Borrower for the issuance of Alternative Currency Letters of Credit in an aggregate face amount not to exceed, from time to time, ten percent (10%) of the aggregate Alternative Currency Revolving Commitments of the Alternative Currency Revolving Lenders then outstanding.
“Alternative Currency LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to an Alternative Currency Letter of Credit.
“Alternative Currency LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time, plus (ii) the aggregate amount of all Alternative Currency LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Alternative Currency Revolving Lender shall be its Pro Rata Share of the total Alternative Currency LC Exposure at such time.
“Alternative Currency Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by any Issuing Bank for the account of the Borrower pursuant to an Alternative Currency LC Commitment.

“Alternative Currency Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Alternative Currency Revolving Loans to the Borrower and to acquire participations in Alternative Currency Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23 or Section 2.27, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Alternative Currency Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the Incremental Commitment Joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. Unless the context shall otherwise require, the term “Alternative Currency Revolving Commitment” shall include any Extended Revolving Commitment.
“Alternative Currency Revolving Commitment Termination Date” shall mean the earliest of (i)(a) with respect to the Alternative Currency Revolving Commitments (including any Incremental Revolving Commitments) of the Alternative Currency Revolving Lenders (other than any portion constituting Extended Revolving Commitments), February 9, 2031, as such date may be extended pursuant to Section 2.5, and (b) with respect to any Extended Alternative Currency Revolving Commitments, the maturity date specified therefor in the applicable Extended Facility Agreement, (ii) the date on which the Alternative Currency Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Alternative Currency Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Alternative Currency Revolving Loans and Alternative Currency LC Exposure.
“Alternative Currency Revolving Lender” shall mean any Lender holding Alternative Currency Revolving Loans or Alternative Currency Revolving Commitments.
“Alternative Currency Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Alternative Currency Revolving Commitment, which may either be a Base Rate Loan or a RFR Loan as further provided herein.
“Anti-Corruption Laws” shall mean all Requirements of Law of any jurisdiction applicable to any Loan Party concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.
“Applicable Distribution Period” shall mean, for each Fiscal Quarter, the immediately prior four Fiscal Quarter period.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender

(or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to ratings from S&P or Moody’s on the REIT Guarantor’s senior long term unsecured debt in effect on such date as set forth in the pricing grid below (the “Pricing Grid”).
Pricing Grid

Pricing Level	Ratings: S&P or Moody’s (or, as expressly provided below, Fitch)	Applicable Margin for Revolving Loans that are RFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Term Loans that are RFR Loans	Applicable Margin for Term Loans that are Base Rate Loans
I	At least A- or A3	0.675% per annum	0.0% per annum	0.750% per annum	0.0% per annum
II	At least BBB+ or Baa1	0.725% per annum	0.0% per annum	0.800% per annum	0.0% per annum
III	At least BBB or Baa2	0.800% per annum	0.0% per annum	0.900% per annum	0.0% per annum
IV	At least BBB- or Baa3	1.000% per annum	0.0% per annum	1.150% per annum	0.150% per annum
V	Below BBB- and Baa3 or unrated	1.350% per annum	0.350% per annum	1.550% per annum	0.550% per annum

In the event that the REIT Guarantor obtains two Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from Fitch), then the Applicable Margin shall be determined by reference to the Pricing Grid as follows: (i) if the lower of the two Credit Ratings is one level below the higher of the Credit Ratings as set forth in the Pricing Grid, then the Applicable Margin shall be the higher of the two Credit Ratings, and (ii) if the lower of the two Credit Ratings is two or more levels below the higher of the Credit Ratings as set forth in the Pricing Grid, then the Applicable Margin shall be the level of the Pricing Grid that is one level below the highest Credit Rating received by the REIT Guarantor. If at any time when the REIT Guarantor has three (3) Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from

Fitch), and such Credit Ratings are not equivalent, then (A) if the difference between the highest and the lowest of such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the level of the Pricing Grid based on the highest of the Credit Ratings, and (B) if the difference between the highest and the lowest of such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Ratings-Based Applicable Margin shall be the level of the Pricing Grid based on the average of the two (2) highest Credit Ratings, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the level of the Pricing Grid based on the second highest Credit Rating. If the REIT Guarantor has neither a Credit Rating from Moody’s nor S&P, then the highest pricing will apply.
Notwithstanding the foregoing determination of the applicable level of the Pricing Grid, if: (i) the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower is equal to or less than 35.0%, as to which Fiscal Quarter the Borrower has delivered each of the financial statements required by Section 5.1(a) and Section 5.1(b) and the Compliance Certificate required by Section 5.1(d), and (ii) (A) (x) the Borrower has at least two (2) Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from Fitch), (y) the foregoing determination would result in the Applicable Margin being determined in accordance with Level IV of the Pricing Grid, and (z) none of such Credit Ratings are at or below the levels set forth in Level V of the Pricing Grid, the Applicable Margin shall be at Level III of the Pricing Grid, or (B) (x) the Borrower has at least two (2) Credit Ratings, (y) the foregoing determination would result in the Applicable Margin being determined in accordance with Level III of the Pricing Grid, and (z) none of such Credit Ratings are below the levels set forth in Level IV of the Pricing Grid, the Applicable Margin shall be determined in accordance with Level II of the Pricing Grid.
Any increase or decrease in the Applicable Margin set forth in the Pricing Grid resulting from a satisfaction (or failure to satisfy) of the condition set forth in clause (i) of the immediately preceding paragraph shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate for the applicable Fiscal Quarter is delivered in accordance with Section 5.1(d); provided, that if a Compliance Certificate is not delivered when required under such Section 5.1(d), then the Pricing Level corresponding to the Credit Rating then in effect shall apply as of the fifth (5th) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which the Compliance Certificate for such period is delivered.
“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b) and accepted by the Administrative Agent), in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean (i) with respect to the availability of Revolving Loans as provided herein, the period from the Closing Date to but excluding the Revolving Commitment Termination Date, and (ii) with respect to the availability of Alternative Currency Revolving Loans as provided herein, the period from the Closing Date to but excluding the Alternative Currency Revolving Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it initially provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is KeyBank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank

Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (ii) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) and any successor statute.
“Bankruptcy Event” shall mean, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (ii) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Requirement of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (v) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Requirement of Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (vi) such Person shall admit in writing an inability to pay its debts generally as they become due.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such day plus 0.50%, (ii) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, and (iii) Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Term SOFR, respectively.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” any Loan which bears interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, each RFR; provided that if a Benchmark Transition Event has occurred with respect to a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).
“Benchmark Replacement” shall mean, for any Available Tenor:
(1)    in the case of Loans denominated in Dollars, with respect to any Benchmark Transition Event for the then-current Benchmark, (a) in the case of a Benchmark Transition Event for Term SOFR, Daily Simple SOFR, and (b) otherwise, or if Daily Simple SOFR cannot be determined by the Administrative Agent, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any;
(2)    for purposes of clause (ii) of Section 2.16(b), the first alternative for Loans denominated in the applicable currency set forth below that can be determined by the Administrative Agent for the applicable Benchmark; provided, that, with respect to any Loan denominated in Canadian Dollars, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below, and, with respect to any Loan denominated in any other currency (excluding Dollars (which is addressed in clause (1) above)), “Benchmark Replacement” shall mean the alternative set forth in clause (4) below:
        (a)     in the case of Loans denominated in Euro,
            (x)     the sum of (i) Term ESTR and (ii) the related Benchmark Replacement Adjustment; or

            (y)    the sum of (i) Daily Simple ESTR and (ii) the related Benchmark Replacement Adjustment;
(3)    in the case of any Loan denominated in Canadian Dollars, with respect to any Benchmark Transition Event for the then-current Benchmark, (a) in the case of a Benchmark Transition Event for Term CORRA, Daily Simple CORRA plus the Daily Simple CORRA Adjustment, and (b) otherwise, or if Daily Simple CORRA cannot be determined by the Administrative Agent, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; and
(4)    for purposes of Loans denominated in Sterling and for any other currency, the sum of: (a) the alternate benchmark rate selected by the Administrative Agent in consultation with the Borrower as the replacement for the relevant then-current Benchmark for the applicable Corresponding Tenor in accordance with (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the relevant then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement as determined pursuant to clauses (1), (2), (3), or (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for all purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)     for purposes of clause (1) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

(2)     for purposes of sub-clause (a) of clause (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)     the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body (or, in the absence of any such selection or recommendation, the Loan Market Association) for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)     the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(3)     for purposes of clause (3) or (4) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor in accordance with (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency;
provided that, in the case of clause (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative; or
(d)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark is no longer representative of the underlying market or economic reality that such Benchmark is intended to measure and that representativeness will not be restored (as determined by such supervisor).

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(b).
“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation or such other form as any Lender may reasonably request in order to comply with its internal policies regarding applicable laws.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Rate Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close; provided that:

(a)    if such day relates to any interest rate settings as to a SOFR Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such SOFR Loan, means a Business Day that is also a SOFR Business Day;
(b)    if such day relates to any interest rate settings as to a Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a day (other than a Saturday or Sunday) that is also a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Loan denominated in Sterling, means a day (other than a Saturday or Sunday) on which banks are open for general business in London; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro or Sterling in respect of a Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro or Sterling to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollar” or “CAD” means the lawful currency of Canada.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that with respect to leases that are accounted for by any Person as operating leases as of December 14, 2018 or are entered into after December 14, 2018 and would have been accounted for as operating leases if such lease had been in effect on December 14, 2018 such leases may, in the sole discretion of the Borrower, be accounted for as operating leases and not as Capital Lease Obligations.
“Capital Reserve” shall mean an amount per annum calculated as the sum of (i) $350 per unit with respect to assisted living properties and independent living properties not subject to a triple-net lease, and (ii) $.50 per square foot with respect to medical office buildings and life science properties not subject to a triple-net lease. For the avoidance of doubt, Capital Reserves shall only apply to properties not subject to a triple-net lease.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and

Exchange Commission under the Exchange Act); provided, however, that Capital Stock shall not include any Indebtedness convertible into Capital Stock.
“Capitalization Rate” shall mean (i) 9.75% for all government reimbursed assets that are skilled nursing facilities (including any “campus” facilities) and are not Ensign Assets; (ii) 8.50% for all government reimbursed assets that are skilled nursing facilities (including any “campus” facilities) and are Ensign Assets; (iii) 8.00% for all non-government reimbursed assets that are assisted living facilities; (iv) 7.50% for all non-government reimbursed assets that are independent living facilities or medical office buildings; and (v) 7.75% for life science properties.
“Cash Collateralize” shall mean, in respect of any obligations, to pledge and deposit with, or deliver to, the Administrative Agent cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).
“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the REIT Guarantor and its Subsidiaries to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of thirty-five (35%) or more of the outstanding shares of the voting equity interests of the REIT Guarantor; (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT Guarantor cease to be composed of individuals who are Continuing Directors; (iv) GP LLC ceases to be the sole general partner of, and the direct legal and beneficial owner of all of the general partnership interests in, the Borrower; (v) the REIT Guarantor ceases to be the direct legal and beneficial owner of all of the equity interests in GP LLC; or (vi) the REIT Guarantor ceases to beneficially own, directly or indirectly, at least 50.1% of the outstanding limited partnership interests in the Borrower; or (vii) the Borrower ceases to beneficially own, directly or indirectly, all of the Capital Stock of each direct and indirect Property Party (other than itself and an Accepted JV Entity and Accepted JV Owner) that owns or ground leases an Unencumbered Property or the JV Entity which owns the Borrower’s respective preferred and common, as applicable, stock interest in an Accepted JV Entity. It is understood and agreed that a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement so long as Payment in Full of the Obligations is a condition to the effectiveness of the acquisition contemplated by such stock purchase agreement, merger agreement or similar agreement.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or

the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or such Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, an Alternative Currency Revolving Loan, the First Amendment Term Loan, the Closing Date USD Term Loan, a Swingline Loan, an Incremental Term Loan, or an Extended Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Alternative Currency Revolving Commitment, a First Amendment Term Loan Commitment, a Closing Date USD Term Loan Commitment, a Swingline Commitment, or an Incremental Term Loan Commitment.
“Closing Date” shall have the meaning set forth in the introductory paragraph hereof.
“Closing Date Term Loan” shall mean the Closing Date USD Term Loan.
“Closing Date Term Loan Maturity Date” shall mean February 9, 2032.
“Closing Date USD Term Loan” shall have the meaning set forth in Section 2.2(d).
“Closing Date USD Term Loan Commitment” shall mean, with respect to each Closing Date USD Term Loan Lender, the commitment of such Closing Date USD Term Loan Lender to make its portion of the Term Loan described in Section 2.2(d) to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Closing Date USD Term Loan Lender on Schedule I.
“Closing Date USD Term Loan Lender” shall mean any Lender holding a Closing Date USD Term Loan Commitment or any portion of the Closing Date USD Term Loan.
“CME” means CME Group Benchmark Administration Ltd.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commitment” shall mean a Revolving Commitment, an Alternative Currency Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).
“Conforming Changes” means, with respect to either the use or administration of any Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Eurocurrency Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Debt” shall mean, as of any date of determination, all Indebtedness (other than any such Indebtedness that has been Discharged) of the Consolidated Parties determined on a consolidated basis, but excluding Hedging Obligations.
“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Fixed Charges, in each case for such period.
“Consolidated Fixed Charges” shall mean, for any Person (or consolidated group of Persons) for any period, (i) Consolidated Interest Expense payable in cash for such Person (or consolidated group of Persons) for such period (excluding upfront fees, premiums, arrangement fees, underwriting fees and similar fees), plus (ii) scheduled principal payments of Consolidated Debt for such Person (or consolidated group of Persons) made in cash or, as of the first day of such period, required to be made in cash during such period (including, for purposes hereof, payments required to be made in connection with scheduled reductions in commitments, but excluding (a) any payment of principal under the Loan Documents, (b) any “balloon”, bullet or similar principal payment that repays such Indebtedness in full, (c) principal paid by any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof) and (d) any payment of principal made with the proceeds of Indebtedness permitted pursuant to this Agreement, as determined on a consolidated basis in conformity with GAAP), (provided that any such regularly scheduled principal payments described in this clause (ii) that are not payable monthly (other than any “balloon”, bullet or similar principal payment that repays such Indebtedness in full and any principal payments due on the final maturity thereof) shall, for purposes of this definition, be treated as if such payment were payable in equal monthly installments commencing on such payment date to and including the month immediately prior to the date of the next such scheduled payment or, if there is no such next scheduled payment, the maturity date therefor), plus (iii) cash dividends and distributions paid on preferred stock, if any, of such Person (or consolidated group of Persons) during such period (excluding (a) any dividends and distributions paid to the REIT Guarantor or any of its Subsidiaries and (b) any redemption of preferred stock financed with proceeds of Indebtedness permitted to be incurred pursuant to this Agreement or Capital Stock permitted pursuant to this Agreement), plus (iv) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interests in Unconsolidated Affiliates, in each case, on a consolidated basis determined in accordance with GAAP.
“Consolidated Interest Expense” shall mean, for any Person for any period, the aggregate amount of interest expense in respect of Consolidated Debt during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication): (i) the interest portion of any deferred payment obligations; (ii) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing; (iii) the net cash costs associated with Hedging Transactions and Indebtedness of such Person; and (iv) all but the principal component of rentals in respect of Capital Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Consolidated Parties; excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Subsidiary if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof), as determined on a consolidated basis in conformity with GAAP and (B)(I) accretion of accrual of discounted liabilities not constituting Indebtedness, (II) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Commitments), (V) prepayment and redemption premiums and (VI) non-cash costs associated with Hedging Transactions.
“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (i) Adjusted Consolidated Debt to (ii) Consolidated Total Asset Value, in each case as of such date.
“Consolidated Parties” shall mean the REIT Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.
“Consolidated Subsidiary” shall mean, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the REIT Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” shall mean, for the Consolidated Parties as of any date of determination, (i) stockholders’ equity determined on a consolidated basis plus (ii) accumulated depreciation and amortization expense minus (iii) (to the extent reflected in determining shareholder equity) (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as “goodwill” under GAAP, all determined on a consolidated basis.
“Consolidated Total Asset Value” shall mean, as of any date of determination, the sum of all the following of the Consolidated Parties, without duplication: (i) for any Real Property Assets located outside of the United Kingdom, (a) with respect to Real Property Assets subject to a triple-net lease, (1) the Net Revenue for such Real Property Asset, in each case for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or Section 5.1(b), divided by (2) the applicable Capitalization Rate, plus (b) with respect to Real Property Assets not subject to a triple-net lease, (1) the Adjusted NOI for such Real Property Asset, in each case for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), divided by (2) the applicable Capitalization Rate, plus (ii) for any Real Property Assets located in the United Kingdom, the undepreciated GAAP book value of each such Real Property Asset as of the last day of the prior Fiscal Quarter of the Consolidated Parties, plus (iii) the GAAP book value of the Consolidated Parties’ unrestricted cash and cash equivalents as of the last day of the prior Fiscal Quarter of the Consolidated Parties, which shall include the amount of net proceeds from at-the-market forward commitments executed but not yet closed as of the last day of such Fiscal Quarter as if such proceeds were actually received as of such date, plus (iv) the book value of land holdings as of the last day of such prior Fiscal Quarter, plus (v) the book value of the actual funded portion of Construction in Progress as of the last day of such prior Fiscal Quarter, plus (vi) the book value of Unencumbered Mortgage Receivables and preferred equity investments as of the last day of such prior Fiscal Quarter, plus (vii) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interest in Unconsolidated Affiliates, as of the last day of such Fiscal Quarter. In any determination of Consolidated Total Asset Value hereunder, the Borrower may include Acquisitions of Real Property Assets at cost for the first four Fiscal Quarters of such calculation. In determining Consolidated Total Asset Value, the following sublimits shall apply (with any amounts in excess of such sublimits being excluded when calculating the Consolidated Total Asset Value) with respect to Investments in Real Property Assets or Investments in Real Property Assets or in any Person that directly or indirectly owns or leases (or will own or lease substantially contemporaneously with such Investment) Real Property Assets that are Healthcare Facilities): (i) any such Investments in Real Property Assets consisting of unimproved land shall not exceed five percent (5%) of Consolidated Total Asset Value; (ii) any such Investments consisting of preferred equity, mortgage loans (other than leases structured as mortgages due to reimbursement requirements), mezzanine loans and notes receivable (in each case, other than Investments consisting of intercompany Indebtedness among the Loan Parties or the Loan Parties and their Subsidiaries or among Subsidiaries of the Loan Parties) shall not exceed twenty-five percent (25.0%) of Consolidated Total Asset Value; (iii) any such Investments in Unconsolidated Affiliates shall not exceed twenty percent (20%) of Total Asset Value; and (iv) any such Investments consisting of Construction in Progress shall not exceed fifteen percent (15%) of Consolidated Total Asset Value. In addition to the forgoing limitations, the aggregate value of the assets described in clauses (i) through (iv) of the immediately preceding sentence and included in Consolidated Total Asset Value shall not, at any time, exceed thirty-five percent (35%) of Consolidated Total Asset Value.
“Consolidated Unsecured Leverage Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (i) Total Unsecured Indebtedness of the Consolidated Parties to (ii) Unencumbered Properties Consolidated Total Asset Value, in each case as of such date.
“Construction in Progress” shall mean any Real Property Asset which does not have buildings or other improvements located thereon, but which is under development for the construction of buildings, improvements or expansion which will qualify as or will constitute a Healthcare Facility upon completion (or, to the extent any buildings or improvements are located thereon, such buildings or other improvements are under construction and the pending improvements are non-operational, and no certificate(s) of occupancy have been issued with respect thereto), and/or the budgeted costs associated with the acquisition, construction and/or expansion of such Real Property Asset, including, but not limited to, the cost of acquiring such Real Property Asset as reasonably determined by Borrower in good faith, as the context may require.
“Continuing Director” shall mean, with respect to any period, any individuals (i) who were members of the board of directors or other equivalent governing body of the REIT Guarantor on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Convertible Indebtedness” shall mean (A) Indebtedness of the REIT Guarantor or the Borrower permitted to be incurred under the terms of this Agreement that is (i) convertible into common stock of the REIT Guarantor (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the REIT Guarantor and/or cash (in an amount determined by reference to the price of such common stock) and (B) unsecured guarantees of the same.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Borrowing” means a Term CORRA Borrowing and/or a Daily Simple CORRA Borrowing, as the context may require.
“CORRA Determination Date” is defined in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” is defined in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Rating” means a credit rating of the REIT Guarantor’s senior long term unsecured debt from S&P or Moody’s.
“Currency” means Dollars or any Alternative Currency.
“Currency of Payment” has the meaning given to such term in Section 2.21.
“Daily RFR” means (a) for any day with respect to any Revolving Loan, the First Amendment Term Loan, and the Closing Date USD Term Loan (other than, in each case, a Daily RFR Loan or Base Rate Loan), Daily Simple SOFR, and (b) for any day with respect to any Alternative Currency Revolving Loan (other than a Term Rate Loan or a Base Rate Loan), (i) denominated in Canadian Dollars, the Adjusted Daily Simple CORRA, (ii) denominated in Sterling, Daily Simple SONIA, (iii) denominated in Dollars (to the extent permitted hereby), Daily Simple SOFR, or (iv) denominated in a Currency other than Canadian Dollars, Sterling or Dollars (to the extent such Loans denominated in such currency will bear interest at a daily rate), the applicable Benchmark Replacement for such currency in accordance with Section 2.16(b).
“Daily RFR Loan” means a Loan bearing interest at a rate based on a Daily RFR.
“Daily RFR Borrowing” means a Borrowing comprised of Daily RFR Loans.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days (or such fewer number of RFR Business Days as the Administrative Agent may reasonably select) prior to (i) if such CORRA Rate Day is a RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) RFR Business Days prior to such CORRA Determination Day.
“Daily Simple CORRA Adjustment” means a rate per annum equal to 0.29547%.
“Daily Simple CORRA Borrowing” means a Borrowing comprised of Daily Simple CORRA Loans.
“Daily Simple CORRA Loan” means each Loan bearing interest at a rate based upon Daily Simple CORRA.
“Daily Simple ESTR” means, for any day (an “ESTR Rate Day”), a rate per annum (rounded to four decimal places) equal to the greater of (A) ESTR for the day (such day, the “ESTR Determination Day”) that is five (5) RFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such ESTR Rate Day is an RFR Business Day, such ESTR Rate Day or (ii) if such ESTR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such ESTR Rate Day, in each case, as and when ESTR for such ESTR Rate Day is published by the ESTR Administrator on the ESTR Administrator’s Website and (B) the Floor. If by 5:00 pm (Brussels time) on any ESTR Determination Day, ESTR in respect of such ESTR Determination Day has not been published on the ESTR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple ESTR has not occurred, then ESTR for such ESTR Determination Day will be:
(a)ESTR as published in respect of the most recent RFR Business Day for which such ESTR was published on the ESTR Administrator’s Website, so long as such most recent RFR Business Day is not more than five (5) RFR Business Days prior to such ESTR Determination Day (“Historic ESTR”);
(b)if Historic ESTR for that ESTR Determination Day is not available, the percentage rate per annum (“Bank ESTR”) which is the aggregate of (x) the Central Bank Rate for that ESTR Determination Day and (y) the applicable Central Bank Rate Adjustment; or
(c)if Historic ESTR and Bank ESTR for that ESTR Determination Day are not available, the percentage rate per annum which is the aggregate of (x) the most recent Central Bank Rate for a day which is no more than 5 RFR Business Days before that ESTR Determination Day and (y) the applicable Central Bank Rate Adjustment, where, for the purposes of this definition:
“Central Bank Rate” means the fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.

“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at the close of business on any RFR Business Day, the 20 per cent trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Business Days for which ESTR and the Central Bank Rate are available.
“Central Bank Rate Spread” means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) (calculated by the Administrative Agent) between (x) ESTR for that RFR Business Day and (y) the Central Bank Rate prevailing at the close of business on that RFR Business Day.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to the greater of (A) SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website and (B) the Floor. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SOFR Borrowing” means a Borrowing comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.
“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), a rate per annum (rounded to four decimal places) equal to the greater of (A) SONIA, for the day (such day, the “SONIA Determination Day”) that is five (5) RFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SONIA Rate Day is an RFR Business Day, such SONIA Rate Day or (ii) if such SONIA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Rate Day, in each case, as and when SONIA for such SONIA Rate Day is published by the SONIA Administrator on the SONIA Administrator’s Website and (B) the Floor. If by 5:00 pm (London time) on the next RFR Business Day immediately following any SONIA Determination Day, SONIA in respect of such SONIA Determination Day has not been published on the SONIA

Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such SONIA Determination Day will be:
(a)SONIA as published in respect of the most recent RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website, so long as such most recent RFR Business Day is not more than five (5) RFR Business Days prior to such SONIA Determination Day (“Historic SONIA”);
(b)if Historic SONIA for that SONIA Determination Day is not available, the percentage rate per annum (“Bank SONIA”) which is the aggregate of (x) the Central Bank Rate for that SONIA Determination Day and (y) the applicable Central Bank Rate Adjustment; or
(c)if Historic SONIA and Bank SONIA for that SONIA Determination Day are not available, the percentage rate per annum which is the aggregate of (x) the most recent Central Bank Rate for a day which is no more than 5 RFR Business Days before that SONIA Determination Day and (y) the applicable Central Bank Rate Adjustment, where, for the purposes of this definition:
“Central Bank Rate” means the Bank of England's Bank Rate as published by the Bank of England from time to time.
“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at close of business on any RFR Business Day, the 20 per cent trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Business Days for which SONIA and the Central Bank Rate are available.
“Central Bank Rate Spread” means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) (calculated by the Administrative Agent) between (x) SONIA for that RFR Business Day and (y) the Central Bank Rate prevailing at the close of business on that RFR Business Day.
“Daily Simple SONIA Borrowing” means a Borrowing comprised of Daily Simple SONIA Loans.
“Daily Simple SONIA Loan” means each Loan bearing interest at a rate based upon Daily Simple SONIA.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity, or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to an irrevocable deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or is irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within ninety-one (91) days after such prepayment or deposit and are in fact satisfied on or before such ninety first (91st) day.
“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that Disposition or Dispose shall not include (a) any entry into and any unwind, settlement or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction and any payments in relation thereto, or (b) the payment of interest or premium in connection with and the repayment, redemption, repurchase, or exchange (including any issuance of Capital Stock of the REIT Guarantor in settlement of any exchange right) of any Indebtedness of the REIT Guarantor or any of its Subsidiaries that is permitted to be incurred hereunder, including the payment of cash, delivery of Capital Stock of the REIT Guarantor, or any combination thereof, in settlement of any conversion, exchange, redemption, or repurchase of or with respect to such Indebtedness.
“Disqualified Capital Stock” shall mean any class or series of Capital Stock of any Person that by its terms or otherwise is:
(1) required to be redeemed on or prior to the date that is 180 days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred;
(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 180 days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred (other than in exchange for Capital Stock that is not Disqualified Stock); or
(3) convertible into or exchangeable for Capital Stock of the type referred to in clause (1) or (2) above or Indebtedness having a scheduled final maturity on or prior to the date that is 180 days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred;
provided, however, that only the portion of Capital Stock which is so redeemable or required to be redeemed prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 180 days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock specifically provide that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to the

Payment in Full of the Obligations. Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of the REIT Guarantor or its Subsidiaries or by any such plan to such employees solely because it may be required to be redeemed or repurchased by the REIT Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the REIT Guarantor or its Subsidiaries (or any direct or indirect parent thereof) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, shareholders’ agreement or similar agreement.
“Disqualified Institution” shall mean those Persons who are competitors of the REIT Guarantor or any of its Subsidiaries and any affiliate of such competitors that are, in each case, identified in writing to the Administrative Agent by the Borrower from time to time (the writings described herein, collectively, the “Disqualified Institutions List”); provided that any update or supplement to the Disqualified Institutions List shall not apply retroactively to disqualify any parties that have previously acquired an assignment or a participation in any Commitment or Loan.
“Disqualified Institutions List” shall have the meaning assigned to such term in the definition of Disqualified Institution.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined on the relevant Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Earlier LC Maturity Date” shall have the meaning set forth in Section 2.22(a).
“Earlier Swingline Maturity Date” shall have the meaning set forth in Section 2.4(f).

“Eligible Ground Lease” shall mean, at any time, a ground lease (i) under which a Property Party or other Subsidiary is the lessee or holds equivalent rights and is the fee owner of, or has a valid lease in, all existing improvements located thereon; (ii) that has a remaining term (inclusive of any unexercised matter of right extension options) of not less than thirty (30) years (including the initial term and any additional extension options that are solely at the option of the Property Party or such Subsidiary) from the earlier of date the property is (a) included as an Unencumbered Property or (b) included in the calculation of Consolidated Total Asset Value; (iii) under which any required rental payment due under such lease from the applicable Property Party or Subsidiary to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to the applicable Property Party or Subsidiary under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (iv) where no party to such lease is subject to a then continuing Bankruptcy Event (unless such lease has been assumed by such party); (v) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a mortgage lender to the ground lessee thereunder; and (vi) where, if it is intended that such Real Property Asset will be included as an Unencumbered Property, the applicable Property Party’s or Subsidiary’s interest in the underlying Real Property Asset or the ground lease is not subject to any Lien other than (a) the Eligible Ground Lease itself, (b) any fee mortgage (if such fee mortgagee has agreed not to disturb the rights and interests of the applicable Property Party or Subsidiary pursuant to a non-disturbance agreement reasonably satisfactory to the Administrative Agent), (c) any Permitted Encumbrances, and (d) other encumbrances reasonably acceptable to the Administrative Agent, in its sole discretion.
“Eligible Tenant” shall mean a Tenant with respect to an Unencumbered Property Lease which (i) is not in arrears on any required rental payments, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (a) the applicable grace period with respect thereto, if any, and (b) sixty (60) days; and (ii) is not subject to a then-continuing Bankruptcy Event (unless (x) such Tenant continues to make all required rental payments, payments of real property taxes and payments of premiums on insurance policies with respect to its lease or (y) another Tenant has assumed the applicable Unencumbered Property Lease).
“Ensign” shall mean The Ensign Group, Inc., a Delaware corporation.
“Ensign Assets” shall mean all of the Real Estate listed on Part B of Schedule 4.11.
“Ensign Master Lease” shall mean any master lease entered into by the Borrower or any of its Subsidiaries with one or more of Wholly Owned Subsidiaries of Ensign that operate Healthcare Facilities located on Real Property Assets that are Ensign Assets, pursuant to which such Wholly Owned Subsidiaries of Ensign lease from the Borrower or any of its Subsidiaries, as the case may be, the Real Property Assets underlying such Healthcare Facilities..
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the pollution or protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the REIT Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the REIT Guarantor or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Erroneous Payment” is defined in Section 10.23(a) hereof.
“Erroneous Payment Deficiency Assignment” is defined in Section 10.23(d) hereof.
“Erroneous Payment Impacted Class” is defined in Section 10.23(d) hereof.
“Erroneous Payment Return Deficiency” is defined in Section 10.23(d) hereof.
“Erroneous Payment Subrogation Rights” is defined in Section 10.23(e) hereof.
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means:
(a)in the case of an administrator of Daily Simple ESTR, the European Central Bank (or any successor administrator of that rate); and
(b)in the case of an administrator of Term ESTR, the European Money Markets Institute (or any successor administrator of that rate).
“ESTR Administrator’s Website” means:
(a)in the case of an administrator of Daily Simple ESTR, the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor administrator of Daily Simple ESTR (whether identified as such by the ESTR Administrator or otherwise) from time to time; and
(b)in the case of an administrator of Term ESTR, the European Money Markets Institute’s website, currently at https://www.emmi-benchmarks.eu/, or any successor administrator of Term ESTR (whether identified as such by the ESTR Administrator or otherwise) from time to time
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Borrowing” means a Borrowing comprised of EURIBOR Loans.
“EURIBOR Loan” means each Loan bearing interest at a rate based upon the EURIBOR Rate.
“EURIBOR Rate” means, for any Interest Period with respect to Loans denominated in Euro, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for deposits in Euro and having a maturity approximately equal to the requested Interest Period displayed on page EURIBOR01 of the Reuters screen (or any successor service or, if such Person no longer reports such rate (as determined by the Administrative Agent (acting reasonably and in accordance with then prevailing market conventions)), by another commercially available source providing such quotations approved by the Administrative Agent (acting reasonably and in accordance with then prevailing market conventions)) at approximately 11:00 a.m. (Brussels time) on the day (the “Quotation Day”) that is two (2) Eurocurrency Business Days prior to the first day of such Interest Period. If such rate is not available for an Interest Period with respect to a Loan denominated in Euro, then the applicable EURIBOR Rate shall be:
(a)the Interpolated EURIBOR for a period equal in length to the Interest Period of that Loan; or
(b)if it is not possible to calculate the Interpolated EURIBOR, then the applicable EURIBOR Rate shall be the percentage rate per annum (“Bank EURIBOR”) which is the aggregate of (x) the Central Bank Rate for the Quotation Day and (y) the applicable Central Bank Rate Adjustment; or
(c)if Interpolated EURIBOR and Bank EURIBOR for the Quotation Day are not available, the percentage rate per annum which is the aggregate of (x) the most recent Central Bank Rate for a day which is no more than 5 RFR Business Days before that Quotation Day and (y) the applicable Central Bank Rate Adjustment, where, for the purposes of this definition:
“Central Bank Rate” means the fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.
“Central Bank Rate Adjustment” means, in relation to a EURIBOR Loan (the “Applicable EURIBOR Loan”) and the Central Bank Rate for a day, the 20 per cent. trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding TARGET Days (each a "Bank EURIBOR Determination Day") for which the Relevant Bank EURIBOR Rate is available and for which the Central Bank Rate is available.

“Central Bank Rate Spread” means, in relation to a Bank EURIBOR Determination Day, the difference (expressed as a percentage rate per annum) calculated by the Administrative Agent between (x) the Relevant Bank EURIBOR Rate for that Bank EURIBOR Determination Day and (y) the Central Bank Rate for that Bank EURIBOR Determination Day.
“Interpolated EURIBOR” means, in relation to any EURIBOR Loan, the rate (rounded to the same number of decimal places as the EURIBOR Rate) which results from interpolating on a linear basis between (x) the applicable EURIBOR Rate for the longest period (for which EURIBOR Rate is available) which is less than the Interest Period of that EURIBOR Loan and (y) the applicable EURIBOR Rate for the shortest period (for which the EURIBOR Rate is available) which exceeds the Interest Period of that EURIBOR Loan, in each case, as of 11:00 a.m. (Brussels time) on the Quotation Day.
“Relevant Bank EURIBOR Rate” for a Bank EURIBOR Determination Day means (x) the EURIBOR Rate as of 11:00 a.m. (Brussels time) on that Bank EURIBOR Determination Day for a period equal in length to the Interest Period of the Applicable EURIBOR Loan or (y) if, as at the date of this Agreement, no EURIBOR Rate for a period equal in length to that Interest Period was customarily published, the EURIBOR Rate (as of 11:00 a.m. (Brussels time) on that Bank EURIBOR Determination Day) for the shortest period (for which the EURIBOR Rate is available and for which the EURIBOR Rate was customarily published as at the date of this Agreement) which exceeds that Interest Period.
Notwithstanding the foregoing, if at any time the EURIBOR Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
“Euro”, “EUR” or “€” means the single currency of the Participating Member States.
“Eurocurrency Business Day” means (a) relative to the making, continuing, conversion into, prepaying or repaying of any Loan denominated in Euro, the term “Eurocurrency Business Day” shall exclude any day which is not a TARGET Day (as determined by the Administrative Agent); and (b) when used in connection with the borrowing, payment or prepayment of any Loan denominated in an Alternative Currency (other than as set forth in clause (a) above), the term “Business Day” shall exclude any day in which commercial banks or foreign exchange markets are not open for business in the city where disbursements or payments of any such Loans are to be made.
“Eurocurrency Loan” means a Loan bearing interest at a rate based on a Eurocurrency Rate.
“Eurocurrency Rate” means, for any Interest Period, for any Loan denominated (i) in Euro, the EURIBOR Rate, (ii) in Canadian Dollars, Term CORRA, and (iii) in any other Alternative Currency (to the extent such Loan denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by Administrative Agent and the applicable Alternative Currency Revolving Lenders. Notwithstanding the foregoing, if at any time a Eurocurrency Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Eurocurrency Revolving Loan” means an Alternative Currency Revolving Loan which is a Eurocurrency Loan. Unless the Alternate Rate is applicable pursuant to the terms of Section 2.7, Section 2.18(g), or Section 2.16, all Alternative Currency Revolving Credit Loans that are not Daily RFR Loans shall be Base Rate Loans, Term SOFR Loans or Eurocurrency Revolving Loans at all times.
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Subsidiary” shall mean any Subsidiary of the Borrower which is prohibited by any debt instrument or any other written agreement with a third-party financial institution executed by such Subsidiary from executing a guaranty of the Obligations of the Borrower under the Loan Documents
“Excluded Swap Obligation” shall mean, with respect to the REIT Guarantor or any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of the REIT Guarantor or such Subsidiary Loan Party of, or the grant by the REIT Guarantor or such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the REIT Guarantor’s or such Subsidiary Loan Party’s failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of the REIT Guarantor or such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise Taxes imposed on (or measured by) the Recipient’s net income by the United States, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Recipient is located, (iii) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes that are Other Connection Taxes, and (iv) any Taxes that (a) are withholding Taxes imposed on amounts payable to such Recipient pursuant to a law in effect at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (x) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (y) to such Recipient immediately before it designated a new lending office, (b) are attributable to such Recipient’s failure to comply with Section 2.20(c) or (c) are U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Credit and Guaranty Agreement dated August 5, 2015, by and among the Borrower, the REIT Guarantor, the other Guarantors party thereto, the Lenders party thereto, and Administrative Agent, as amended and restated by that certain Amended and Restated Credit and Guaranty Agreement dated February 8, 2019, as amended by that certain First Amendment to Amended and Restated Credit and Guaranty Agreement dated July 23, 2019, as amended and restated by that certain Second Amended and Restated Credit and Guaranty Agreement dated December 16, 2022, as amended by that certain First Amendment to Second Amended and Restated Credit and Guaranty Agreement dated October 10, 2023, as further amended and restated by that certain Third Amended and Restated Credit and Guaranty Agreement dated December 18, 2024, as amended by that certain First Amendment to Third Amended and Restated Credit and Guaranty Agreement dated May 30, 2025, that certain Second Amendment to Third Amended and Restated Credit and Guaranty Agreement dated January 14, 2026, and that certain Third Amendment to Third Amended and Restated Credit and Guaranty Agreement dated August 18, 2026.
“Extended Alternative Currency Revolving Commitments” shall have the meaning set forth in Section 2.27.
“Extended Alternative Currency Revolving Credit Facility” shall mean an Extended Facility designated as an “Extended Alternative Currency Revolving Credit Facility” by the Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.
“Extended Alternative Currency Revolving Credit Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Alternative Currency Revolving Credit Facility.
“Extended Facility” shall mean any additional tranche established pursuant to Section 2.27 reflecting an extension of the maturity date and, if applicable, amortization schedule of any existing tranche.
“Extended Facility Agreement” shall mean an Extended Revolving Credit Facility Agreement, an Extended Alternative Currency Revolving Credit Facility Agreement, or an Extended Term Facility Agreement, as the context may require.
“Extended Facility Closing Date” shall mean, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 10.2.
“Extended Facility Lender” shall mean, at any time, with regard to an Extended Facility, any Lender that holds Loans or Commitments under such Extended Facility at such time.
“Extended Revolving Commitments” shall have the meaning set forth in Section 2.27.
“Extended Revolving Credit Facility” shall mean an Extended Facility designated as an “Extended Revolving Credit Facility” by the Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Revolving Credit Facility.
“Extended Term Facility” shall mean an Extended Facility designated as an “Extended Term Facility” by the Borrower and established pursuant to an Extended Term Facility Agreement.
“Extended Term Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Term Facility.
“Extended Term Loans” shall have the meaning set forth in Section 2.27.
“Extending Alternative Currency Revolving Lender” shall have the meaning set forth in Section 2.27.
“Extending Revolving Lender” shall have the meaning set forth in Section 2.27.
“Extending Term Loan Lender” shall have the meaning set forth in Section 2.27.
“Extension” shall have the meaning set forth in Section 2.27.
“Extension Offer” shall have the meaning set forth in Section 2.27.
“Extension Option” shall have the meaning set forth in Section 2.5.
“Facility Fee” shall mean the fee payable pursuant to Section 2.14(c).
“Facility Fee Percentage” shall mean a percentage equal to the following, based on the applicable Credit Rating as set forth in the grid (the “Facility Fee Pricing Grid”) below:

Pricing Level	Credit Ratings: S&P or Moody’s (or, as expressly provided below, Fitch)	Facility Fee Percentage
I	At least A- or A3	0.125% per annum
II	At least BBB+ or Baa1	0.15% per annum
III	At least BBB or Baa2	0.20% per annum
IV	At least BBB- or Baa3	0.25% per annum
V	Below BBB- and Baa3	0.30% per annum

In the event that the REIT Guarantor obtains two Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from Fitch), then the Facility Fee Percentage shall be determined by reference to the Facility Fee Pricing Grid as follows: (i) if the lower of the two Credit Ratings is one level below the higher of the Credit Ratings as set forth in the Facility Fee Pricing Grid, then the Facility Fee Percentage shall be the higher of the two Credit Ratings, and (ii) if the lower of the two Credit Ratings is two or more levels below the higher of the Credit Ratings as set forth in the Facility Fee Pricing Grid, then the Facility Fee Percentage shall be the level of the Facility Fee Pricing Grid that is one level below the highest Credit Rating received by the REIT Guarantor. If at any time when the REIT Guarantor has three (3) Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from Fitch), and such Credit Ratings are not equivalent, then (A) if the difference between the highest and the lowest of such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Facility Fee Percentage shall be the level of the Facility Fee Pricing Grid based on the highest of the Credit Ratings, and (B) if the difference between the highest and the lowest of such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Ratings-Based Facility Fee Percentage shall be the level of the Facility Fee Pricing Grid based on the average of the two (2) highest Credit Ratings, provided that if such average is not a recognized rating category, then the Facility Fee Percentage shall be the level of the Facility Fee Pricing Grid based on the second highest Credit Rating. If the REIT Guarantor has neither a Credit Rating from Moody’s nor S&P, then the highest pricing will apply.
Notwithstanding the foregoing determination of the applicable level of the Facility Fee Pricing Grid, if: (i) the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower is equal to or less than 35.0%, as to which Fiscal Quarter the Borrower has delivered each of the financial statements required by Section 5.1(a) and Section 5.1(b) and the Compliance Certificate required by Section 5.1(d), and (ii) (A) (x) the Borrower has at least two (2) Credit Ratings (which, for the purposes of this sentence only, shall include a credit rating from Fitch), (y) the foregoing determination would result in the Facility Fee Percentage being determined in accordance with Level IV of the Facility Fee Pricing Grid, and (z) none of such Credit Ratings are at or below the levels set forth in Level V of the Facility Fee Pricing Grid, the Facility Fee Percentage shall be at Level III of the Facility Fee Pricing Grid, or (B) (x) the Borrower has at least two (2) Credit Ratings, (y) the foregoing determination would result in the Facility Fee Percentage being determined in accordance with Level III of the Facility Fee Pricing Grid, and (z) none of such Credit Ratings are below the levels set forth in Level IV of the Facility Fee Pricing Grid, the Facility Fee Percentage shall be determined in accordance with Level II of the Facility Fee Pricing Grid.
Any increase or decrease in the Facility Fee Percentage set forth in the Facility Fee Pricing Grid resulting from a satisfaction (or failure to satisfy) of the condition set forth in clause (i) of the immediately preceding paragraph shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate for the applicable Fiscal Quarter is delivered in accordance with Section 5.1(d); provided, that if a Compliance Certificate is not delivered when required under such Section 5.1(d), then the Pricing Level corresponding to the Credit Rating then in effect shall apply as of the fifth (5th) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which the Compliance Certificate for such period is delivered.
“Facility Lease” shall mean a lease or master lease with respect to any Real Property Asset owned or leased by a Property Party from the applicable Property Party as lessor, to Tenant, as lessee.
“Facility Sublease” shall mean, with respect to any Real Property Asset owned or leased by a Property Party and leased to a Tenant pursuant to a Facility Lease, a sublease entered into by an Affiliate of such Tenant, as subtenant, and the applicable Tenant, as sublandlord, and pursuant to which said Affiliate subtenant operates the applicable Real Property Asset; provided that the applicable Property Party shall have entered into a consent and/or subordination agreement with the applicable Tenant and subtenant pursuant to which said Tenant and subtenant have agreed to typical and customary protections in favor of the Property Party in its capacity as the landlord under the applicable Facility Lease.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the greater of (a) the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent, or (b) zero percent (0%) per annum.
“Fee Letter” shall mean that certain fee letter, dated as of October 27, 2026, by and among KeyBank, Keybanc Capital Markets, and the Borrower.
“Financial Covenants” shall mean the covenants set forth in Article VI of this Agreement.
“First Amendment Effective Date” means May 30, 2025.
“First Amendment Term Loan” shall have the meaning set forth in Section 2.2(c).
“First Amendment Term Loan Commitment” shall mean, with respect to each First Amendment Term Loan Lender, the commitment of such First Amendment Term Loan Lender to make its portion of the Term Loan described in Section 2.2(c) to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such First Amendment Term Loan Lender on Schedule I.
“First Amendment Term Loan Lender” shall mean any Lender holding a First Amendment Term Loan Commitment or any portion of the First Amendment Term Loan.
“First Amendment Term Loan Maturity Date” shall mean May 30, 2030.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Fitch” shall mean Fitch Ratings, Inc. and any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to each RFR. As of the Closing Date, the Floor is zero.
“Foreign Person” shall mean any Person that is not a U.S. Person.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Governmental Authority” shall include any agency, branch or other governmental body charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers (including any supra-national bodies such as the European Union or European Central Bank).
“GP LLC” shall mean CareTrust GP, LLC, a Delaware limited liability company.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean each of the REIT Guarantor and each of the Subsidiary Loan Parties (other than the Borrower).
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.
“Healthcare Facility” shall mean any skilled nursing facility (including any “campus” facility), assisted living facility or other similar health care facility or any independent living facility, medical office building, life sciences building, other office building or other similar health care related property typically owned by healthcare real estate investment trusts.
“Health Care Laws” shall have the meaning set forth in Section 4.20(a).
“Health Care Permits” shall have the meaning set forth in Section 4.20(b).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HIPAA” shall mean the (i) Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case, with respect to the laws described in clauses (i), (ii) and (iii) of this definition, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder.
“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of the REIT Guarantor having, when taken together with all other then-existing Immaterial Subsidiaries (the “Immaterial Subsidiary Threshold Amount”), (i) assets in an amount not in excess of five percent (5.0%) of the total assets of the REIT Guarantor and its Subsidiaries determined on a consolidated basis as of such date; or (ii) revenues in an amount not in excess of five percent (5.0%) of the total revenues of the REIT Guarantor and its Subsidiaries on a consolidated basis for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or Section 5.1(b).
“Income Component” is defined in Section 1.7(b) hereof.
“Increasing Lender” shall have the meaning set forth in Section 2.23.
“Incremental Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Commitment Amount” shall have the meaning set forth in Section 2.23.
“Incremental Commitment Joinder” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Term Loan” shall have the meaning set forth in Section 2.23.
“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.23.
“Indebtedness” of any Person shall mean, at the time of determination, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and excluding earn-outs except to the extent such earn outs are required under GAAP to be reflected as a liability on the balance sheet of such Person), (iv) all Capital Lease Obligations of such Person, (v) all reimbursement obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not presented for payment), (vi) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (v) above, (vii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (viii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (excluding any such obligations (a) to purchase, redeem, retire or otherwise acquire for value any Capital Stock on or prior to the date that is one hundred eighty (180) days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred and (b) which the REIT Guarantor or any of its Subsidiaries may, at its election, satisfy with the issuance of or exchange for Capital Stock of the REIT Guarantor or the Borrower), (viii) all Off-Balance Sheet Liabilities, (ix) all Hedging Obligations (which shall be deemed to have any amount equal to the swap term value thereof at such time but in no event shall be less than zero), and (x) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). Notwithstanding the foregoing, Permitted Warrant Transactions and Qualified Capital Stock shall not constitute Indebtedness.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Intangible Assets” shall mean all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.
“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan or Daily RFR Loan, the last Business Day of each fiscal quarter to occur during any period in which such Loan is outstanding, (b) with respect to any Term Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, (c) with respect to any Revolving Loan, the Revolving Commitment Termination Date or such earlier date on which the Revolving Commitments are terminated, (d) with respect to any Alternative Currency Revolving Loan, the Alternative Currency Revolving Commitment Termination Date or such earlier date on which the Alternative Currency Revolving Commitments are terminated, (e) with respect to the First Amendment Term Loan, the First Amendment Term Loan Maturity Date, (f) with respect to the Closing Date Term Loans, the Closing Date Term Loan

Maturity Date, and (g) with respect to any other Term Loan incurred pursuant to Section 2.23 hereof, the applicable Maturity Date for such Term Loan.
“Interest Period” shall mean with respect to any RFR Loan (other than an RFR Loan subject to a daily interest rate), a period of one, three or six months, or such other period that is not less than one month and not more than twelve months that is agreed to by all relevant Lenders (in each case, subject to availability for the interest rate applicable to the relevant currency, it being understood that Interest Periods of six (6) months are not available with respect to Term CORRA); provided that:
(i)the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)each principal installment (if any) of the Term Loans shall have an Interest Period ending on or prior to each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;
(v)no Interest Period in respect of Revolving Loans or Alternative Currency Revolving Loans, as applicable, may extend beyond the applicable Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, unless on such Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, the aggregate outstanding principal amount of the Term Loans is equal to or greater than the aggregate principal amount of RFR Loans (other than RFR Loans subject to a daily interest rate) with Interest Periods expiring after such date;
(vi)no Interest Period may extend beyond the final Maturity Date; and
(vii)no Available Tenor that has been removed pursuant to Section 2.16(b) shall be available.
“Investment Grade Rating” means a Credit Rating of the REIT Guarantor’s senior long term unsecured debt of BBB-/Baa3 or higher from S&P or Moody’s.

“Investment” means any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, or any loans or advances to, or guaranty of any obligations of, or any investment or other interest in (other than a security interest in favor of any Loan Party, or any Subsidiary of the Loan Parties, in each case, granted by a third party), any other Person, or any purchase or other acquisition (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” shall mean (i) KeyBank in its capacity as an issuer of Letters of Credit and (ii) such other Lender or Affiliate of a Lender selected by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case, pursuant to Section 2.22.
“Joinder Agreement” shall mean a joinder agreement in the form of Exhibit C to be executed by each Subsidiary from time to time required to be a Subsidiary Loan Party by Section 5.12, other than that Subsidiaries that are initial Guarantors under this Agreement.
“JV Entity” means a Wholly Owned Subsidiary of the Borrower which owns all of the Borrower’s share of the common and preferred, as applicable, equity interests in an Accepted JV Entity.
“KeyBank” shall mean KeyBank National Association.
“LC Commitment” shall mean a Revolving LC Commitment and/or an Alternative Currency LC Commitment, as applicable.
“LC Disbursement” shall mean a Revolving LC Disbursement and/or an Alternative Currency LC Disbursement, as applicable.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean the Revolving LC Exposure and/or the Alternative Currency LC Exposure, as applicable.
“Lead Arrangers” shall mean KeyBanc Capital Markets, BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, The Huntington National Bank, M&T Bank, and Royal Bank of Canada, each in its capacity as joint lead arranger in connection with this Agreement.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is KeyBank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender, each Additional Lender that joins this Agreement pursuant to Section 2.23, and each Extended Facility Lender.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by any Issuing Bank for the account of the Borrower pursuant to an LC Commitment, which shall include each Revolving Letter of Credit and each Alternative Currency Letter of Credit.
“Licensed Personnel” shall mean any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by the REIT Guarantor or any of its Subsidiaries.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or other preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and each other instrument, agreement, document and writing executed in connection with any of the foregoing that is identified by its terms as a “Loan Document”.
“Loan Parties” shall mean, collectively, the Borrower, the GP LLC, the REIT Guarantor and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, all Alternative Currency Revolving Loans, all Swingline Loans, the First Amendment Term Loan, the Closing Date Term Loans, and any other Term Loans made pursuant to Section 2.23 hereof, in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23 and Section 2.27.

“Material Acquisition” means an Acquisition (including the acquisition of assets of any Person whose equity interests are acquired) after the Agreement Date, in a single transaction or a series of related transactions, with a total cost that is more than five percent (5%) of the Consolidated Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or properties of REIT Guarantor and its Subsidiaries taken as a whole and after giving effect to the transactions contemplated hereby, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Indebtedness” shall mean any recourse Indebtedness (other than the Loans and the Letters of Credit) and any non-recourse Indebtedness of the Loan Parties or any of their Subsidiaries, in each case, individually or in an aggregate committed or outstanding principal amount exceeding $75,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Material Subsidiary” shall mean, as of any date, any direct or indirect Subsidiary of the REIT Guarantor that is not an Immaterial Subsidiary, an Accepted JV Entity, an Accepted JV Owner or an Excluded Subsidiary.
“Maturity Date” shall mean, (i) with respect to the First Amendment Term Loan, the First Amendment Term Loan Maturity Date, (ii) with respect to the Closing Date Term Loans, the Closing Date Term Loan Maturity Date, (iii) with respect to any other tranche of Term Loans (including any Incremental Term Loans, or Extended Term Loans), the maturity dates specified therefor in the applicable Incremental Commitment Joinder, or Extended Facility Agreement, as applicable, (iv) with respect to the Revolving Commitments, the Revolving Commitment Termination Date, and (v) with respect to the Alternative Currency Revolving Commitments, the Alternative Currency Revolving Commitment Termination Date.
“Maximum Rate” shall have the meaning set forth in Section 10.12.
“Measurement Period” shall mean the most recent four-Fiscal Quarter period.
“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.
“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.
“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified,” or related words shall have meanings correlative thereto.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage Receivables” shall mean any loan receivables or similar contracts or arrangements for the payment of money, whether senior or subordinated (in right of payment or otherwise), the obligations under which are secured or backed by commercial real estate, which loan receivables may include commercial mortgage pass-through certificates and commercial mortgage-backed bonds or similar securities and the commercial mortgage loans and properties underlying or backing them, or whole loans, whether senior or subordinated (in right of payment or otherwise), secured by commercial real estate.
“Multi-Tenant Building” shall mean, as of any date, a Real Property Asset which is an individual medical office building, life sciences building or other office building.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the REIT Guarantor, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the REIT Guarantor, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Negative Pledge” shall mean any agreement (other than this Agreement or any other Loan Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement; and provided further, however, that any provision under the Senior Notes Indenture and/or any other document relating to the Senior Notes that would otherwise be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of this Agreement.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Net Revenues” shall mean, with respect to any Real Property Asset subject to a triple net lease, for the most recently completed four (4) Fiscal Quarter period for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), (i) the sum of (a) rental payments received in cash during such period by the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset and in full force and effect on the date of such calculation and (b) interest from loans made by such Borrower or Consolidated Party, as the case may be, minus (ii) operating expenses of such Borrower or Consolidated Party, as the case may be, allocated to such Real Property Asset on a standalone basis (which shall not include, for the avoidance of doubt, any allocated costs of corporate and administrative overhead of the REIT Guarantor and its Subsidiaries); provided that, to the extent such expenses are required to be paid by the Tenant under the applicable Facility Lease such expenses will not be subtracted.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the REIT Guarantor or any of its Subsidiaries or any of their respective securities.
“Notice of Alternative Currency Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, the Notices of Alternative Currency Revolving Borrowing and the Notices of Swingline Borrowing.
“Obligations” shall mean (i) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or any Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (ii) all Hedging Obligations (other than any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions) owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing. Notwithstanding the foregoing, “Obligations” shall not include any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person other than, in the case of this clause (iii), any operating lease, including, for the avoidance of doubt, any other lease that is treated as an operating lease pursuant to the definition of Capital Lease Obligations or Section 1.3.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, any Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Ownership Share” shall mean, with respect to any non-Wholly Owned Subsidiary or Unconsolidated Affiliate of any Person, the greater of (i) such Person’s the relative nominal direct and indirect ownership interest, calculated as a percentage, in such non-Wholly Owned Subsidiary or Unconsolidated Affiliate, or (ii) such Person’s the relative direct and indirect economic interest, calculated as a percentage, in such non-Wholly Owned Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such non-Wholly Owned Subsidiary or Unconsolidated Affiliate.
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
“Payment in Full” and “Paid in Full” shall mean the termination of all Revolving Commitments, all Alternative Currency Revolving Commitments and all other commitments of the Lenders to lend funds or extend financial accommodations to the Borrower under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (i) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (ii) Hedging Obligations and Bank Product Obligations to the extent arrangements satisfactory to the Lender-Related Hedge Provider or Bank Product Provider, as applicable, shall have been made) and (iii) contingent Obligations with respect to which the deposit of Cash Collateral (in the case of LC Exposure, which shall not exceed 103% of the face amount of the relevant Letters of Credit and in the case of other Obligations, which shall not exceed 100% of the amount thereof) (or, as an alternative to Cash Collateral in the case of any LC Exposure, receipt by the Administrative Agent of a back-up letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is, or may be, owed such Obligations has been provided).
“Payment Office” shall mean the office of the Administrative Agent located at 4910Tiedeman Road, Brooklyn, OH 44144, Attention: Ana Guzdar, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on common stock of the REIT Guarantor or the Borrower purchased by the REIT Guarantor or the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the REIT Guarantor or the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the REIT Guarantor or the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Encumbrances” shall mean:
(i)Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet delinquent (other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);
(ii)Liens evidencing the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals, in each case, imposed by law and incurred in the ordinary course of business or which are not more than sixty (60) days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or a bond or other assurance has been posted as required by applicable Requirements of Law; provided that, if the discharge or satisfaction thereof is the responsibility of a Tenant, such Liens shall be permitted so long as they are discharged, bonded, stayed or contested in good faith and by appropriate proceeding by the later of (x) the date that such Liens are sixty (60) days past due or (y) the date ten (10) Business Days after a Responsible Officer of a Loan Party has notice thereof;
(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)zoning restrictions, easements, licenses, rights-of-way, covenants, encroachments, reservations and other rights, restrictions or encumbrances on the use of and minor title deficiencies on or with respect to any Real Property Assets, in each case which do not materially impair the use thereof for the business of such Person or, with respect to any Unencumbered Property, materially detract from the value of such property;
(v)Liens listed as exceptions to the Title Policies provided same do not secure Indebtedness for borrowed money;
(vi)[Reserved];
(vii)Liens arising pursuant to Facility Leases; and
(viii)Liens arising pursuant to leases or subleases of any real property (and, in the case of an Unencumbered Property permitted pursuant to the applicable Facility

Leases (if any) with respect to such Unencumbered Property) and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business; and
(ix)Liens in favor of the Loan Parties, or in favor of Persons wholly owned (directly or indirectly) by any Loan Party, on assets located in the United Kingdom, or on equity interests of any Person that owns such assets or is the direct or indirect owner of the equity interests of any such Person that owns such assets, securing intercompany Indebtedness among the Loan Parties, among the Loan Parties and their Subsidiaries or among Subsidiaries of the Loan Parties, which intercompany Indebtedness is advanced to Subsidiaries of the Borrower that own assets in the United Kingdom;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as permitted by clause (ix) above.
“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness or any Permitted Refinancing Indebtedness thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to (v) the amount by which consideration due upon conversion or redemption of any Convertible Indebtedness exceeds the principal amount (or accrued value) thereof, (w) the purchase price for (or payment of any amounts due under) any derivative transactions entered into with respect to any Convertible Indebtedness (or terminated in connection with the early retirement thereof), (x) the premium or other amount paid, (y) fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (z) by an amount equal to any existing commitments unutilized thereunder and capitalized interest or reserves relating thereto; (ii) such modification, refinancing, refunding, renewal or extension with respect to the Indebtedness being modified, refinanced, refunded, renewed or extended is not guaranteed by any Person other than, solely with respect to Unsecured Indebtedness, a Property Party; (iii) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended; (iv) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (v) the terms relating to collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such modification, refinancing, refunding, renewal or extension, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the applicable Property Party or Subsidiary or the Lenders than the terms of any agreement or instrument governing the Indebtedness being modification, refinancing, refunding, renewal or extension, as determined by the Borrower in good faith and evidenced by a certificate from a Responsible Officer.
“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on common stock of the REIT Guarantor sold by the REIT Guarantor substantially concurrently with any purchase by the REIT Guarantor of a related Permitted Bond Hedge Transaction.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the REIT Guarantor or any ERISA Affiliate or to which the REIT Guarantor or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the REIT Guarantor or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, with respect to Revolving Loan Commitments, such Lender’s Revolving Credit Exposure, or with respect to Alternative Currency Revolving Loan Commitments, such Lender’s Alternative Currency Revolving Credit Exposure, or with respect to any Term Loan, the outstanding principal amount of the First Amendment Term Loan, the Closing Date USD Term Loan or other Term Loan held by such Lender), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure, all Alternative Currency Revolving Credit Exposure or the aggregate principal amount of all outstanding Term Loans of such Class) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), Alternative Currency Revolving Commitment ((or, if such Alternative Currency Revolving Commitment has been terminated or expired or the Alternative Currency Revolving Loans have been declared to be due and payable, such Lender’s Alternative Currency Revolving Credit Exposure), First Amendment Term Loan Commitments, Closing Date USD Term Loan Commitments and any other Term Loan Commitments (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, the outstanding principal amount of all First Amendment Term Loans, Closing Date USD Term Loans or other Term Loans held by such Lender) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments and Alternative Currency Revolving Commitments and the outstanding principal amount of all First Amendment Term Loans, Closing Date USD Term Loans and any other Term Loans.
“Proceeding” shall mean any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative,

investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Program” shall have the meaning set forth in Section 4.20.
“Property NOI” shall mean, for any Real Property Asset not subject to a triple-net lease, the difference (if positive) between (i) the total rental revenue and other revenues from the operation of such Real Property Asset, as the case may be, for such period (excluding for all purposes other than the calculation Consolidated Total Asset Value, such revenues from Tenants which are subject to a then continuing Bankruptcy Event (except to the extent such Tenant has assumed the applicable lease), but including for all purposes any insurance proceeds received during such period and constituting business interruption proceeds or paid in respect of lost revenues or rental income with respect to such period), and (ii) all expenses incurred by the applicable Property Party or Subsidiary in connection with the operation and maintenance of such Real Property Asset, as the case may be, during such period (including, repairs, real estate and chattel taxes and bad debt expenses and deemed management fee equal to five percent (5%) of the aggregate revenues, but excluding all management fees actually paid) but before payment or provision for corporate overhead expenses, debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP.
“Property Party” shall mean the REIT Guarantor, and each Subsidiary of the REIT Guarantor (including the Borrower) which directly or indirectly owns an interest in an Unencumbered Property, including, without limitation, each Subsidiary Loan Party, each Accepted JV Entity and each Accepted JV Owner.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.
“Qualified Capital Stock” shall mean any Capital Stock other than Disqualified Capital Stock.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” shall mean all real property owned or leased by REIT Guarantor and its Subsidiaries.

“Real Property Asset” shall mean, a parcel of real or leasehold property located in the United States, Canada or the United Kingdom, together with all improvements (if any) thereon (including all tangible personal property owned by the person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person. “Real Property Assets” shall mean, collectively, all such Real Property Assets.
“Recipient” shall mean, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Bank.
“Recourse Debt” shall mean any Secured Debt, in respect of which recourse for payment (exclusive of any “non-recourse debt” whereby the payee’s remedies are limited to specific, identified assets of the payor which secure such debt, and where the payor has no personal liability beyond the loss of such specified asset other than liability for fraud, material misrepresentation, misapplication of funds, environmental indemnities, voluntary bankruptcy, special purpose entity covenants or covenants to maintain insurance and other typical exceptions to non-recourse liability) is to any Property Party.
“Reference Time” with respect to any applicable setting of a then-current Benchmark means (1) if such Benchmark is EURIBOR Rate or Term ESTR, 11:00 a.m. Brussels, Belgium time two (2) Eurocurrency Business Days preceding the date of such setting, (2) if the Benchmark is the Term CORRA Reference Rate, 1:00 p.m. Toronto, Canada time two (2) Business Days preceding the date of such setting, (3) if the Benchmark is Daily Simple SONIA or Daily Simple ESTR, then five (5) Business Days prior to such setting, (4) if the Benchmark is Daily Simple CORRA, then four (4) Business Days prior to such setting (or such other time determined by the Administrative Agent in its reasonable discretion), or (5) if such Benchmark is none of EURIBOR Rate, Term CORRA Reference Rate, Daily Simple CORRA, or SONIA, the time determined by the Administrative Agent in its reasonable discretion.
“Register” shall have the meaning set forth in Section 10.4(c).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“REIT” shall mean a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Guarantor” shall have the meaning set forth in the introductory paragraph hereof.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Rent Coverage Ratio” shall mean, as of any date of determination, with respect to all Unencumbered Properties for which Ensign is the Eligible Tenant under the Unencumbered Property Lease relating thereto, the ratio of (i) the sum of Tenant EBITDAR of Ensign with respect to such Unencumbered Property, as Eligible Tenant under each such Unencumbered Property Lease with respect to such Unencumbered Property for the most recently completed four fiscal quarter period, as determined from the financial statements of such Tenant delivered, or required to be delivered to the Administrative Agent, pursuant to Section 5.1(g) to (ii) the sum of the annual rent payable by Ensign, as Eligible Tenant under each such Unencumbered Property Lease, for the same period, as such rent is set forth in the most recent rent schedule delivered to the Administrative Agent pursuant to Section 5.1(d).
“Required Alternative Currency Revolving Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding Alternative Currency Revolving Commitments at such time or, if the Lenders have no Alternative Currency Revolving Commitments outstanding, then Lenders holding more than fifty percent (50%) of the aggregate outstanding Alternative Currency Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Alternative

Currency Revolving Commitments and Alternative Currency Revolving Credit Exposure shall be excluded for purposes of determining Required Alternative Currency Revolving Lenders.
“Required Closing Date USD Term Loan Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal amount of Closing Date USD Term Loans at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Closing Date Term Loans shall be excluded for purposes of determining Required Closing Date USD Term Loan Lenders.
“Required First Amendment Term Loan Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal amount of First Amendment Term Loans at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its First Amendment Term Loans shall be excluded for purposes of determining Required First Amendment Term Loan Lenders.
“Required Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Commitments, Alternative Currency Revolving Commitments, First Amendment Term Loans, Closing Date USD Term Loans, and any other Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure, First Amendment Term Loans, Closing Date USD Term Loans and any other Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Alternative Currency Revolving Commitments, Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure, First Amendment Term Loans, Closing Date USD Term Loans and any other Term Loans shall be excluded for purposes of determining Required Lenders.
“Required Revolving Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (i) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer, the treasurer or controller of the REIT Guarantor or the Borrower, or, in the case of the Borrower, of the GP LLC or REIT Guarantor acting in its capacity as general partner or sole member of the general partner of Borrower, as applicable, and (ii) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the applicable Loan Party, or, in the case of the Borrower, of the GP LLC or REIT Guarantor acting in its capacity as general partner or sole member of the general partner of Borrower, as applicable, or such other representative of the applicable Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated in right of payment to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.
“Revaluation Date” means (a) for purposes of borrowing, converting or continuing an Alternative Currency Revolving Loan or issuing, amending or extending a Letter of Credit (including for purposes of calculating the Alternative Currency Revolving Credit Commitments and Alternative Currency Revolving Credit Exposure on such date), including, any Alternative Currency Revolving Loans which are made by the Alternative Currency Revolving Lenders for purposes of reimbursing the Administrative Agent with respect to amounts drawn under a Letter of Credit pursuant to Section 2.22, the date on which notice of such borrowing, conversion, continuation, issuance, participation, amendment or extension is deemed given pursuant to this Agreement (or, if no such notice is required (or such requirement for giving notice is waived), the date of such borrowing, conversion, continuation, issuance, amendment or extension); (b) for purposes of determining the amount of any increase to the Alternative Currency Revolving Commitments or the funding of an Incremental Term Loan denominated in an Alternative Currency, in each case pursuant to Section 2.23, or the amount of Alternative Currency Revolving Commitments that the Borrower elects to extend pursuant to Section 2.27, or determining compliance with any applicable covenant or condition precedent for any such increase or extension which requires determination as of the date when the request for such increase or extension is given, on the date that the applicable request for such increase or extension is deemed given pursuant to this Agreement, (c) for purposes of determining compliance with any applicable covenant or condition precedent for any increase to the Alternative Currency Revolving Commitments or the funding of an Incremental Term Loan denominated in an Alternative Currency, in each case pursuant to Section 2.23, or the amount of Alternative Currency Revolving Commitments that the Borrower elects to extend pursuant to Section 2.27 (other than the requirement for providing notice thereof or any determining compliance with any applicable covenant or condition precedent which requires determination as of the date of the request for such increase or extension, as applicable, which shall be governed by clause (b) above), on the applicable effective date of such increase or extension, as the case may be, (d) for purposes of optionally prepaying Alternative Currency Revolving Loans or any Incremental Term Loan

denominated in an Alternative Currency or optionally reducing the Alternative Currency Revolving Commitments (the Alternative Currency Revolving Commitments and Alternative Currency Revolving Credit Exposure on such date), the date notice of such prepayment or reduction is deemed given pursuant to this Agreement (or, if no such notice is required (or the requirement for such notice is waived), the date of such optional prepayment or reduction of Commitments); (e) for purposes of calculating any fee or mandatory prepayment or mandatory commitment termination due hereunder, the date upon which such fee became due and payable or the date upon which such mandatory prepayment or mandatory commitment termination arose, provided that for purposes of making any prepayment required pursuant to Section 2.12, the Revaluation Date applicable to such prepayment shall be the last calendar day of each calendar month prior to the Alternative Currency Revolving Credit Termination Date or the then-current maturity date of the applicable Incremental Term Loan; provided, further, that, for the avoidance of doubt, any payments or prepayments of principal amounts of Loans and repayments of drawings on Letters of Credit will be made in the currency in which such Loan or Letter of Credit is denominated, (f) for purposes of calculating any financial covenant or any applicable monetary limit in Article VII with respect to all amounts not denominated in Dollars, the date of determination for such financial covenant (except, in each case, the calculation of any such covenant which requires the determination of an Income Component of any of the Consolidated Parties for amounts not denominated in Dollars shall be determined in accordance with the last sentence of Section 1.7(b)); (g) any other date under this Agreement when the Dollar Equivalent or Alternative Currency Equivalent is to be determined; and (h) at any time that a Default or Event of Default exists, such additional dates as the Administrative Agent shall determine.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23 or Section 2.27, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the Incremental Commitment Joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. Unless the context shall otherwise require, the term “Revolving Commitment” shall include any Extended Revolving Commitment.
“Revolving Commitment Termination Date” shall mean the earliest of (i)(a) with respect to the Revolving Commitments (including any Incremental Revolving Commitments) of the Revolving Lenders (other than any portion constituting Extended Revolving Commitments), February 9, 2031, as such date may be extended pursuant to Section 2.5, and (b) with respect to any Extended Revolving Commitments, the maturity date specified therefor in the applicable Extended Facility Agreement, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Revolving LC Exposure and Swingline Exposure.
“Revolving LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed, from time to time, ten percent (10%) of the aggregate Revolving Commitments of the Revolving Lenders then outstanding.
“Revolving LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“Revolving LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
“Revolving Lender” shall mean any Lender holding Revolving Loans or Revolving Commitments.
“Revolving Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by any Issuing Bank for the account of the Borrower pursuant to a Revolving LC Commitment.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.
“RFR” means, with respect to any Loan (other than a Base Rate Loan), the applicable Daily RFR or Term Rate.
“RFR Business Day” means (a) relative to the making, continuing, conversion into, prepaying or repaying of any SOFR Loans, a SOFR Business Day, (b) relative to the making, continuing, conversion into, prepaying or repaying of any Daily RFR Loans in Sterling, any day which is a Business Day and which is also a day on which banks are open for general business in London, (c) relative to the making, continuing, conversion into, prepaying or repaying of any Alternative Currency Revolving Loan that is made in Canadian Dollars, any day which is a Business Day and which is also a day on which banks are not authorized or required to be closed in Toronto, Canada; and (d) relative to the making, continuing, conversion into, prepaying or repaying of any Eurocurrency Loans, a Eurocurrency Business Day.
“RFR Loan” means a Daily RFR Loan, a Term Rate Loan, or a Eurocurrency Loan, as the context may require.
“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds and, with respect to disbursements and payments in an Alternative

Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency.
“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“Sanction(s)” shall have the meaning set forth in Section 4.21.
“Sanctioned Country” shall mean, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, the Crimea, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran and North Korea).
“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource- center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii)(A) an agency of the government of a Sanctioned Country, (B) an organization owned or controlled by a Sanctioned Country, or (C) a Person located, operating, organized or resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC or other relevant Sanctions authority, or (D) any Person owned or Controlled by any Person or agency described in any of the preceding clauses (A) through (C).
“Secured Debt” shall mean, as of any date of determination, Adjusted Consolidated Debt of the Consolidated Parties determined on a consolidated basis in accordance with GAAP that is secured by a Lien on any asset owned or leased by such Consolidated Party or any Unconsolidated Affiliate, as applicable; provided, however, that any recourse Indebtedness that is secured only by a pledge of ownership interests in a Consolidated Party or any Unconsolidated Affiliate shall be deemed to be Unsecured Indebtedness.
“Senior Notes” shall mean, collectively, those certain senior unsecured notes issued by the Borrower pursuant to the Senior Notes Indenture and any additional or new senior note issuance pursuant to the Senior Note Indenture or similar indenture (including one or more new indentures entered into from time to time following the repayment of previously existing Senior Notes), in each case, as amended, modified, restated or supplemented from time to time.
“Senior Notes Indenture” shall mean that certain Indenture, dated as of June 17, 2021, among the Borrower, CareTrust Capital Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, and any other similar indenture, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily Simple SOFR Borrowing, as the context may require.
“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”) or (b) Daily Simple SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Representations” shall mean the representations and warranties set forth in Sections 4.1(a) and (b), 4.2, 4.3(a), 4.3(b), 4.7, 4.9, 4.15, 4.21, and 4.22.
“Specified Target Representations” shall have the meaning set forth in Section 2.23(a)(iii).
“Spot Rate” means, for a Currency, the rate reasonably determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Currency with another Currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Currency.
“Sterling”, “GBP” or “£” means the lawful currency of the United Kingdom.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the REIT Guarantor.
“Subsidiary Loan Party” shall mean (i) each of the Subsidiaries set forth on Schedule 4.14, and (ii) any Subsidiary which is required to become a Subsidiary Loan Party pursuant to Section 5.12 that executes or becomes a party to this Agreement, unless and until any such Subsidiary is released pursuant to Section 5.12(c) or Section 11.8.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed, from time to time, ten percent (10%) of the aggregate Revolving Commitments of the Revolving Lenders then outstanding.
“Swingline Exposure” shall mean, with respect to each Revolving Lender, the principal amount of the Swingline Loans in which such Revolving Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Revolving Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean KeyBank in its capacity as such, together with any successor in such capacity.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” shall mean any Person who is a lessee (or if a Property Party holds a leasehold interest, a sublessee) with respect to any lease held by a Property Party as lessor (or sublessor, as applicable) or as an assignee of the lessor (or sublessor, as applicable) thereunder.
“Tenant EBITDAR” shall mean, without duplication, for Ensign, as Tenant under an Unencumbered Property Lease, for the most recently completed four (4) fiscal quarter period, as determined from the financial statements of such Tenant delivered, or required to be delivered to the Administrative Agent, pursuant to Section 5.1(g), the sum of, in each instance as applicable to the subject Unencumbered Property, (i) net income of such Tenant, in each case, excluding any non-recurring or extraordinary gains and losses, plus (ii) an amount which, in the determination of net income for such fiscal quarter pursuant to clause (i) above, has been deducted for or in connection with (a) interest expense (plus, amortization of deferred financing costs, to the extent included in the determination of interest expense under GAAP), (b) income taxes, (c) depreciation and amortization, (d) rent expense paid to the Property Parties (as reasonably determined based on allocated rent expense in the case of a Master Lease), and (e) allocated corporate overhead management fees, minus (iii) an amount equal to five percent (5%) of the net revenue of such Tenant with respect to each Unencumbered Property, all determined in accordance with GAAP.
“Term CORRA” means, for any calculation with respect to any Term Rate Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) RFR Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Adjustment” means a rate per annum equal to (a) 0.29547% for a one-month Interest Period or (b) 0.32138% for a three-month Interest Period.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Borrowing” means a Borrowing comprised of Term CORRA Loans.
“Term CORRA Loan” means each Loan bearing interest at a rate based upon Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Loan” shall mean individually or collectively, the First Amendment Term Loan, each Closing Date Term Loan and any other term loan made by a Lender to the Borrower pursuant to Section 2.23 and Section 2.27.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s First Amendment Term Loan Commitment, Closing Date USD Term Loan Commitment or Incremental Term Loan Commitment.
“Term ESTR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on ESTR that has been selected or recommended by the Relevant Governmental Body (or the Loan Market Association).
“Term Rate” means, for any Interest Period, (a) with respect to any Revolving Loan, the First Amendment Term Loan, and the Closing Date USD Term Loan (other than, in each case, a Daily RFR Loan or Base Rate Loan), Term SOFR, or (b) with respect to any Alternative Currency Revolving Loan (other than a Daily RFR Loan or Base Rate Loan) (i) denominated in Canadian Dollars, the Adjusted Term CORRA, (ii) denominated in Dollars (to the extent permitted hereby),

Term SOFR, or (iii) denominated in a Currency other than Canadian Dollars or Dollars, the applicable Eurocurrency Rate.
“Term Rate Borrowing” means a Borrowing comprised of Term Rate Loans.
“Term Rate Loan” means a Loan bearing interest at a rate based on a Term Rate.
“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the greater of (A) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator, and (B) the Floor; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the greater of (x) the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above, and (y) the Floor.
“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means each Loan bearing interest at a rate based upon Term SOFR (other than pursuant to clause (iii) of the definition of Base Rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Title Policies” shall mean the owner’s title insurance policies for each Unencumbered Property owned by a Property Party.
“Total Unsecured Indebtedness” shall mean all Unsecured Indebtedness (including, without limitation, the Obligations) of the Consolidated Parties.
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to a Term Rate or a Daily RFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliates” shall mean any corporation, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any of the following, as applicable: (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Unencumbered Mortgage Receivables” shall mean Mortgage Receivables that are not pledged as collateral for, or otherwise subject to a Lien as security for, any Indebtedness.
“Unencumbered Property(ies)” shall mean a Real Property Asset located in the United States, Canada or the United Kingdom which, as of any date of determination, satisfies all of the following requirements:
(i)such Real Property Asset is 100% owned by a Property Party in fee simple or ground leased pursuant to an Eligible Ground Lease;
(ii)such Real Property Asset is not subject to any Lien (other than any Permitted Encumbrance or other Lien permitted under Section 7.2) or Negative Pledge (other than pursuant to an Eligible Ground Lease);
(iii)such Real Property Asset is utilized as a Healthcare Facility;
(iv)such Real Property Asset is leased to an Eligible Tenant (including any new lessee that is an Eligible Tenant that has replaced a tenant that no longer constitutes an Eligible Tenant) and such Real Property Asset is operated by an Eligible Tenant or is operated by an Affiliate of an Eligible Tenant pursuant to a Facility Sublease; and
(v)Borrower has notified the Administrative Agent that such Real Property Asset qualifies as an Unencumbered Property and has provided representations and warranties regarding the same. As of the Closing Date, Part II of Schedule 4.18 identifies each Unencumbered Property.

“Unencumbered Properties Consolidated Total Asset Value” shall mean, the sum of the following, of the Consolidated Parties, without duplication, for the fiscal quarter most recently ended: (i) for any Unencumbered Properties located outside of the United Kingdom, (a) for Unencumbered Properties subject to a triple-net lease, the Net Revenue for such Real Property Asset in each case for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or Section 5.1(b), divided by the applicable Capitalization Rate, plus (b) for Unencumbered Properties not under a triple-net lease, the Adjusted NOI for such Real Property Asset in each case for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or Section 5.1(b), divided by the applicable Capitalization Rate, plus (ii) for any Unencumbered Properties located in the United Kingdom, the undepreciated GAAP book value of each such Real Property Asset as of the last day of the prior Fiscal Quarter of the Consolidated Parties plus (iii) Unencumbered Mortgage Receivables, (A) which are secured by a 1st or 2nd lien, (B) which are no more than 60 days past due, and (C) which do not account for more than twenty-five percent (25%) of Unencumbered Properties Consolidated Total Asset Value plus (iv) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interest in non-Wholly Owned Subsidiaries as of the last day of such Fiscal Quarter; provided the aggregate Unencumbered Properties Consolidated Total Asset Value contributed by Unencumbered Properties directly or indirectly owned by Accepted JV Entities where the Borrower indirectly owns less than ninety percent (90%) of the combined, aggregate common and preferred equity interests taken as a whole in such Accepted JV Entity shall not exceed twenty five percent (25%) of the aggregate Unencumbered Properties Consolidated Total Asset Value, with any excess over such limit being excluded when calculating the Unencumbered Properties Consolidated Total Asset Value. In any determination of Unencumbered Properties Consolidated Total Asset Value hereunder, the Borrower may include Acquisitions of Real Property Assets at cost for the first four Fiscal Quarters of such calculation.
“Unencumbered Property Lease” shall mean shall mean any Facility Lease entered into by a Property Party with an Eligible Tenant (or, in the case of a Multi-Tenant Building, a Tenant) which is either (i) a commercial space lease or (ii) a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Unencumbered Property (whether in the form of reimbursements or rent) in addition to the base rental payments required thereunder.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.

“Unsecured Indebtedness” shall mean all Indebtedness of a Person that is not Secured Debt.
“Unsecured Interest Expense” shall mean for any twelve (12) month period as of any date of determination, all actual interest expense associated with the Total Unsecured Indebtedness.
“Unsecured Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (x) Adjusted NOI of the Consolidated Parties of the aggregate Unencumbered Properties not subject to a triple net lease, plus Net Revenue of the aggregate Unencumbered Properties, subject to a triple net lease, plus interest received from Unencumbered Mortgage Receivables (A) which are secured by a 1st or 2nd lien and (B) which are no more than 60 days past due, in each instance for the trailing four Fiscal Quarter period most recently ended to (y) Unsecured Interest Expense of the Consolidated Parties.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned” shall mean, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Requirement of Law) is beneficially owned, directly or indirectly, by such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (for example, “Revolving Loan”, “Alternative Currency Revolving Loan”, “First Amendment Term Loan”, “Closing Date USD Term Loan” or “Term Loan”) or by Type (for example, “Alternate Rate Loan”, “Daily RFR Loan”, “SOFR Loan” or “Base Rate Loan”) or by Class and Type (for example, “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (for example, “Revolving Borrowing”) or by Type (for example, “SOFR Borrowing” or “CORRA Borrowing”) or by Class and Type (for example, “Revolving SOFR Borrowing”).
Section 1.3.Accounting Terms and Determination.
(a)Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied, except as otherwise indicated therein, on a basis consistent with the most recent audited consolidated financial statement of the REIT Guarantor delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein; and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases or would have been treated as an operating lease on December 31, 2018 to be treated as capitalized leases shall be disregarded and such leases shall (unless otherwise elected by the Borrower to be treated as either an operating lease or a capital lease, at the sole discretion of the Borrower) continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.
(b)Notwithstanding anything in this Agreement to the contrary, financial covenants, ratios and baskets hereunder shall be calculated using the Borrower’s direct or indirect Ownership Share in non-Wholly-Owned Subsidiaries who are Consolidated Parties.
Section 1.4.Terms Generally.
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia, unless otherwise indicated.
(b)Notwithstanding anything to the contrary herein, for purposes of this Agreement and any other Loan Document, the Borrower and all Wholly Owned Subsidiaries of the Borrower shall be deemed to be Wholly Owned Subsidiaries of the REIT Guarantor and, for the avoidance of doubt, all calculations and other determinations herein and in any other Loan Document shall, unless otherwise expressly noted, be made as if there are no minority interest holders in the Borrower.
Section 1.5.Amendment and Restatement of Existing Credit Agreement. On the Closing Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement. As of the Closing Date, the remaining “Lenders” under (and as defined in) the Existing Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule I hereto and by its execution and delivery of this Agreement, each such Lender hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of commitments occurring on the Closing Date as a result of the termination of the commitments of the Exiting Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Exiting Lenders. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 3.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Obligations” (as defined in the Existing Credit Agreement). All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Closing Date, if any, shall continue as, and shall constitute, Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof, all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Obligations” shall be deemed to refer to the Obligations hereunder.
Section 1.6.Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, a Eurocurrency Rate, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, the Term CORRA Reference Rate, SONIA, or Daily Simple SONIA, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, a Eurocurrency Rate, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, the Term CORRA Reference Rate, SONIA, or Daily Simple SONIA, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, a Eurocurrency Rate, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, the Term CORRA Reference Rate, SONIA, or Daily Simple SONIA, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, a Eurocurrency Rate, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, the Term CORRA Reference Rate, SONIA, or Daily Simple SONIA, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, a Eurocurrency Rate, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, the Term CORRA Reference Rate, SONIA, or Daily Simple SONIA. In connection with the use or administration of Daily Simple SOFR, Term SOFR, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, SONIA, and Daily Simple SONIA, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR, Term SOFR, EURIBOR, CORRA, Daily Simple CORRA, Term CORRA, SONIA, or Daily Simple SONIA.
Section 1.7.Currencies; Currency Equivalents.
(a)At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement or any other Loan Document to the Currency of any particular nation shall mean the then lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date of this Agreement or such other Loan Document, as the case may be.
(b)The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of outstanding Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable Currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such amount as so determined by the Administrative Agent. All financial statements delivered hereunder and covenants (including the respective components of such covenants) calculated hereunder by Borrower shall be calculated in Dollars using, for amounts denominated in currencies other than Dollars, the Spot Rate then in effect or such other rate as may be approved by the Administrative Agent in its reasonable discretion; provided, however, that for any such financial statements or covenant calculations that require the determination of Adjusted Consolidated Net Income and/or Adjusted Consolidated EBITDA (each, an “Income Component”) of the Consolidated Parties, any amounts comprising such Income Components that are denominated in currencies other than Dollars shall be converted to Dollars using the same exchange rates used by the REIT Guarantor for its financial statements filed (or to be filed) with the Securities and Exchange Commission for the applicable period.
(c)For purposes of determining (i) whether the amount of any Loan, together with all other Loans (other than Term Loans) and LC Exposure then outstanding, would exceed the aggregate amount of Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, or would cause a violation of any covenants contained herein, (ii) the aggregate unutilized amount of the Revolving Commitments or of the Alternative Currency Revolving Credit Commitments, as applicable, (iii) the outstanding aggregate principal amount of the Loans or the LC Exposure, and (iv) the LC Exposure in respect of any Letters of Credit denominated in an Alternative Currency, the outstanding principal amount of any Loan or any LC Exposure relating to any Letter of Credit, in either case that is denominated in any Alternative Currency, shall be deemed to be the Dollar Equivalent of the amount of the Alternative Currency of such Loan or such LC Exposure determined by the Administrative Agent as of the applicable Revaluation Date.
(d)For purposes of determining, in connection with the borrowing, converting, continuing or prepaying of a Loan hereunder, the termination of any Commitment hereunder or the issuance, amendment or extension of a Letter of Credit hereunder on any date, any amount (including, without limitation, any required minimum or multiple amount) is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent as of the applicable Revaluation Date.
Article II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans in Dollars to the Borrower in accordance with Section 2.2(a); (ii) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Alternative Currency Revolving Commitment) to make Alternative Currency Revolving Loans in any Alternative Currency or (to the extent permitted hereby) in Dollars to the Borrower in accordance with Section 2.2(b); (iii) the First Amendment Term Loan Lenders hereby established in favor of the Borrower a term loan facility pursuant to which each First Amendment Term Loan Lender severally agreed (to the extent of such Lender’s First Amendment Term Loan Commitment) to make a First Amendment Term Loan in an amount equal to such First Amendment Term Loan Lender’s First Amendment Term Loan Commitment to the Borrower in accordance with Section 2.2(c); (iv) the Closing Date USD Term Loan Lenders hereby establish in favor of the Borrower a term loan facility pursuant to which each Closing Date USD Loan Lender severally agrees (to the extent of such Lender’s Closing Date USD Term Loan Commitment) to make a Closing Date USD Term Loan in an amount equal to such Closing Date USD Term Loan Lender’s Closing Date USD Term Loan Commitment to the Borrower in accordance with Section 2.2(d); (v) any Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (vi) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (vii) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall (x) the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding Revolving LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time, or (y) the aggregate principal amount of all outstanding Alternative Currency Revolving Loans and outstanding

Alternative Currency LC Exposure exceed the Aggregate Alternative Currency Revolving Commitment Amount in effect from time to time.
Section 2.2.Revolving Loans, Alternative Currency Revolving Loans and Term Loans.
(a)Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment; or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, subject to the terms and conditions set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.
(b)Alternative Currency Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Alternative Currency Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Alternative Currency Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Alternative Currency Revolving Credit Exposure exceeding such Lender’s Alternative Currency Revolving Commitment; or (b) the aggregate Alternative Currency Revolving Credit Exposures of all Lenders exceeding the Aggregate Alternative Currency Revolving Commitment Amount. During the Availability Period, subject to the terms and conditions set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Alternative Currency Revolving Loans in accordance with the terms and conditions of this Agreement.
(c)First Amendment Term Loan. Subject to the terms and conditions set forth herein, each First Amendment Term Loan Lender severally agreed to make a term loan (collectively, the “First Amendment Term Loan”) to the Borrower, which First Amendment Term Loan was made in Dollars in a single drawing by the Borrower, in the amount of such Lender’s First Amendment Term Loan Commitment on the First Amendment Effective Date. Upon the making of such First Amendment Term Loan, the First Amendment Term Loan Commitments of the First Amendment Term Loan Lenders terminated. Upon repayment or prepayment of the First Amendment Term Loan as provided herein, no amount of the First Amendment Term Loan may be re-borrowed. The First Amendment Term Loan shall initially be a Term SOFR Borrowing with an interest period of one month.
(d)Closing Date USD Term Loan. Subject to the terms and conditions set forth herein, each Closing Date USD Term Loan Lender severally agrees to make a term loan (collectively, the “Closing Date USD Term Loan”) to the Borrower, which Closing Date USD Term Loan shall be made in Dollars in a single drawing by the Borrower, in the amount of such Lender’s Closing Date USD Term Loan Commitment on the Closing Date. Upon the making of such Closing Date USD Term Loan, the Closing Date USD Term Loan Commitments of the Closing Date USD Term Loan Lenders shall be terminated. Upon repayment or prepayment of the Closing Date USD Term Loan as provided herein, no amount of the Closing Date USD Term Loan may be re-borrowed. The Closing Date USD Term Loan shall initially be a Term SOFR Borrowing with an interest period of one month.

Section 2.3.Procedure for Revolving Borrowings and Alternative Currency Revolving Borrowers.
(a)The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3(a) attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and Daily Simple SOFR Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each Term SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, and (iv) in the case of a Term SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing of Revolving Loans shall not be less than $5,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing of Revolving Loans shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans that are Revolving Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed fifteen (15). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
(b)The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Alternative Currency Revolving Borrowing, substantially in the form of Exhibit 2.3(b) attached hereto (a “Notice of Alternative Currency Revolving Borrowing”), (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing, (y) prior to 1:00 p.m. two (2) Business Days prior to the requested date of each Daily RFR Borrowing and (z) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each Term Rate Borrowing. Each Notice of Alternative Currency Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Alternative Currency Revolving Loan comprising such Borrowing, (v) the requested Currency of such Borrowing (which shall be an Alternative Currency or, to the extent permitted hereby, Dollars), and (vi) in the case of a Term Rate Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Alternative Currency Revolving Borrowing denominated in (1) Dollars, shall consist entirely of Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as the Borrower may request, (2) Euro shall consist entirely of EURIBOR Loans, (3) Sterling, shall consist entirely of Daily Simple SONIA Loans, and (4) Canadian Dollars, shall consist entirely of Daily Simple CORRA Loans or Term CORRA Loans, as the Borrower may request, unless, in the case of clauses (2) through (4), such Loans are required to be maintained as Alternate Rate Loans. Unless the Alternate Rate is applicable pursuant to the terms of Section 2.7, Section 2.16(a), or Section 2.18(g), and subject to Section 2.16(b), all Alternative Currency Revolving Credit Loans shall be Base Rate Loans, Daily RFR Loans, Term SOFR Loans or Eurocurrency Revolving Loans at all times. The aggregate principal amount of each Term Rate Borrowing of Alternative Currency Revolving Loans shall not be less than $5,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing of Alternative Currency Revolving Loans shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans that are Alternative Currency Revolving Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Term Rate Borrowings of Alternative Currency Revolving Loans outstanding at any time exceed ten (10). Promptly following the receipt of a Notice of Alternative Currency Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Alternative Currency Revolving Loan to be made as part of the requested Alternative Currency Revolving Borrowing. Notwithstanding anything to the contrary, no Alternative Currency Revolving Loans shall be in Dollars except to the extent the aggregate outstanding Revolving Credit Exposure of all of the Revolving Lenders is then equal to the aggregate amount of Revolving Commitments in effect at such time.
Section 2.4.Swingline Commitments.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between (A) the Aggregate Revolving Commitment Amount and (B) the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day), and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the applicable Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing.
(c)The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once every ten (10) Business Days, shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
(f)If a Revolving Credit Termination Date (the “Earlier Swingline Maturity Date”) shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date, then, on the Earlier Swingline Maturity Date, all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Earlier Swingline Maturity Date); provided, however, that if on the occurrence of the Earlier Swingline Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.22(a)), there shall exist sufficient unutilized Extended Revolving Commitments which will remain in effect after the occurrence of the Earlier Swingline Maturity Date so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments, then there shall be an automatic adjustment on the Earlier Swingline Maturity Date of the risk participations of the Revolving Lenders under such Extended Revolving Commitments pro rata according to such Revolving Lender’s Pro Rata Share of the existing Extended Revolving Commitments and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to such Extended Revolving Commitments and (ii) such Swingline Loans shall not be required to be repaid in full on the Earlier Swingline Maturity Date.
Section 2.5.Extension Option.
(a)The Borrower shall have the option of extending the Revolving Commitment Termination Date and/or the Alternative Currency Revolving Commitment Termination Date for two periods of six (6) months each (each such option, the “Extension Option”), in each case subject to satisfaction of the following conditions:
(i)the Administrative Agent shall have received written notice of the extension request at least sixty (60) days, but not more than one hundred-twenty (120) days, prior to the Revolving Commitment Termination Date and the Alternative Currency Revolving Commitment Termination Date and/or the date to which the Revolving Commitment Termination Date or the Alternative Currency Revolving Commitment Termination Date has been extended pursuant to the first Extension Option;
(ii)the payment to the Administrative Agent for the ratable benefit of the Revolving Lenders of an extension fee of 0.075% of the aggregate principal amount of the Revolving Commitments and/or Alternative Currency Revolving Commitments so extended at the time of such extension;

(iii)all of the representations and warranties in the Loan Documentation shall be true and true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the effectiveness of such extension (or, if such representation or warranty relates to an earlier date, as of such earlier date);
(iv)no Default or Event of Default shall have occurred and be continuing, or would immediately result from, such extension of the Revolving Commitment Termination Date or the Alternative Currency Revolving Commitment Termination Date;
(v)each of the REIT Guarantor and any other Loan Parties shall have ratified their obligations under the Loan Documents to which they are parties;
(vi)the Borrower shall have paid all of Administrative Agent’s actual, reasonable expenses incurred in respect of the extension, including reasonable and documented out-of-pocket attorneys’ fees to the extent such fees and expense are required to be paid pursuant to the Loan Documents; and
(vii)the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that each of the conditions set forth in clauses (i) through (vi) has been satisfied and that the Borrower is in compliance with all the financial covenants set forth in Article VI both immediately before and immediately after giving effect to such extension (for the most recently ended four (4) Fiscal Quarters for which financial statements have been or were required to be delivered under Section 5.1(a) or (b)).
(b)On the date of the satisfaction of the conditions set forth in Section 2.5(a) (so long as such date is prior to the Revolving Loan Commitment Termination Date or the Alternative Currency Revolving Commitment Termination Date, as applicable), the Revolving Loan Commitment Termination Date and/or the Alternative Currency Revolving Commitment Termination Date shall be extended to August 9, 2031. If the Revolving Commitment Termination Date and/or the Alternative Currency Revolving Commitment Termination Date, as applicable, has been extended pursuant to the first Extension Option, upon satisfaction of the conditions set forth in Section 2.5(a) (so long as the date is prior to date to which the Revolving Commitment Termination Date and/or the Alternative Currency Revolving Commitment Termination Date, as applicable, has been extended pursuant to the first Extension Option), the Revolving Loan Commitment Termination Date and/or the Alternative Currency Revolving Commitment Termination Date, as applicable, shall be extended to February 8, 2032.
Section 2.6.Funding of Borrowings.
(a)Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in Same Day Funds in the applicable Currency by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such

Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)All Revolving Borrowings and Alternative Currency Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7.Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing or (i) with respect to the First Amendment Term Loan, as set forth in Section 2.2(c), or (ii) with respect to the Closing Date USD Term Loan, as set forth in Section 2.2(d). Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or Daily RFR Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Term Rate Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Daily RFR Borrowing or a Term Rate Borrowing, and (iv) if the resulting Borrowing is to be a Term Rate Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Term Rate Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amounts for the applicable Borrowings set forth in Section 2.3. No Alternative Currency Revolving Loan (other than a Loan denominated in Dollars) may be converted to a Base Rate Loan.

(c)If, on the expiration of any Interest Period in respect of any Term Rate Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to continue such Borrowing with an Interest Period of one month. No Borrowing may be converted into, or continued as, a Term Rate Borrowing if a Default or an Event of Default exists, unless such Borrowing is a EURIBOR Borrowing or the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Term Rate Loan shall be permitted except on the last day of the Interest Period in respect thereof. No Alternative Currency Revolving Loan (other than a Loan denominated in Dollars) may be converted to a Base Rate Loan.
(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8.Optional Reduction and Termination of Commitments.
(a)Unless previously terminated, (i) all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date, and (ii) all Alternative Currency Revolving Commitments and Alternative Currency LC Commitments shall terminate on the Alternative Currency Revolving Commitment Termination Date.
(b)Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis; provided that the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation), the Borrower may, without premium or penalty, reduce the Aggregate Revolving Commitments or the Alternative Currency Revolving Commitments in part or terminate the Aggregate Revolving Commitments or Aggregate Alternative Currency Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment or Alternative Currency Revolving Commitment, as applicable, of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce (x) the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders, or (y) the Aggregate Alternative Currency Revolving Commitment Amount to an amount less than the aggregate outstanding Alternative Currency Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the Revolving LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the Revolving LC Commitment. Any such reduction in the Aggregate Alternative Currency Revolving Commitment Amount below the principal amount of the Alternative Currency LC Commitment shall result in a dollar-for-dollar (or other currency) reduction in the Alternative Currency LC Commitment.
(c)With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment and the Alternative Currency Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.9.Repayment of Loans.
(a)The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date. The outstanding principal amount of all Alternative Currency Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Alternative Currency Revolving Commitment Termination Date. Unless Base Rate Loans have been made pursuant to Section 2.4(c), the outstanding principal amount of all Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the earlier to occur of (i) ten (10) Business Days after the date that such Swingline Loan was advanced, or (ii) the Revolving Commitment Termination Date or the Alternative Currency Revolving Commitment Termination Date, as applicable.
(b)The outstanding principal amount of the First Amendment Term Loan shall be due and payable (together with accrued and unpaid interest thereon) on the First Amendment Term Loan Maturity Date.
(c)The outstanding principal amount of the Closing Date Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Closing Date Term Loan Maturity Date.
(d)The Borrower unconditionally promises to repay any Incremental Term Loan on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Incremental Term Loan and in the amounts set forth in the applicable Incremental Commitment Joinder.
Section 2.10.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, the Alternative Currency Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Term Rate Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty with respect to any Borrowing of Revolving Loans, Alternative Currency Revolving Loans, First Amendment Term Loans or Closing Date Term Loans, and in each case by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Term Rate Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate or Daily RFR Borrowing, 1:00 p.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment (or, in each case, such later time as the Administrative Agent may agree in its reasonable discretion). Each such notice shall be irrevocable (provided that (x) any such notice in connection with the repayment of all Loans may be conditioned on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis and (y) the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (unless revoked as provided above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Term Rate Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and in the same Currency pursuant to Section 2.3 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the subject Loans as directed by the Borrower.
Section 2.12.Mandatory Prepayments.
(a)If at any time, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, then the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to Revolving Loans that are Base Rate Loans to the full extent thereof; third, to Revolving Loans that are Daily Simple SOFR Loans to the full extent thereof, and fourth, to Revolving Loans that are Term SOFR Loans to the full extent thereof. If such excess amount is greater than the outstanding principal amount of the Revolving Loans, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Revolving Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(b)If at any time, the Alternative Currency Revolving Credit Exposure of all Lenders exceeds 103% of the Aggregate Alternative Currency Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, then the Borrower shall immediately repay the Alternative Currency Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section

2.19. Each prepayment shall be applied as follows: first, to Alternative Currency Revolving Loans that are Base Rate Loans to the full extent thereof; second, to Alternative Currency Revolving Loans that are Daily RFR Loans to the full extent thereof, and third, to Alternative Currency Revolving Loans that are Term Rate Loans to the full extent thereof. If such excess amount is greater than the outstanding principal amount of the Alternative Currency Revolving Loans, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Alternative Currency Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
Section 2.13.Interest on Loans.
(a)The Borrower shall pay, on the applicable Interest Payment Date, interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time, (ii) each Daily RFR Loan at the Daily RFR for the applicable Currency plus the Applicable Margin in effect from time to time, (iii) each Term Rate Loan (other than a Eurocurrency Loan) at the Term Rate for such Loan for the applicable Currency and Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time, (iv) each Eurocurrency Loan the rate of which Loan is fixed for a specified Interest Period, the Eurocurrency Rate for such Loan for such Interest Period plus the Applicable Margin in effect from time to time, (v) each Eurocurrency Loan that bears interest at a daily rate (if any), the applicable RFR plus the Applicable Margin in effect from time to time, and (vi) each Loan that is required to be maintained as an Alternate Rate Loan, at the applicable Alternate Rate for such Loan plus the Applicable Margin for RFR Loans in effect from time to time.
(b)The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin for Revolving Loans in effect from time to time.
(c)Notwithstanding subsections (a) and (b) of this Section, upon the occurrence and during the continuance of an Event of Default, at the election of Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all overdue principal and interest and all other Obligations not paid when due at the rate per annum equal to 200 basis points above the otherwise applicable interest rate with respect thereto (i.e., for Term Rate Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Term Rate Loans for the then-current Interest Period until the last day of such Interest Period, and, with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans and, with respect to all Daily RFR Loans, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Daily RFR Loans (by reference to the relevant Currency of such Daily RFR Loans)). Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of an Event of Default under Sections 8.1(g), (h) or (i) with respect to the REIT Guarantor or the Borrower, the Borrower shall pay Default Interest in accordance with the preceding sentence with respect to all Obligations whether or not overdue.
(d)Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable on each Interest Payment Date applicable thereto, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date and/or Alternative Currency Revolving Commitment Termination Date, as applicable. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be prima facie evidence for all purposes, absent manifest error.
Section 2.14.Fees.
(a)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)Intentionally Deleted.
(c)The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a Facility Fee equal to the applicable Facility Fee Percentage multiplied by the sum of the average daily amount of the Revolving Commitment of such Lender (whether or not utilized) plus the average daily amount of the Alternative Currency Revolving Commitment of such Lender (whether or not utilized). The Facility Fee will be distributed to the Lenders pro rata in accordance with their respective Revolving Commitments and Alternative Currency Revolving Commitments.
(d)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender (subject to Sections 2.26(b)(iii)(B) and (C)), a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for RFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, as applicable) and (ii) to any Issuing Bank for its own account a facing fee, which shall accrue at the rate separately agreed to by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Borrower, in accordance with Section 2.13(c), is obligated to pay Default Interest with respect to all Obligations whether or not overdue, the fee payable pursuant to this subsection (c) shall increase by two percent (2.00%) per annum.
(e)The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.
(f)Accrued fees under subsections(c) and (d) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2026, and on the Revolving Commitment Termination Date and Alternative Currency Revolving Commitment Termination Date, as applicable (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety) and in the event the Borrower reduces the Revolving Commitment or the Alternative Currency Revolving Commitment pursuant to Section 2.8, on the effective date of such reduction; provided that any such fees accruing after the Revolving Commitment Termination Date or the Alternative Currency Revolving Commitment Termination Date, as applicable, shall be payable on written demand.

(g)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Facility Fees accruing with respect to its Revolving Commitment or its Alternative Currency Revolving Commitment during such period pursuant to subsection (c) of this Section or letter of credit fees accruing during such period pursuant to subsection (d) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank (unless such LC Exposure has been fully Cash Collateralized). The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection.
Section 2.15.Computation of Interest and Fees. Interest hereunder based on the prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be prima facie evidence for all purposes.
Section 2.16.Inability to Determine Interest Rates. (a) Subject to Section 2.16(b) if (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that any RFR with respect to any Currency for any requested Interest Period cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for an RFR Loan or a conversion thereto or a continuation thereof that such RFR with respect to borrowings of any Currency for any requested Interest Period with respect to a proposed RFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (A) and (B) with respect to a Term Rate Loan, on or prior to the first day of any Interest Period applicable to such Term Rate Loans, and with respect to a Daily RFR Loan, at any time, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue the applicable RFR Loans in such Currency or to convert Base Rate Loans or Alternate Rate Loans, as applicable, in such Currency to RFR Loans of such Currency shall be suspended (with respect to Term Rate Loans, to the extent of the affected Interest Periods), (ii) all RFR Loans of such Currency (as applicable, and of the affected Interest Period) shall be immediately converted to (x) Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate), with respect to Loans denominated in Dollars, or (y) Alternate Rate Loans, with respect to Loans denominated in any Alternative Currency, and (iii) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable RFR Loans of such Currency (to the extent of the affected RFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans or Alternate Rate Loans, as applicable, in such Currency in the amount specified therein. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR, Term SOFR, SOFR, or any Eurocurrency Rate or any other RFR cannot be determined permanently pursuant to the definition thereof as a result of a Benchmark Transition Event, the Administrative Agent will promptly so notify the Borrower and each Lender, and the provisions of Section 2.16(b) of this Agreement shall be applicable
(b)    Permanent Inability to Determine Rate; Benchmark Replacement.
(i)    Replacing SOFR. Upon the occurrence of a Benchmark Transition Event with respect to any Benchmark relating to a SOFR-based Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of such then-current Benchmark with a Benchmark Replacement pursuant to this Section 2.16(b)(i) will occur prior to the applicable Benchmark Transition Start Date with respect to such Benchmark. Unless and until a Benchmark Replacement with respect to such Benchmark is effective in accordance with this Section 2.16(b)(i), all RFR Loans denominated in Dollars shall be converted into Base Rate Loans in accordance with the provisions of Section 2.16(a) above.
(ii)    Replacing Other Benchmarks. If any Benchmark Transition Event occurs after the date hereof with respect to any Benchmark other than a SOFR-based Benchmark (which is addressed above in clause (a)), the applicable Benchmark will be replaced with the applicable Benchmark Replacement (including any applicable credit spread adjustment) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the later of (1) 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower (together, if applicable, with an amendment to this Agreement implementing such Benchmark Replacement and any applicable Conforming Changes and, in each case, including the applicable Benchmark Replacement Adjustment or (2) such other date as may be determined by the Administrative Agent, in each case, without any further action or consent of any other party to this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time (or, in the case of clause (2) above, such time as may be specified by the Administrative Agent as a deadline to receive objections, but in any case, no less than five (5) Business Days after the date such notice is provided to the Lenders and the Borrower), written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders. At any time on or after a Benchmark Transition Event, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans or the Alternate Rate Loans, as applicable. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the applicable Benchmark will not be used in any determination of the Base Rate.
(iii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative

Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iv)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of (1) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Conforming Changes, (4) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16(b), including, without limitation, any determination with respect to a tenor, rate or adjustment or implementation of any Conforming Changes, the timing of implementation of any Benchmark Replacement or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16(b), and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.
(v)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if a then-current Benchmark is a term rate (including the Term SOFR Reference Rate or Term ESTR), and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (2) if a tenor that was removed pursuant to clause (1) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(vi)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable Borrowing of RFR Loans of, conversion to or continuation of RFR Loans of a particular Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (x) Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate), with respect to Loans denominated in Dollars, or (y) Alternate Rate Loans, with respect to Loans denominated in any Alternative Currency. Any outstanding affected RFR Loans bearing interest at the then-current Benchmark shall be converted to Base Rate Loans or Alternate Rate Loans, as applicable, immediately. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the Term SOFR component of Base Rate (or then-current Benchmark) will not be used in any determination of the Base Rate.
Section 2.17.Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, or would conflict with any applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, or any agreements with, any Governmental Authority, whether or not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the availability of any RFR in any Currency, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such RFR in such Currency, or to determine or charge interest rates based upon such RFR in such Currency, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable Currency in any market for any RFR, then, on notice thereof by such Lender to the Borrower through Administrative Agent, the obligation of such Lender to make or maintain Loans accruing interest at such RFR in such Currency shall be suspended, in each case until such Lender notifies Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice and demand from such Lender (with a copy to the Administrative Agent): (a) (i) all RFR Loans of such Lender of such Currency shall be converted to (x) Base Rate Loans (without reference to the Term SOFR component of Base Rate), if such Loans are denominated in Dollars, or (y) Alternate Rate Loans, with respect to Loans denominated in any Alternative Currency, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain any such Loans or (ii) if subclause (i) is not permitted by applicable law, the Borrower shall prepay all Loans of such Lender bearing interest based on a Term Rate in such Currency, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain any such Loans; and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon a Term Rate in such Currency, Administrative Agent shall during the period of such suspension compute the Daily RFR in such Currency applicable to such Lender until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Term Rate Loan. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Notwithstanding the foregoing, the affected Lender shall, prior to giving notice to the Administrative Agent under this Section 2.17, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18.Increased Costs, Etc.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement that is not otherwise included in the determination of an RFR hereunder against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender or any Issuing Bank; or
(ii)subject any Recipient to any Taxes (other than Indemnified Taxes (including, without duplication, Other Taxes) and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing is to increase the cost to such Lender or Recipient of making, converting into, continuing or maintaining an RFR Loan or to increase the cost to such Lender or Recipient or any Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or Recipient or any Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or Recipient or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or Recipient or any Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or Recipient or any Issuing Bank for any such increased costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or assets (or on the capital or assets of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.
(c)A certificate of such Lender or such Issuing Bank setting forth (i) the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section and (ii) a reasonably detailed explanation of the applicable Change in Law, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Notwithstanding any other provision of this Section, no Issuing Bank or any Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.18 if it shall not at the time be the general policy or practice of such Lender or the Issuing Bank to demand such compensation from the borrowers similarly situated in similar circumstances under comparable provisions of other credit agreements; provided, however, that nothing in this Section shall require any Lender or the Issuing Bank to disclose any confidential information related to similarly situated borrowers, comparable provisions of other credit agreements or otherwise, and any Lender’s or the Issuing Bank’s failure to provide such confidential information shall not preclude such Lender or the Issuing Bank, as applicable, from asserting that such other borrower is similarly situated in similar circumstances to the Borrower and providing non-confidential information with respect thereto.
(f)Without limiting the effect of the provisions of the immediately Section 2.18(a), if, by reason of any Change in Law, any Lender either (i) incurs increased costs as described in Section 2.18(a) based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on RFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes RFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, or to convert any other Type of Loans in any Currency into, RFR Loans hereunder shall be suspended until such Change in Law ceases to be in effect (in which case the provisions of Section 2.18(g) shall apply).
(g)If the obligation of any Lender to make RFR Loans or to continue, or to convert Base Rate Loans into, RFR Loans shall be suspended pursuant to Section 2.17 or Section 2.18(f), then such Lender’s (i) RFR Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for RFR Loans (or, (x) in the case of a conversion required by Section 2.17 or Section 2.18(f), on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent, or (y) in the case of Daily Simple SOFR Loans, immediately) and (ii) RFR Loans denominated in any Alternative Currency shall be converted automatically to Alternate Rate Loans on such day or, as to any Term Rate Loan, on the last day of each Interest Period applicable to Term Rate Loans (or, (x) in the case of a conversion required by Section 2.17 or Section 2.18(f), on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent, or (y) in the case of Daily RFR Loans, immediately), and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.17 or Section 2.18(f) that gave rise to such conversion no longer exist:
(i)to the extent that such Lender’s RFR Loans denominated in Dollars have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s RFR Loans shall be applied instead to its Base Rate Loans;
(ii)all Loans denominated in Dollars that would otherwise be made or continued by such Lender as RFR Loans denominated in Dollars shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into RFR Loans denominated in Dollars shall remain as Base Rate Loans;

(iii)to the extent that such Lender’s RFR Loans denominated in any affected Alternative Currency have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s RFR Loans shall be applied instead to its Alternate Rate Loans; and
(iv)all Loans denominated in any Alternative Currency that would otherwise be made or continued by such Lender as RFR Loans denominated in such Alternative Currency shall be made or Continued instead as Alternate Rate Loans in such Alternative Currency, and all Alternate Rate Loans in such Alternative Currency of such Lender that would otherwise be converted into RFR Loans denominated in such Alternative Currency shall remain as Alternate Rate Loans;
provided that, for the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only the RFR with respect to borrowings denominated in a single Currency, the provisions of this Section 2.18(g) shall apply only to RFR Loans denominated in such Currency, and borrowings of RFR Loans denominated in other Currencies shall be permitted. If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 2.17 or Section 2.18(f) that gave rise to the Conversion of such Lender’s RFR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when RFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding RFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding RFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 2.19.Funding Indemnity. In the event of (a) the payment of any principal of an RFR Loan (other than a Daily RFR Loan) other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of an RFR Loan (other than a Daily RFR Loan) other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any RFR Loan (other than a Daily RFR Loan) on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Term Rate Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Term Rate Loan if such event had not occurred at the Term Rate applicable to such Term Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Rate Loan) over (ii) the amount of interest that would accrue on the principal amount of such Term Rate Loan for the same period if the applicable Term Rate were set on the date such Term Rate Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Term Rate Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be prima facie evidence, absent manifest error.
Section 2.20.Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient shall be conclusive, absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Tax Forms.
(i)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(ii)Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” “other income” or other applicable article of such tax treaty;
(B)duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
(C)if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
(D)if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.
(iii)Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.
(f)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Administrative Agent. For purposes of this Section 2.20, the term “Lender” includes the Administrative Agent with respect to payments to the Administrative Agent in its capacity as such.
(i)Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.21.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, Section 2.19, or Section 2.20, or otherwise) in Same Day Funds in the applicable Currency prior to 1:00 p.m. on the date on which such payment shall become due or, with respect to any payment required to be made in an Alternative Currency, the Applicable Time, in either case in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes other than in accordance with Section 2.20. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.18, Section 2.19, Section 2.20 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. If, for any reason, the Borrower is prohibited by any applicable law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments of principal of and interest on any Loan shall be payable in the same Currency as the Loan is denominated other than as provided in the preceding sentence, and all other fees and other amounts payable under this Agreement shall be payable in Dollars.
(b)With respect to the payment of any amount denominated in an Alternative Currency, the Administrative Agent shall not be liable to the Borrower or any Alternative Currency Revolving Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Same Day Funds in the applicable Alternative Currency to the account with the Administrative Agent designated by the Borrower or the applicable Lender. For purposes of this clause, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the applicable Alternative Currency. If the Administrative Agent fails to pay such amount to a Lender as provided in the previous sentence, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.
(c)The obligation of the Borrower to pay any amount pursuant to this Agreement or any other Loan Document in Dollars or any particular Alternative Currency (the “Currency of Payment”) shall, notwithstanding any payment in any other currency (including pursuant to the judgment of a court), be discharged only to the extent that the Lender receiving such payment may, in accordance with its normal banking procedures on the Business Day following receipt of any such payment, purchase with the sum paid in such other currency (after payment of any premium and costs of exchange) the Currency of Payment on the Business Day following that on which such Lender receives such payment. If the amount of the Currency of Payment that is purchased by any Lender is less than the amount owing to such Lender in the applicable currency pursuant to this Agreement or any other Loan Document, the Borrower agrees, as a separate and independent obligation and notwithstanding any of the other terms contained in this Agreement or any other Loan Document, to pay such additional amount so that the applicable Lender receives payment in full in the applicable Currency of Payment of all of the relevant monetary Obligations in accordance with the terms of this clause and the other terms of this Agreement. If the amount of the Currency of Payment that is purchased by any Lender exceeds the sum due in the applicable currency to such Lender, such Lender shall promptly pay the excess over to the Borrower in the currency and to the extent actually received by such Lender.
(d)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(e)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans then due that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure, Term Loans and accrued interest and fees thereon (if applicable) than the proportion received by any other Lender with respect to its Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure or Term Loans (if applicable), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure and Term Loans (if applicable) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(f)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22.Letters of Credit.
(a)During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (which may be an automatically renewing or extending Letter of Credit), one (1) year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, as applicable (unless, at the time of issuance, the Borrower agrees to Cash Collateralize the applicable LC Exposure on or prior to the fifth (5th) Business Day prior to the latest Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, as applicable); provided that any Letter of Credit may be automatically extended (so long as the Issuing Bank shall have the right to prevent such extension at least once in each year) for periods of up to one (1) year (but not beyond the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, as applicable, unless, at the time of issuance, the Borrower agrees to Cash Collateralize the applicable LC Exposure on or prior to the fifth (5th) Business Day prior to the latest Revolving Commitment Termination Date or Alternative Currency Revolving Commitment Termination Date, as applicable); (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment, (B) the aggregate Revolving LC Exposure would exceed the Revolving LC Commitment, (C) the aggregate Alternative Currency LC Exposure would exceed the Alternative Currency LC Commitment, (D) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount, or (E) the aggregate Alternative Currency Revolving Credit Exposure of all Lenders would exceed the Aggregate Alternative Currency Revolving Commitment Amount. Each Revolving Lender and Alternative Currency Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment or Alternative Currency Revolving Commitment Amount, as applicable, of each Lender by an amount equal to the amount of such participation. If the Maturity Date in respect of any tranche of Revolving Commitments or Alternative Currency Revolving Commitment Amounts, as applicable, occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier LC Maturity Date”), then (i) on such Earlier LC Maturity Date, if one or more other tranches of Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders or Alternative Currency Revolving Lenders, as applicable, to purchase participations therein and to make Revolving Loans or Alternative Currency Revolving Loans, as applicable, and payments in respect thereof pursuant to this Section) under (and ratably participated in by Revolving Lenders or Alternative Currency Lenders, as applicable, pursuant to) the Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit. Except to the extent of reallocations of participations pursuant to the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders or Alternative Currency Revolving Lenders, as applicable, in any Letter of Credit issued before such Maturity Date.
(b)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice in the form of the Letter of Credit Notice/Application attached hereto as Exhibit 2.22 prior to 1:00 p.m. at least three (3) Business Days prior to the requested date of such issuance specifying (i) the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), (ii) the expiration date of such Letter of Credit, (iii) the requested currency for such Letter of Credit (which shall be Dollars or an Alternative Currency), (iv) if in Dollars, whether such Letter of Credit is intended to be made in respect of the Revolving Loan facility or the Alternative Currency Revolving Loan facility, (v) the amount of such Letter of Credit, (vi) the name and address of the beneficiary thereof, and (vii) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction or waiver of the conditions in Section 3.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it, or (y) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Section 3.2 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.
(d)Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent in writing (or telephonic notice promptly confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified applicable Issuing Bank and the Administrative Agent prior to 1:00 p.m. on the Business Day immediately following the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans or Alternative Currency Revolving Loans, as applicable, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on such date in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.
(e)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund, in Same Day Funds in Dollars, the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments or the Aggregate Alternative Currency Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the REIT Guarantor or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.
(f)To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the applicable Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).
(g)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or Section 8.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank and then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding.
(i)The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)any lack of validity or enforcement of any Letter of Credit or this Agreement;
(ii)the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)the existence of a Default or an Event of Default.
Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), and (ii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
(k)(i) any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(d). From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.
(ii) any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Borrower, in which case, such resigning Issuing Bank shall be replaced in accordance with clause (i) above. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.
Section 2.23.Increase of Commitments; Additional Lenders.
(a)From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate principal amount of the Revolving Commitments and/or the Alternative Currency Revolving Commitments and/or establish one or more new tranches of Incremental Term Loan Commitments hereunder (each such increase or additional tranche, an “Incremental Commitment”) so long as the following conditions are satisfied:
(i)the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $1,000,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”), and each such Incremental Commitment shall be in a minimum amount of $10,000,000 or increments of $5,000,000 in excess thereof;
(ii)[Reserved];
(iii)at the time of and immediately after giving effect to any such Incremental Commitment, (x) no Default or Event of Default shall exist; provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment and the Administrative Agent may agree that such condition shall be limited to an absence of an Event of Default as of the date of the execution of the definitive documentation with respect to such Acquisition, (y) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the establishment of such Incremental Commitment (or, if such representation or warranty relates to an earlier date, as of such earlier date); provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment may agree that the only representations and warranties the making of which shall be a condition to such Incremental Commitment (and the Incremental Term Loans, Revolving Loans or Alternative Currency Revolving Loans provided thereunder) shall be (I) the Specified Representations and (II) the representations and warranties made by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such Acquisition or other Investment as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties) (such representations and warranties, the “Specified Target Representations”) and (z) to the extent there is a condition that no Material Adverse Effect exists as of the date of the initial funding of such Incremental Commitment, such condition shall be limited to the target of such Acquisition or Investment, in such manner and to the extent required to be satisfied under the definitive documentation with respect to such Acquisition;

(iv)(x) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans” and, the commitments with respect thereto, the “Incremental Term Loan Commitments”) shall have a maturity date no earlier than the later of the Revolving Commitment Termination Date and the Alternative Currency Revolving Credit Termination Date in effect at the time such Incremental Term Loans are incurred and shall have a Weighted Average Life to Maturity no shorter than that of any previously established Incremental Term Loans (without giving effect to previous reductions in and previously made amortization payments on such previously established Incremental Term Loans), and (y) any incremental Revolving Commitments or Alternative Currency Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments” or “Incremental Alternative Currency Revolving Commitments”, as applicable) shall have identical terms (including pricing and termination date; provided that upfront fees for any Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments will be permitted and shall be determined by the Borrower and the Lenders providing such Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments) to the Revolving Commitments or the Alternative Currency Revolving Commitments, as applicable, and be treated as the same Class as the Revolving Commitments or the Alternative Currency Revolving Commitments, as applicable, and the Borrower shall, after the establishment of any Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments, as applicable, pursuant to this Section, repay and incur Revolving Loans or Alternative Currency Revolving Loans, as applicable, ratably as between the Incremental Revolving Commitments and the Revolving Commitments (or as between the Incremental Alternative Currency Revolving Commitments and the Alternative Currency Revolving Commitments, as applicable) outstanding immediately prior to such increase (provided that such repayment and incurrence may, with the Administrative Agent’s consent, be effectuated through assignments among Lenders with Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, which shall not require an Assignment and Acceptance and may be effectuated by the Administrative Agent through changes in the Register and fundings from such Lenders providing Incremental Commitments); provided, further, that Interest Periods applicable to Incremental Term Loans, Revolving Loans advanced pursuant to Incremental Revolving Commitments, or Alternative Currency Revolving Loans advanced pursuant to Incremental Alternative Currency Revolving Commitments, as applicable, may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the then remaining Interest Period(s) applicable to existing Term Loans of the relevant Class or existing Revolving Loans or Alternative Currency Revolving Loans, as applicable, of the applicable Class (and allocated to such Interest Period(s) on a proportional basis); and
(v)the Borrower and its Subsidiaries shall be in pro forma compliance with each of the Financial Covenants, calculated after giving effect to the funding of such Incremental Term Loans, Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments (assuming such Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments, as applicable, were fully funded), as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.1(a) or 5.1(b) (including giving effect to the use of proceeds thereof and to any Acquisition consummated after the end of the such Fiscal Quarter and on or prior to such date which is funded with such Incremental Term Loans, Incremental Revolving Commitments or Incremental Alternative Currency Revolving Commitments, as applicable); provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment may agree that such pro forma compliance shall be tested as of the date of the execution of the definitive documentation with respect to such Acquisition.
(b)The Borrower shall provide at least ten (10) Business Days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or Alternative Currency Revolving Commitments and/or provide Incremental Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or Alternative Currency Revolving Commitment and/or the principal amount of the Incremental Term Loan Commitment such Lender is willing to provide, as applicable. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or Alternative Currency Revolving Commitment and/or provide an Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or Alternative Currency Revolving Commitment and/or provide an Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or Alternative Currency Revolving Commitments and/or the establishment of a tranche of Incremental Term Loan Commitments, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or Alternative Currency Revolving Commitment and/or provide an Incremental Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or Alternative Currency Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender’s consent. The Borrower may accept some or all of the offered amounts from existing Lenders or designate new lenders that are acceptable to the Administrative Agent (any such consent (x) to be required only to the extent required under Section 10.4(b) for an assignment of Loans or Commitments of such Type to such new lender and (y) not to be unreasonably withheld) and the Borrower as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower shall have discretion to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Alternative Currency Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders (as it may elect). The sum of the increase in the principal amount of the Revolving Commitments, the increase in the principal amount of the Alternative Currency Revolving Commitments and the aggregate principal amount of the Incremental Term Loan Commitments of the Increasing Lenders plus the principal amount of the Revolving Commitments plus the principal amount of the Alternative Currency Revolving Commitments plus the aggregate principal amount of the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.
(c)Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)an originally executed copy of an instrument of joinder (each, an “Incremental Commitment Joinder”), in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Revolving Commitments and/or Incremental Alternative Currency Revolving Commitments and/or Incremental Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii)a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
(iv)to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Alternative Currency Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and
(v)any other certificates or documents that the Administrative Agent shall reasonably request in connection with and at the time of any such proposed increase.
Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Alternative Currency Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.
(d)If any Incremental Term Loan Commitments are to be established pursuant to this Section, other than as set forth herein, all terms with respect thereto shall be as set forth in the applicable Incremental Commitment Joinder, the execution and delivery of which agreement shall be a condition to the effectiveness of the establishment of the Incremental Term Loan Commitments. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent and the Borrower are expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase in Revolving Commitments and/or Alternative Currency Revolving Commitments and/or establishment of a new Incremental Term Loan Commitment pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence or the foregoing clause (a)(iv)(y) of this Section, amendments to ensure pro rata allocations of Term Rate Loans and Daily RFR Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Revolving Commitments and the Revolving Commitments (or between the Incremental Alternative Currency Revolving Commitments and the Alternative Currency Revolving Credit Commitments, as applicable) outstanding immediately prior to any such incurrence).
(e)This Section 2.23 shall supersede any provisions in Section 2.21 or Section 10.2 to the contrary.
Section 2.24.Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25.Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 or any Lender has failed to approve an amendment or waiver that requires the consent of all Lenders or all Lenders of a particular Class or all affected Lenders (and such amendment or waiver has been approved by Required Lenders or Lenders with a majority of the Commitments or Loans of a particular Class or a majority of affected Lenders), or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or Section 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld delayed or conditioned and shall not be required to the extent that the Administrative Agent’s approval is not otherwise required pursuant to Section 10.4, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If a Lender fails to execute an Assignment and Assumption Acceptance giving effect to the assignment contemplated under this Section 2.25, such Assignment and Acceptance may be executed by the Borrower, the Administrative Agent and any Replacement Lender and become effective without the consent of such replaced Lender.
Section 2.26.Defaulting Lenders.
(a)Cash Collateral.
(i)At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of such Issuing Bank’s LC Exposure with respect to such Defaulting Lender.
(ii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon written demand by the

Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through Section 2.26(d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or

Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in respect of Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.14 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)The foregoing notwithstanding, each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(d) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(C)With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender that has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee.
(iv)All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments or the Alternative Currency Revolving Commitments, as applicable (calculated without regard to such Defaulting Lender’s Revolving Commitment or Alternative Currency Revolving Commitment, as applicable), but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure or the aggregate Alternative Currency Revolving Credit Exposure, as applicable, of any Non-

Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment or Alternative Currency Revolving Commitment, as applicable. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(c)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
Section 2.27.Request for Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Incremental Term Loans with a like Maturity Date (as specified in the applicable Incremental Commitment Joinder therefor) or all Lenders with Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, of the same Class, in each case on a pro rata basis (based on the outstanding amount of the respective Loans or the aggregate amount of the applicable Commitments, as the case may be, with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, increase the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Lender’s Incremental Term Loans for any Incremental Term Loans (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted, and any Extended Alternative Currency Revolving Commitments shall constitute a separate tranche of

Alternative Currency Revolving Commitments from the tranche of Alternative Currency Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied:
(i)(A) no Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extended Facility Closing Date and (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Extended Facility Closing Date (or, if such representation or warranty relates to an earlier date, as of such earlier date);
(ii)except as to interest rates, fees and final maturity, the Revolving Commitment or Alternative Currency Revolving Commitment of any Lender (an “Extending Revolving Lender” or “Extending Alternative Currency Revolving Lender”, as applicable) extended pursuant to an Extension (an “Extended Revolving Commitment” or “Extended Alternative Currency Revolving Commitment”, as applicable), and the related outstandings, shall be a Revolving Commitment or an Alternative Currency Revolving Commitment, as applicable (or related Revolving Loan outstandings or Alternative Currency Revolving Loan outstandings, as the case may be) with the same terms as the original Revolving Commitments or Alternative Currency Revolving Commitments, as applicable (and related Revolving Loan outstandings or Alternative Currency Revolving Loan outstandings, as applicable); provided that (x) subject to the provisions of Section 2.22(a) and Section 2.4(f) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Commitments or Extended Alternative Currency Revolving Commitments, as applicable, with a longer Maturity Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, in accordance with their Pro Rata Share of the Aggregate Revolving Commitment Amount or Aggregate Alternative Currency Revolving Commitment Amount, as applicable (and except as provided in Section 2.22(a) and Section 2.4(f), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all Borrowings under Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments or Extended Alternative Currency Revolving Commitments, as applicable (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Commitments or Alternative Currency Revolving Commitments, as applicable) and (y) at no time shall there be Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, hereunder (including Extended Revolving Commitments and any original Revolving Commitments, or Extended Alternative Currency Revolving Commitments and any original Alternative Currency Revolving Commitments, as applicable) which have more than five (5) different Maturity Dates;
(iii)except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer except to the extent that such terms are less favorable to the Extending Term Loan Lenders than to the Lenders of the non-extended Term Loans or apply solely to periods after the Maturity Date of the non-extended Term Loans;

(iv)the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, hereunder or under any existing Extended Facility Agreement and the amortization schedule applicable to such Extended Term Loans for periods prior to the maturity date of the Term Loans extended thereby may not be increased from any then existing amortization schedule applicable to Term Loans;
(v)the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement;
(vii)if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof), Revolving Commitments or Alternative Currency Revolving Commitments, as the case may be, in respect of which applicable Lenders holding Term Loans, Lenders holding Revolving Commitments, or Lenders holding Alternative Currency Revolving Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans, Revolving Commitments, or Alternative Currency Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable Incremental Term Loans, Revolving Loans or Alternative Currency Revolving Loans, as the case may be, of the applicable Lenders holding Term Loans, Lenders holding Revolving Commitments, or Lenders holding Alternative Currency Revolving Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders holding Term Loans, Lenders holding Revolving Commitments, or Lenders holding Alternative Currency Revolving Commitments, as the case may be, have accepted such Extension Offer;
(viii)all documentation in respect of such Extension shall be consistent with the foregoing;
(ix)any Extended Facility requested by the Borrower shall be in a minimum amount of $20,000,000; and
(x)the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement, an Extended Alternative Currency Revolving Credit Facility Agreement, or an Extended Term Facility Agreement, as the case may be, and the conditions precedent set forth therein shall have been satisfied or waived in accordance with its terms.
Subject to compliance with the terms of this Section 2.27, the Administrative Agent, each Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments and/or Extended Alternative Currency Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.21, Section 10.2, or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement or to this Agreement and the other Loan Documents to give effect to the Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.27.
Article III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1.Conditions to Effectiveness. This Agreement shall become effective as of the Closing Date upon satisfaction or waiver (in accordance with Section 10.2) of each of the following conditions (it being acknowledged and agreed that upon execution and delivery of this Agreement by the Administrative Agent, the Lenders party hereto on the Closing Date and the Issuing Bank, such conditions shall be deemed satisfied):
(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and their Affiliates (including reasonable and documented fees, charges and disbursements of one primary counsel to the Administrative Agent, one local counsel in each applicable jurisdiction and any special regulatory counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arrangers, in each case, to the extent that a detailed invoice is delivered to the Borrower at least two (2) Business Days prior to the Closing Date.
(b)The Administrative Agent (or its counsel) shall have received the following, each to be in form reasonably satisfactory to the Administrative Agent:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)a certificate of the Secretary or Assistant Secretary of each Loan Party, or in the case of the Borrower, the Secretary or Assistant Secretary of the GP LLC or the REIT Guarantor, in the form of Exhibit 3.1(b)(ii), (A) attaching and certifying copies of (x) such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents (collectively, the “Charters”), certified as of a recent date by the Secretary of State of the jurisdiction of organization of such Loan Party, or certifying that Charters and Governing Documents previously delivered to the Administrative Agent in connection with the Existing Credit Agreement on February 8, 2019, December 16, 2022, December 18, 2024 or May 30, 2025, as applicable, remain in full force and effect, and (y) such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable (collectively, the “Governing Documents”); and (B) attaching and certifying (x) the resolutions of such Loan Party’s board of directors, managers, members, general partner or other equivalent governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (y) certificates of good standing or existence, as applicable, from the Secretary of State or other applicable governmental authority of the jurisdiction of incorporation or organization of such Loan Party, and (z) a certificate of incumbency containing the name, title and true signature of each officer of such Loan Party (or, in the case of the Borrower, of the sole member of the general partner of such Loan Party) executing the Loan Documents to which such Loan Party is a party;
(iii)favorable written opinions of (A) O’Melveny & Myers LLP, counsel to the Loan Parties; and (B) DLA Piper LLC, Maryland counsel to the Loan Parties, and (C) Albright, Stoddard, Warnick & Albright, Nevada counsel to the Loan Parties, each addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(iv)a certificate in the form of Exhibit 3.1(b)(iv), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the transactions contemplated hereby, (A) no Default or Event of Default has occurred and is continuing on the Closing Date, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), (C) since June 30, 2026, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) the condition set forth in clauses (b)(vi) and (b)(vii) below has been satisfied;
(v)all material consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Indebtedness of any Loan Party, in each case, as of the Closing Date, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby shall have been obtained and shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(vi)copies of financial projections for the REIT Guarantor and its Subsidiaries on a quarterly basis for the Fiscal Quarter ending March 31, 2027 and annually thereafter through December 31, 2032;
(vii)a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of June 30, 2026, calculated on a pro forma basis after giving effect to the transactions contemplated hereby as if the same had occurred as of the first day of the four (4) Fiscal Quarter period ending on June 30, 2026 (and setting forth in reasonable detail such calculations);
(viii)a certificate, dated the Closing Date and signed by the chief financial officer of the REIT Guarantor a confirming that after giving effect to the execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby, the REIT Guarantor and its Subsidiaries, on a consolidated basis, are Solvent;
(ix)copies of UCC, tax and judgment lien search reports in all necessary jurisdictions of the Loan Parties, as requested by the Administrative Agent, indicating that there are no existing Liens with respect to the Loan Parties other than Permitted Encumbrances, other Liens permitted under Section 7.2 and Liens to be released on the Closing Date;

(x)at least three (3) days prior to the Closing Date, all documentation and other information with respect to the Borrower and each other Loan Party that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer”, and anti-money laundering rules and regulations, including, without limitation the Patriot Act, to the extent reasonably requested by the Administrative Agent at least ten (10) days before the Closing Date. At least three (3) days prior to the Closing Date, the Borrower shall deliver to each Lender who has requested at least five (5) days prior to the Closing Date a Beneficial Ownership Certification in relation to the Borrower.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(d) and the satisfaction of the following conditions:
(a)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representations or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);
(c)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) the aggregate Revolving Credit Exposures of all Lenders shall not exceed the Aggregate Revolving Commitment Amount, and (ii) the aggregate Alternative Currency Revolving Credit Exposures of all Lenders shall not exceed the Aggregate Alternative Currency Revolving Commitment Amount; and
(d)the Borrower shall, to the extent applicable, have delivered the required Notice of Borrowing.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
Section 3.3.Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

Section 3.4.Removal of Unencumbered Properties and Releases of Loan Parties.
(a)The Loan Parties may remove any Real Property Asset as an Unencumbered Property hereunder, and (as applicable) obtain release of any Subsidiary Loan Party in connection therewith from the Obligations hereunder through satisfaction of each of the following conditions:
(i)the Borrower shall deliver to the Administrative Agent, not less than five (5) Business Days (or such shorter period as is agreed to by the Administrative Agent in its sole discretion) prior to the date of such removal or release, as applicable, a written notice of the removal or release, as applicable, of the applicable Loan Party or Unencumbered Property;
(ii)the Borrower shall deliver, together with such request for removal or release, as applicable, a Compliance Certificate showing that on the date of such removal or release, as applicable, and after giving effect to such removal or release, as applicable, and any corresponding payment of the Loans, the Loan Parties will be in compliance with the Financial Covenants;
(iii)a Responsible Officer of the Borrower shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable removal or release, as applicable, any payment of the Loans that will be made on or prior to the date of such removal or release, as applicable, and any addition of any Unencumbered Property to occur on or prior to the date of such removal or release, as applicable.
To the extent all such conditions to removal or release, as applicable, are satisfied or waived, the Administrative Agent will promptly deliver, as soon as reasonably practical and, in any event, within ten (10) Business Days of the request by any Loan Party made on or after the date such conditions to removal or release, as applicable, are satisfied or waived, to the applicable Loan Party, such documentation as such Loan Party reasonably requests to evidence the release of such Loan Party, to the extent such Loan Party is not a
Material Subsidiary, as the case may be, from the Obligations.

    (b)    Whenever the Administrative Agent on behalf of the Lenders is required (or is authorized by the Required Lenders to) provide a release of a Loan Party or removal of a Real Property Asset as an Unencumbered Property under this Agreement, the Administrative Agent shall provide such release promptly (and in the case of a release of a Loan Party within the time period set forth in Section 11.8) and, to the extent the release of such Loan Party or removal of such Real Property Asset is being requested in connection with any Disposition permitted under this Agreement, the Administrative
Agent shall deliver such documentation necessary to evidence and effectuate such removal or release, as applicable, substantially concurrently with the closing of such
Disposition to the extent the Administrative Agent has received at least ten (10) Business
Days prior written notice of the requirements for such removal or release.

Article IV
REPRESENTATIONS AND WARRANTIES
Each of the Loan Parties represents and warrants, after giving effect to the transactions contemplated hereby, to the Administrative Agent, each Lender and each Issuing Bank as follows:

Section 4.1.Due Organization and Good Standing. Each of the Loan Parties (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of clauses (b) and (c), where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.Power and Authority, Due Authorization, Execution, Delivery and Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.Governmental and Third Party Consents and Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the REIT Guarantor or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the REIT Guarantor or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the REIT Guarantor or any of its Subsidiaries (other than payments in accordance with the Loan Documents) and (d) will not result in the creation or imposition of any Lien on any asset of the REIT Guarantor or any of its Subsidiaries, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.
Section 4.4.Financial Statements; Material Adverse Change.
(a)[Reserved].
(b)The financial statements delivered pursuant to Section 5.1(a) and Section 5.1(b) fairly present in all material respects the consolidated financial condition of the REIT Guarantor and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied (except as noted therein), subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to Section 5.1(b).
(c)Since June 30, 2026, there have been no changes with respect to the REIT Guarantor and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Consolidated Parties (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Borrower, REIT Guarantor and its Subsidiaries, taken as a whole, or (ii) which could reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document.

(b)Except as could not reasonably be expected to have a Material Adverse Effect:
(i)To the knowledge of the Responsible Officers of the Loan Parties, each of the Real Property Assets owned by the Loan Parties and all operations with respect to each of the Real Property Assets owned by the Loan Parties are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Real Property Assets owned by the Loan Parties or the businesses of the Loan Parties that are likely to give rise to any liability to any Loan Party or Property Party under any applicable Environmental Laws.
(ii)To the knowledge of the Responsible Officers of the Loan Parties, none of the Real Property Assets owned by the Loan Parties contains, or has previously contained, any Hazardous Materials at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability of any Loan Party or Property Party under, applicable Environmental Laws.
(iii)To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party or Property Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Property Assets owned by the Loan Parties or Property Parties or the businesses of the Loan Parties or any Property Party, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(iv)To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party or Property Party has generated, treated, stored or disposed of Hazardous Materials at, on or under any of the Real Property Assets owned by the Loan Parties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Loan Parties, Hazardous Materials have not been transported or disposed of from the Real Property Assets owned by the Loan Parties, in each case by or on behalf of any Loan Party or Property Party, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.
(v)To the knowledge of the Responsible Officers of the Loan Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Loan Party or Property Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, the Real Property Assets owned by the Loan Parties or the businesses of the Loan Parties.
Section 4.6.Compliance with Laws.
(a)Each of the Consolidated Parties is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)To the knowledge of the Responsible Officers of the Loan Parties, each of the Unencumbered Properties, and the uses of the Unencumbered Properties, are in compliance in all material respects with all Requirements of Law and all orders, writs, injunctions and decrees applicable to the Unencumbered Properties owned by the Loan Parties (including, without limitation, building and zoning laws and Health Care Laws), except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c)No Loan Party or Property Party is in default after all applicable notice and cure periods under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 4.7.Investment Company Act. None of the Loan Parties is (a) required to be registered as an “investment company” or is “controlled” by an “investment company” required to register, as such terms are defined in the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.Taxes. The REIT Guarantor and its Subsidiaries and each other Person for whose taxes the REIT Guarantor or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the REIT Guarantor or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP, or except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 4.9.Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the REIT Guarantor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur that would be reasonably expected to have a Material Adverse Effect. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, the REIT Guarantor, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. Except as would not reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect, no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, in each, case except as would not reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Borrower represents and warrants as of the Closing Date that Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, or this Agreement.
Section 4.11.Ownership of Property.
(a)Each of the Consolidated Parties has good title to, or valid leasehold interests in or other right to occupy, all of its real and personal property material to the operation of its business, in each case free and clear of Liens prohibited by this Agreement. The real and personal property of each of the Consolidated Parties is subject to no Liens, other than Liens permitted pursuant to Section 7.2.
(b)As of the Closing Date, (i) all Real Property Assets owned or leased by the Borrower and its Subsidiaries is set forth on Schedule 4.11; and (ii) all Ensign Assets are listed on Part B of Schedule 4.11.
Section 4.12.Accuracy of Disclosure. None of the reports (including, without limitation, all reports that the REIT Guarantor or the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information (other than projected financial information and other forward looking information and information of a general industry nature) furnished by or on behalf of the REIT Guarantor or the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such projected information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material.
Section 4.13.Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against the REIT Guarantor or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against or affecting the REIT Guarantor or any of its Subsidiaries, and no unfair labor practice charges or grievances are pending against the REIT Guarantor or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the REIT

Guarantor or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the REIT Guarantor or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14.Subsidiaries. As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate in connection with the delivery of financial statements pursuant to Section 5.1(a), Schedule 4.14 correctly sets forth as of the Closing Date the correct legal name, tax identification number and the jurisdiction of formation of the Loan Parties. Except as set forth on Schedule 4.14, as of the Closing Date: (i) no Loan Party (other than the REIT Guarantor) has issued to any third party any securities convertible into any equity interest in such Loan Party, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Loan Party (other than the REIT Guarantor) is owned by the Persons indicated on Schedule 4.14, is validly issued, fully paid and non-assessable, and is free and clear of all Liens (other than Liens permitted pursuant to this Agreement), warrants, options and rights of others of any kind whatsoever. Except as permitted under Section 5.12 (including with respect to Subsidiaries who are not required to be Guarantors or Loan Parties), each Subsidiary owning an Unencumbered Property or directly or indirectly owning any Capital Stock of any other Loan Party is a Loan Party hereunder. Each Property Party (other than the REIT Guarantor and the Borrower) is a Wholly Owned Subsidiary of the Borrower, an Accepted JV Entity or an Accepted JV Owner.
Section 4.15.Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the REIT Guarantor and its Subsidiaries, on a consolidated basis, are Solvent.
Section 4.16.Insurance. The Real Property Assets of the REIT Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the REIT Guarantor (except with respect to Real Property Assets that do not constitute Unencumbered Properties and except with respect to captive insurance companies of any Tenant or any self-insurance of any Tenant maintained in compliance with the applicable Facility Lease), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT Guarantor or the applicable Subsidiary operates.
Section 4.17.Reserved.
Section 4.18.Real Property Assets; Leases.
(a)Intentionally Deleted.
(b)As of the Closing Date, Part II of Schedule 4.18 is a true and complete, in all material respects, list of (i) the street address of each Real Property Asset owned by any Loan Party or leased pursuant to an Eligible Ground Lease; (ii) the applicable Loan Party which owns or leases each such Real Property Asset; (iii) the facility type of each such other Real Property Asset; (iv) the lease(s) to which each such Real Property Asset is subject; (v) the name and address of the Tenants with respect to each such Real Property Asset and (vi) whether such Real Property Asset is an Unencumbered Property.
(c)As of the Closing Date, Part III of Schedule 4.18 sets forth all subleases, other than any Facility Subleases, known by a Borrower to exist with respect to the Facility Leases relating to any of the Unencumbered Properties owned by any Loan Party (other than any Multi-Tenant Buildings), the termination of which could reasonably be expected to result in a material adverse effect on the applicable Tenant’s ability to continue to make scheduled payments to the applicable Loan Party under the applicable Facility Lease, together with the applicable Tenant with respect thereto, the remaining term of the sublease and whether or not such Tenant is current on payments due thereunder.

(d)Intentionally Deleted.
(e)To the knowledge of the Responsible Officers of the Loan Parties, each of the facilities located on the Unencumbered Properties owned by the Loan Parties complies in all material respects with the requirements of Section 5.8 of this Agreement. To the knowledge of the Responsible Officers of the Loan Parties, as of the Closing Date, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed on Part II of Schedule 4.18. To the knowledge of the Responsible Officers of the Loan Parties, as of the Closing Date, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed on Part II of Schedule 4.18 which has not been (or, if applicable, will not be able to be) fully remediated with available insurance proceeds.
Section 4.19.Assignment of Claims Act. Except as set forth on Schedule 4.19 as of the Closing Date, no Loan Party is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.
Section 4.20.Healthcare Matters.
(a)Compliance with Health Care Laws. Without limiting the generality of Section 4.6 hereof or any other representation or warranty made herein, each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant, is in compliance with applicable provisions of federal and state laws governing Medicare and any state Medicaid programs and any statutes or any regulations promulgated pursuant to such laws, including, without limitation, Sections 1320a-7, 1320a-7a, 1320a-7b and 1395nn of Title 42 of the United States Code, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, the exclusion laws (42 U.S.C. 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and related state or local statutes or regulations promulgated under such laws (“Health Care Laws”), except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(i)To the knowledge of the Responsible Officers of the Loan Parties, the business practices of each Tenant under an Ensign Master Lease and each Eligible Tenant are in compliance with, as applicable to their respective businesses, federal or state laws regarding physician ownership of (or financial relationship with) and referral to entities providing healthcare related goods or services, or laws requiring disclosure of financial interests held by physicians in entities to which they may refer patients for the provisions of health care related goods or services, except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties, except as set forth on Schedule 4.20 as of the Closing Date, there are no Medicare, Medicaid or any other recoupment or recoupments of any governmental or private health care payor being sought, requested, claimed, or threatened, against any Tenant under an Ensign Master Lease and any Eligible Tenant, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(ii)[Reserved].
(iii)In accordance with applicable Health Care Laws and except where such noncompliance has not had or would not reasonably be expected to have,

individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has: (i) verified that all employees, independent contractors and other suppliers, including physicians, advanced practice nurses, dentists, therapists and physician assistants providing clinical services have valid and current licenses, permits and credentials, (ii) conducted criminal background checks on all such persons, and (iii) verified that none of such persons is included on an applicable federal, state or other applicable listing of excluded persons, including the HHS/OIG List of Excluded Individuals/Entities, prior to their employment or engagement as contractors, as applicable, and have continued to conduct such verifications on all such persons thereafter, as required by such applicable Health Care Laws.
(iv)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties, (i) all cost reports, other reports, data, claims and information required to be filed by any Tenant under an Ensign Master Lease or any Eligible Tenant in connection with any applicable state or federal healthcare program (“Program”) have been timely filed and were true and complete at the time filed (or were corrected in or supplemented by a subsequent filing if so required); (ii) there are no claims, actions or appeals pending (and to the knowledge of the Responsible Officers of the Loan Parties, no Tenant under an Ensign Master Lease and no Eligible Tenant has made any filing or submission that would result in any claims, actions or appeals) before any court, regulatory body, administrative agency, governmental body, arbitrator or other authority (including governmental fiscal agents) with respect to any Program reports or claims filed by a Tenant under an Ensign Master Lease or an Eligible Tenant on or before the date hereof, or with respect to any disallowances by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any audit or any claims; (iii) no validation review, survey, inspection or program integrity review related to any Tenant under an Ensign Master Lease or any Eligible Tenant has been conducted by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any Program within the past three (3) years, and no such reviews are scheduled, pending, threatened against or affecting any Tenant under an Ensign Master Lease or any Eligible Tenant.
(v)To the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has paid or caused to be paid or will pay in connection with its next quarterly credit balance all known and undisputed material refunds that have become due, overpayments or adjustments, except to the extent such failure to pay has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Health Care Permits.
(i)Each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and conduct its business (including without limitation such permits as are required under such federal, state and other Health Care Laws, and under similar licensure laws and such insurance laws and regulations, as are applicable thereto) (“Health Care Permits”), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect.

(ii)To the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to receive reimbursement, to the extent applicable, from Medicare and/or Medicaid for any item or service furnished by such Person in any jurisdiction where it conducts business except to the extent the failure to obtain billing number(s) or related documentation could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties, no Tenant under an Ensign Master Lease and no Eligible Tenant is currently subject to suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s), except to the extent such suspension, revocation, renewal or denial would not reasonably be expected to result in a Material Adverse Effect.
Section 4.21.OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or, to the Borrower’s actual knowledge, any director, officer, or employee thereof: (i) is a Sanctioned Person; or (ii) derives any of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country; and none of the proceeds from any Loan, and no Letter of Credit, will be used directly or to the Loan Parties’ knowledge, indirectly, to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Country or in violation of Anti-Corruption Laws; or (iii) is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), or located, organized or resident in a country or territory that is the subject of Sanctions. Each of the Loan Parties and its Subsidiaries, and to the knowledge of the Loan Parties, each director, officer or employee of the Loan Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Loan Parties, their Subsidiaries, and their respective directors, officers and employees.
Section 4.22.Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 4.23.No Default. No Default has occurred and is continuing.
Section 4.24.Intellectual Property. Each of the REIT Guarantor and its Subsidiaries owns or has the right to use all patents, trademarks, copyrights, service marks, and trade names, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, copyrights, service marks, and trade names, and rights with respect to the foregoing, of any other Person that would reasonably be expected to result in a Material Adverse Effect.
Section 4.25.REIT Status. Except as otherwise set forth on Schedule 4.25, the REIT Guarantor is organized and will operate in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable the REIT Guarantor to meet the requirements for qualification and taxation as a REIT.
Section 4.26.Affected Financial Institution. None of the Borrower, the REIT Guarantor or any other Guarantor is an Affected Financial Institution.
Section 4.27.Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Article V
AFFIRMATIVE COVENANTS
The Loan Parties covenant and agree that until Payment in Full of the Obligations:
Section 5.1.Financial Statements and Other Information. The REIT Guarantor and the Borrower will deliver to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)not later than ten (10) days following the filing of the REIT Guarantor’s Form 10-K with the Securities and Exchange Commission, and in any event within ninety (90) days after the end of each Fiscal Year of the REIT Guarantor, a copy of the annual audited report for such Fiscal Year for the REIT Guarantor and its Subsidiaries, containing a consolidated balance sheet of the REIT Guarantor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the REIT Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than any “going concern” or similar qualification or exception related to the maturity of the Obligations, the Senior Notes or any other Indebtedness not prohibited hereunder)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the REIT Guarantor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b)not later than ten (10) days following the filing of the REIT Guarantor’s Form 10-Q with the Securities and Exchange Commission, and in any event within sixty (60) days after the end of each Fiscal Quarter of each of the first three (3) Fiscal Quarters of each Fiscal Year of the REIT Guarantor (or if the REIT Guarantor is not required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then sixty (60) days after the end of each of the first three (3) Fiscal Quarters in each Fiscal Year), an unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income of the REIT Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the REIT Guarantor’s previous Fiscal Year;
(c)[Reserved];
(d)concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal or chief financial officer of the REIT Guarantor (i) certifying that such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of REIT Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP, in the case of quarterly financial statements subject only to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations demonstrating whether the Borrower is in compliance with the financial covenants set forth in Article VI (beginning with the first full Fiscal Quarter following the Closing Date), (iv) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the REIT Guarantor and its Subsidiaries that impacts such financial statements, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(e)[Reserved];
(f)within sixty (60) days after the end of the calendar year, a budget for REIT Guarantor and its Subsidiaries for the succeeding Fiscal Year, containing a projected income statement, balance sheet and statement of cash flows;
(g)[Reserved];
(h)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the REIT Guarantor or the Borrower to its equity holders generally, as the case may be;
(i)promptly following any reasonable request therefor, such other information with respect to the Real Property Assets as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request and as is reasonably available to the REIT Guarantor or any of its Subsidiaries (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the REIT Guarantor notifies the Administrative Agent that such information is being withheld and the reason therefor);
(j)promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification materially untrue or inaccurate, an updated Beneficial Ownership Certification for the Borrower; and
(k)promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the REIT Guarantor or any of its Subsidiaries as the Administrative Agent may reasonably request (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or could result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the REIT Guarantor notifies the Administrative Agent that such information is being withheld and the reason therefor).
So long as the REIT Guarantor is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements referred to in clauses (a), (b) and (h) upon the filing of such reports with the Securities and Exchange Commission.
Section 5.2.Notices of Material Events. The REIT Guarantor and the Borrower will deliver to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)the occurrence of any Default or Event of Default;

(b)the filing or commencement of, or any material development in, any action, suit, proceeding, audit, claim, demand, order or dispute with, by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Loan Parties, affecting the REIT Guarantor, any of its Subsidiaries or, to the knowledge of any Loan Party, any Tenant under an Ensign Master Lease that (i) seeks injunctive or similar relief, or (ii) alleges potential or actual violations of any Health Care Law by the REIT Guarantor, any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Loan Parties, any Tenant under an Ensign Master Lease or its Licensed Personnel, which, in each case above, could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any event or any other development by which the REIT Guarantor or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)promptly and in any event within fifteen (15) days after (i) becoming aware that any ERISA Event has occurred that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the REIT Guarantor, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (A) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable that could reasonably be expected to result in liability to a Property Party, (B) of the incurrence of any material Withdrawal Liability, (C) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, or (D) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, in each case, which, either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Borrower;
(e)the occurrence of any event of default, or the receipt by the REIT Guarantor or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the REIT Guarantor or any of its Subsidiaries;
(f)[Reserved];
(g)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(h)at least five (5) days prior thereto (or such shorter period as the Administrative Agent may agree to), notice of any change (i) in any Loan Party’s legal name (but, for the avoidance of doubt, excluding any trade names), (ii) in any Loan Party’s organizational existence, (iii) in any Loan Party’s federal taxpayer identification number or organizational number or jurisdiction of organization or (iv) any Loan Party’s accounting or financial reporting practices;

(i)[reserved];
(j)no later than ten (10) Business Days after any Responsible Officer of the Borrower or any of its Subsidiaries has actual knowledge of:
(i)any claim to recover any alleged overpayments (other than any such claim made against the REIT Guarantor or any of its Subsidiaries that relates to a period during which the REIT Guarantor or such Subsidiary did not operate the respective facility) with respect to any receivables in excess of $10,000,000; and
(ii)notice of the occurrence of any material reportable event or similar term as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which the REIT Guarantor or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Loan Parties, any Eligible Tenant has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any
Each notice or other document delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto (which, in the case of any event or development with respect to a Tenant, shall be limited to such notices and documentation in the possession of the Loan Parties and limited to the actions taken or proposed to be taken that a Responsible Officer of a Loan Party has actual knowledge of).
Section 5.3.Existence; Conduct of Business. The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to (i) maintain in full force and effect its legal existence and (ii) preserve, renew and maintain its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4.Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA, Health Care Laws and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Loan Parties, their Subsidiaries, and their respective directors, officers, and employees and shall promptly advise the Administrative Agent in writing in the event that the Loan Parties shall determine that any investors in the Loan Parties are in violation of Anti-Corruption Laws or Sanctions applicable to them.
Section 5.5.Payment of Taxes and Other Obligations. The Loan Parties will, and will cause each of their Subsidiaries to, pay and discharge (or cause to be paid or discharged) all tax liabilities, assessments and governmental charges or levies all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance or other Lien permitted by Section 7.2) upon it or its properties or assets (including, without limitation, each Unencumbered Property), unless (a) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or Subsidiary or (b) the failure to pay any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.Books and Records. The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the REIT Guarantor in conformity with GAAP.
Section 5.7.Visitation and Inspection. The Loan Parties will, and will cause each of their Subsidiaries to, permit any representative or independent contractor of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection in any Fiscal Year; (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply; (c) any such inspection and examination, copies and discussions shall not be permitted to the extent it would violate confidentiality agreements or result in a loss of attorney-client privilege or claim of attorney work product so long as the Borrower notifies the Administrative Agent of such limitation and the reason therefor; and (d) any such inspection and examination, copies and discussions shall be subject to the terms of any applicable lease.
Section 5.8.Maintenance of Properties. Subject to Section 7.6, the Loan Parties will, and will cause each of their Subsidiaries to protect and preserve, or cause to be protected and preserved all Unencumbered Properties and other material Real Property Assets and maintain, or cause to be maintained, in good repair, working order and condition all Unencumbered Properties and other material Real Property Assets (ordinary wear and tear, force majeure, casualty and condemnations events excepted).
Section 5.9.Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies which are not Affiliates of any Loan Party insurance with respect to its properties and business, and the properties and business of the REIT Guarantor and its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and will, upon request of the Administrative Agent (which request shall be given no more than once in any Fiscal Year, unless an Event of Default has occurred and is continuing), furnish to each Lender a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the REIT Guarantor and its Subsidiaries in accordance with this Section; provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.9 due to a Tenant’s act or omission with respect to an Unencumbered Property, such violation shall not constitute a Default or Event of Default so long as the Borrower delivers notice to the Administrative Agent that such Real Property Asset is removed as an Unencumbered Property and demonstrates pro forma compliance with the Financial Covenants.
Section 5.10.Use of Proceeds; Margin Regulations. The Borrower shall use the proceeds of any Revolving Loan, Alternative Currency Revolving Loan or Term Loan hereunder for general corporate purposes not in contravention of any Requirement of Law or of any Loan Document, including, but not limited to the acquisition of Real Property Assets or companies owning Real Property Assets, refinancing existing indebtedness, funding working capital, acquisitions, dividends and capital expenditures and any other purposes not prohibited by the Loan Documents (it being understood and agreed that no Loan Party shall use such proceeds, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X). All Letters of Credit will be used for general corporate purposes.
Section 5.11.Casualty and Condemnation. The Loan Parties will, and will cause each of their Subsidiaries to, furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Unencumbered Properties or the commencement of any action or preceding for the taking of any material portion of any such Real Property Asset or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
Section 5.12.Additional Subsidiaries.
(a) Subject to Section 5.12(c) below, as a condition to the initial and ongoing inclusion of any Real Property Asset as an Unencumbered Property, if applicable, the REIT Guarantor and the Borrower shall (i) cause (as applicable) (x) the Subsidiary that (or the applicable JV Entity that indirectly) owns such Unencumbered Property, if such Subsidiary (or the applicable JV Entity) is a Person organized under the laws of any state of the United States or the District of Columbia and is not an Accepted JV Entity or an Accepted JV Owner, to become a Guarantor hereunder through the execution and delivery to the Administrative Agent of a Joinder Agreement (it being understood for the avoidance of doubt that, notwithstanding anything in this Agreement to the contrary, Subsidiaries which are Accepted JV Entities or Accepted JV Owners and Subsidiaries organized under the laws of Canada, a province thereof or the United Kingdom may be owners of Real Property Assets that are included as Unencumbered Properties, subject to the limitations in Section 7.12(b) if applicable, without such Subsidiaries becoming Guarantors hereunder, provided for the avoidance of doubt such Subsidiary shall constitute a Property Party hereunder (it being understood that at Borrower’s discretion Subsidiaries organized under the laws of Canada, a province thereof or the United Kingdom may become Guarantors hereunder)) and (y) each Subsidiary that is not a Loan Party (other than an Excluded Subsidiary) that owns, directly or indirectly, any Capital Stock of any Subsidiary which becomes a guarantor pursuant to clause (x) above to become a Guarantor hereunder through the execution and delivery to the Administrative Agent of a Joinder Agreement, in each case under this clause (i), on or before the date on which an Unencumbered Property owned by any such Subsidiary or JV Entity is initially included as an Unencumbered Property; and (ii) cause each such Subsidiary (or the applicable JV Entity) to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary (or the applicable JV Entity) , favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent, and such other information required in order for the Administrative Agent and the Lenders to comply with PATRIOT Act, OFAC, the Beneficial Ownership Regulation, and other “know-your-customer” diligence requirements.
(b) Subject to Section 5.12(c) below, upon the acquisition, incorporation or other creation of any other direct or indirect Material Subsidiary of the REIT Guarantor if such Subsidiary is a U.S. Person, other than a U.S. Person substantially all of whose assets are one or more Foreign Subsidiaries, or at any time that any Immaterial Subsidiary becomes a Material Subsidiary, if such Subsidiary is a U.S. Person, other than a U.S. Person substantially all of whose assets are one or more Foreign Subsidiaries, then in either such case the Borrower shall (i) cause such Material Subsidiary (and each Subsidiary that is not a Loan Party that owns, directly or indirectly, any Capital Stock of any such Material Subsidiary) to become a Guarantor hereunder through the execution and delivery to the Administrative Agent of a Joinder Agreement not later than thirty (30) days after such acquisition, incorporation or other creation (or such longer period as may be agreed to in writing by the Administrative

Agent), and (ii) cause such Material Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Material Subsidiary, favorable opinions of counsel to such Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent, and such other information required in order for the Administrative Agent and the Lenders to comply with PATRIOT Act, OFAC, the Beneficial Ownership Regulation and other “know- your-customer” diligence requirements.
(c) Notwithstanding Section 5.12(a) and Section 5.12(b), upon the REIT Guarantor obtaining an Investment Grade Rating (it being understood that as of the Closing Date the REIT Guarantor has an Investment Grade Rating), no Subsidiary (including any JV Entity) of the REIT Guarantor shall be required to become a Guarantor or a Loan Party unless such Subsidiary creates, incurs, acquires, assumes, suffers to exist or otherwise is or becomes liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Debt or the Indebtedness of another Loan Party (as a guarantor) or the REIT Guarantor ceases to have an Investment Grade Rating. If the REIT Guarantor has an Investment Grade Rating, and provided that no Default or Event of Default exists, the Administrative Agent shall promptly release any Subsidiary of the REIT Guarantor from its obligations hereunder upon receipt by the Administrative Agent of a certificate from an officer of the REIT Guarantor certifying that such Subsidiary has not created, incurred, acquired, assumed, suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Debt or the Indebtedness of another Loan Party (as a guarantor) (or simultaneously with the release hereunder will be released from liability with respect to such Indebtedness). In the event that at any time after a Subsidiary shall have been released from its Obligations hereunder or from its obligation to become a Guarantor pursuant to Section 5.12(a) or Section 5.12(b), such Subsidiary becomes obligated on any Recourse Debt or the Indebtedness of another Loan Party (as a guarantor) or the REIT Guarantor ceases to have an Investment Grade Rating, the Borrower shall within ten (10) Business Days (or such later date as agreed by the Administrative Agent) after such occurrence cause such Subsidiary to become a Guarantor under Section 5.12(a) or Section 5.12(b) of this Agreement to execute and deliver the documents required in said Section 5.12(a) or Section 5.12(b). Notwithstanding anything herein contained to the contrary, the foregoing provisions shall not apply to the REIT Guarantor, which may only be released upon the written approval of the Administrative Agent and all of the Lenders.
Section 5.13.REIT Status Except as otherwise disclosed on Schedule 4.25, the REIT Guarantor (a) will, and will cause each of its Subsidiaries to, be organized and operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the REIT Guarantor’s qualification as a REIT, and (b) will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file (taking into account any valid extensions) with the IRS all returns and reports required thereby.
Section 5.14.Further Assurances. The Loan Parties will, and will cause each of their Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable Requirement of Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.
Section 5.15.RESERVED.
Section 5.16.Environmental Matters. The Loan Parties will, and will cause their applicable Subsidiaries and the Tenants to, (i) comply with all Environmental Laws in respect of the Real Property Assets owned by such Persons except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect; and (ii) promptly take all actions reasonably necessary to prevent the imposition of any Liens (other than Permitted Encumbrances or other Liens permitted under Section 7.2) on any such Real Property Assets arising out of or related to any Environmental Laws; provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.16 due to a Tenant’s act or omission with respect to an Unencumbered Property, such violation shall not constitute a Default or Event of Default so long as the Borrower delivers notice to the Administrative Agent that such Real Property Asset is removed as an Unencumbered Property and demonstrates pro forma compliance with the Financial Covenants.
Section 5.17.Beneficial Ownership Information. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
Article VI
FINANCIAL COVENANTS
The Loan Parties covenant and agree that until Payment in Full of the Obligations
Section 6.1.Consolidated Leverage Ratio. The Loan Parties shall cause the Consolidated Leverage Ratio, as of the last day of each Fiscal Quarter, to be equal to or less than sixty percent (60%); provided that, if the Borrower shall have consummated a Material Acquisition, then the Loan Parties shall cause the Consolidated Leverage Ratio, as of the last day of each Fiscal Quarter for the four consecutive Fiscal Quarter period following such Material Acquisition, to be equal to or less than sixty-five percent (65%); provided that in no event shall the Consolidated Leverage Ratio exceed sixty-five percent (65%) at any time or exceed sixty percent (60%) for more than four (4) consecutive Fiscal Quarters in any consecutive five (5) Fiscal Quarter period.
Section 6.2.Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall cause the Consolidated Fixed Charge Coverage Ratio for the Measurement Period with respect to each Fiscal Quarter to be equal to or greater than 1.50 to 1.00.
Section 6.3.Consolidated Tangible Net Worth. The Loan Parties shall cause the Consolidated Tangible Net Worth as of the last day of each Fiscal Quarter to be equal to or greater than the sum of (i) $$3,835,850,250 plus (ii) an amount equal to seventy-five percent (75%) of the net cash proceeds received by the REIT Guarantor from any issuance or sale of shares of its Capital Stock (other than (a) Convertible Indebtedness and any Permitted Warrant Transactions and (b) any net cash proceeds to the extent other equity securities of REIT Guarantor are redeemed, retired or repurchased within ninety (90) days before or after such equity issuance) during the period following the Closing Date and ending as of the last day of the Fiscal Quarter for which such calculation is being performed.
Section 6.4.RESERVED.
Section 6.5.Secured Debt. The Loan Parties shall cause the aggregate principal amount of all Secured Debt as of the last day of each Fiscal Quarter to be less than or equal to forty percent (40%) of the Consolidated Total Asset Value.
Section 6.6.RESERVED.
Section 6.7.Consolidated Unsecured Leverage Ratio. The Loan Parties shall cause the Consolidated Unsecured Leverage Ratio, as of the last day of each Fiscal Quarter, to be equal to or less than sixty percent (60%); provided that, if the Borrower shall have consummated a Material Acquisition, then the Loan Parties shall cause the Consolidated Unsecured Leverage Ratio, as of the last day of each Fiscal Quarter for the four consecutive Fiscal Quarter period following such Material Acquisition, to be equal to or less than sixty-five percent (65%); provided that in no event shall the Consolidated Unsecured Leverage Ratio exceed sixty-five percent (65%) at any time or exceed sixty percent (60%) for more than four (4) consecutive Fiscal Quarters in any consecutive five (5) Fiscal Quarter period.
Section 6.8.Consolidated Unsecured Interest Coverage Ratio. The Loan Parties shall cause the Unsecured Interest Coverage Ratio, as of the last day of each Fiscal Quarter, to be equal to or greater than 1.75 to 1.00.
Article VII
NEGATIVE COVENANTS
The Loan Parties covenant and agree that until Payment in Full of the Obligations:
Section 7.1.Indebtedness and Preferred Equity. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness created pursuant to the Loan Documents;
(b)Indebtedness of the Loan Parties and their Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and Permitted Refinancing Indebtedness with respect thereto;
(c)Indebtedness of the Borrower or any of its Subsidiaries (other than a Property Party) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (it being understood that the completion of the construction or development of additional beds at existing facilities or new facilities shall constitute the acquisition of property), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancing or replacement other than in an amount not to exceed unpaid interest and fees and expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any one time outstanding;
(d)Indebtedness among the Loan Parties and their Subsidiaries; provided that any such Indebtedness that is owed to a Loan Party by a Subsidiary that is not a Loan Party must be permitted pursuant to Section 7.4 (other than Section 7.4(d));
(e)Guarantees by the REIT Guarantor or any of its Subsidiaries of Indebtedness otherwise permitted to be incurred by the REIT Guarantor or any of its Subsidiaries under this Section 7.1; provided that any such Guarantee by a Loan Party for the benefit of a Subsidiary that is not a Loan Party shall be subject to Section 7.4 (other than Section 7.4(d));
(f)[Reserved]
(g)Hedging Obligations permitted by Section 7.10;
(h)Convertible Indebtedness and Permitted Refinancing Indebtedness with respect thereto;
(i)other Indebtedness; provided that, immediately after giving effect thereto and to any use of proceeds thereof and to any Acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) and on or prior to such date, the Loan Parties are in compliance with the

Financial Covenants on a pro forma basis calculated as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.1(a) or Section 5.1(b) (and Permitted Refinancing Indebtedness with respect thereto);
(j)Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit arising in the ordinary course of its business;
(k)cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(l)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(m)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and
(n)other Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding.
Section 7.2.Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)[Reserved];
(b)Permitted Encumbrances;
(c)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(d)judgment and attachment liens (and surety bonds related thereto) not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings with respect to which adequate reserves are being maintained in accordance with GAAP;
(e)Liens on any property or asset of the Loans Parties or any of their Subsidiaries existing on the date hereof and set forth on Schedule 7.2;
(f)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset, including cash revenues generated by, or derived from, such asset and other than proceeds of such Indebtedness pending disbursement, and (iv) the

Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets;
(g)Liens on any property or asset of the Loans Parties or any of their Subsidiaries (other than Unencumbered Properties, the equity interests held directly or indirectly by the REIT Guarantor in any Property Party or the equity interests held directly or indirectly by the Borrower in any Property Party) securing Indebtedness permitted pursuant to Section 7.1 and, with respect to any such Indebtedness, Hedging Obligations entered into in connection with such Indebtedness and secured by the same collateral as such Indebtedness;
(h)Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
(i)deposits to secure the performance of bids, trade contracts, leases and licenses, statutory obligations, surety bonds (other than bonds related to judgments or litigations), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(j)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods not prohibited by this Agreement and entered into by the REIT Guarantor or any of its Subsidiaries in the ordinary course of business;
(k)Liens on cash and other Investments deposited to discharge, redeem or defease Indebtedness that was permitted to so be repaid;
(l)(i) Liens solely on any cash earnest money deposits made by the REIT Guarantor or any of its Subsidiaries and (ii) restrictions on transfers of assets that are subject to sale or transfer pursuant to purchase and sale arrangements, in each case under this clause (l) in connection with any letter of intent or purchase agreement in respect of an Acquisition, Investment or Disposition permitted by this Agreement;
(m)licenses and sub-licenses of intellectual property in the ordinary course of business;
(n)Liens on or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1, (ii) any such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset, including cash reserves generated by, or derived from, such asset and other than cash used to fund such Indebtedness pending disbursement, and (iv) the Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets;
(o)in the case of any non-Wholly Owned Subsidiary, any put and call arrangements or restrictions on Disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement;
(p)Liens on insurance policies and proceeds and premiums thereof or related thereto, securing Indebtedness permitted under Section 7.1;

(q)extensions, renewals, or replacements of any Lien referred to in subsections (e), (f) and (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than in an amount not to exceed unpaid interest, fees and premiums, and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(r)other Liens securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding; and
(s)other Liens (other than on Unencumbered Properties, the equity interests held directly or indirectly by the REIT Guarantor in any Property Party or the equity interests held directly or indirectly by the Borrower in any Property Party); provided that, immediately after giving effect thereto and to any Acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) and on or prior to such date, the Loan Parties are in compliance with the Financial Covenants on a pro forma basis calculated as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.1(a) or Section 5.1(b).
Section 7.3.Fundamental Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of the assets of the REIT Guarantor and its Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (a) the REIT Guarantor may merge or consolidate with any Subsidiary (other than the Borrower) if the REIT Guarantor is the surviving Person; (b) the Borrower may merge or consolidate with any Subsidiary if the Borrower is the surviving Person; (c) any Subsidiary may merge or consolidate with any other Subsidiary, provided that if any Subsidiary party to such merger or consolidation is a Loan Party, then either a Loan Party is the surviving Person or the surviving Person immediately becomes a Loan Party; (d) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary; provided that if the transferor Subsidiary is a Loan Party, then the transferee must be the Borrower or a Loan Party; (e) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and any Loan Party (other than the Borrower and the REIT Guarantor) may liquidate or dissolve if it has no operations and no or de minimis assets and the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; (f) any Subsidiary may merge or consolidate in connection with the consummation of any Acquisition or other Investment permitted by Section 7.4 or a Disposition permitted by Section 7.6; provided that if such Subsidiary is a Loan Party, then, unless such merger or consolidation is in connection with a permitted Disposition, either a Loan Party is the surviving Person or the surviving Person immediately becomes a Loan Party and (g) the REIT Guarantor, Borrower or any Subsidiary may make any Investment or Disposition otherwise permitted under Section 7.4 or Section 7.6, as applicable.
Section 7.4.RESERVED.
Section 7.5.Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments while an Event of Default is in existence, other than:
(i)Restricted Payments payable by any Loan Party or any Subsidiary solely in interests of any class of its common equity and Restricted Payments payable by the Borrower solely in interests of any class of its common equity and/or any class of common equity of the REIT Guarantor;
(ii)Restricted Payments made by any Subsidiary to the REIT Guarantor or to another Subsidiary; provided that, on at least a pro rata basis with any other shareholders if such Subsidiary is not Wholly Owned by the REIT Guarantor and other Wholly Owned Subsidiaries of the REIT Guarantor, such Restricted Payments shall be made on a pro rata basis to all holders of Capital Stock of such Subsidiary, according to the respective Capital Stock held by such holder, and any elections by such holder (other than any Subsidiary) to receive less than pro rata Restricted Payments;
(iii)Restricted Payments made pursuant to an exchange of or conversion into Capital Stock of the REIT Guarantor or the Borrower;
(iv)(a) any payments in connection with a Permitted Bond Hedge Transaction including in connection with the exercise, settlement, unwinding or termination thereof, and (b) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction, in each instance by (I) delivery of shares of common stock of the REIT Guarantor upon settlement thereof, or (II) by (A) set-off against the related Permitted Bond Hedge Transaction or payment of an early termination amount thereof in common stock upon any early termination thereof;
(v)the REIT Guarantor and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital stock; and
(vi)the REIT Guarantor shall be permitted to make cash distributions as are required for the REIT Guarantor to maintain REIT status or to avoid any excise tax and income tax imposed on the REIT Guarantor.
Section 7.6.Sale of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to make any Disposition, except:
(a)Disposition of (i) obsolete or worn out property or other property not necessary or useful for operations disposed of in the ordinary course of business; and (ii) inventory, fixtures, furniture and equipment, in each case disposed of in the ordinary course of business;
(b)Disposition of cash and other Investments in the ordinary course of business;
(c)Dispositions of equipment or other property to the extent that (i) such equipment or other property is exchanged for credit against the purchase price of similar replacement equipment or other property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or other property;
(d)Dispositions of property by any Subsidiary to a Loan Party or to a Wholly Owned Subsidiary;
(e)Dispositions consisting of any Investments or Restricted Payments permitted pursuant to Section 7.5;
(f)real estate leases entered into in the ordinary course of business;

(g)voluntary termination of (i) assets or contracts (other than leases with respect to Unencumbered Properties, unless, after giving effect to such termination, no Default or Event of Default shall exist) in the ordinary course of business and (ii) Hedging Obligations;
(h)other Dispositions by the Consolidated Parties so long as the fair market value of all such Dispositions pursuant to this clause (h) does not exceed $10,000,000 in the aggregate in any single Fiscal Year; and
(i)Dispositions by the Consolidated Parties not otherwise permitted under this Section 7.6; provided, that (i) at the time of such Disposition, no Default or Event of Default exists and is continuing (that would not be cured by such Disposition) or would result from such Disposition and after giving effect thereto, the Loan Parties are in compliance with the Financial Covenants as of the date of such Disposition.
Section 7.7.Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions between or among the REIT Guarantor and its Subsidiaries in the ordinary course of business or otherwise permitted under this Article VII;
(c)the payment of customary fees and reasonable out of pocket costs to property managers;
(d)employment and severance arrangements between the REIT Guarantor or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
(e)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the REIT Guarantor and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the REIT Guarantor and its Subsidiaries; and
(f)any Restricted Payment permitted by Section 7.5.
Section 7.8.Restrictive Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (including any lease of Real Estate) that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any of their Subsidiaries to create, incur or permit any Lien as security for the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the REIT Guarantor’s Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the REIT Guarantor or any other Subsidiary thereof, to Guarantee Indebtedness of the REIT Guarantor or any other Subsidiary thereof or to transfer any of its property or assets to the REIT Guarantor or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document or the Senior Notes Indenture or any other documentation governing the Senior Notes; (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets (including Real Estate) pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets (including Real Estate) that is sold and such sale is permitted hereunder; (iii) the foregoing shall not apply to restrictions contained in the leases of Real Estate listed on Schedule 7.8 as in effect as of the Closing Date; (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness or the Persons liable for such Indebtedness (or Capital Stock of such Persons); (v) clause (a), and to the extent that it relates to a dividend or distribution of the lease or any interest therein, clause (b) shall not apply to customary provisions in leases restricting the assignment thereof; (vi) the foregoing shall not apply to restrictions contained in Indebtedness permitted pursuant to Section 7.1(c) or Section 7.1(i) to the extent relating to assets or Persons acquired after the Closing Date if such restrictions and conditions apply only to the property or assets securing such Indebtedness; (vii) the foregoing shall not apply to restrictions contained in leases of Real Estate binding upon the tenants thereunder (or guarantors thereof); (viii) the foregoing shall not apply to restrictions contained in any other Indebtedness permitted pursuant to Section 7.1(h) or Section 7.1(i), to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained herein, taken as a whole; (ix) the foregoing shall not apply to restrictions contained in any other Indebtedness permitted pursuant to Sections 7.1(c), to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained in such Indebtedness on the Closing Date, taken as a whole; (x) the foregoing shall not apply to customary restrictions in joint venture arrangements and management contracts; and (xi) the foregoing shall not apply to customary non-assignment provisions in contracts or other customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; provided that such restrictions are limited to assets subject to such licenses and contracts.
Section 7.9.[Intentionally Omitted].
Section 7.10.Hedging Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than (i) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties or any of their Subsidiaries is exposed in the conduct of its business or the management of its liabilities, including, without limitation, any Hedging Transaction entered into in order to hedge against fluctuations in interest rates or currency values that arise in connection with any Borrowing or any Indebtedness permitted pursuant to Section 7.1, (ii) Permitted Bond Hedge Transactions and (iii) Permitted Warrant Transactions. Solely for the avoidance of doubt, the Loan Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction (other than a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction) under which any Loan Party or any of their Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11.Amendment to Organizational Documents. The Loan Parties will not, and will not permit any of their Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in any manner that would have a material adverse effect on the Lenders, the Administrative Agent, or the Loan Parties and their Subsidiaries taken as a whole.
Section 7.12.Unencumbered Properties Consolidated Total Asset Value Limits.
(a)Unencumbered Properties consisting of Eligible Ground Leases shall not exceed fifteen percent (15%) of the Unencumbered Properties Consolidated Total Asset Value, with any amount in excess of such limitation being excluded when calculating the Unencumbered Properties Consolidated Total Asset Value.

(b)Unencumbered Properties located in Canada or the United Kingdom shall not exceed thirty-five percent (35%) of the Unencumbered Properties Consolidated Total Asset Value, with any amount in excess of such limitation being excluded when calculating the Unencumbered Properties Consolidated Total Asset Value.
Section 7.13.Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any business other than businesses of the type conducted by the Loan Party and their Subsidiaries on the date hereof and businesses similar, reasonably related, incidental, ancillary or complementary thereto. For the avoidance of doubt, “back office services”, including, without limitation, the provision of payroll services, shall be deemed complementary to the business of the Loan Parties.
Section 7.14.Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to change the fiscal year of any Loan Party or of any of their Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the REIT Guarantor.
Section 7.15.Government Regulations. The Loan Parties will not, and will not permit any of their Subsidiaries to, be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC “Specially Designated Nationals and Blocked Persons” list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties. The Loan Parties will not, directly or indirectly, knowingly (a) use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions, or (b) use the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
Section 7.16.Limited Activities of GP LLC. GP LLC shall not engage in any business activities other than maintaining its existence, owning and maintaining the general partnership interests in the Borrower and activities related or incidental thereto and performing its obligations under the Loan Documents, the Senior Notes (and the agreements related thereto) and the other agreements contemplated hereby (including any documentation with respect to Indebtedness of GP LLC permitted hereunder) and activities related or incidental thereto.
Article VIII
EVENTS OF DEFAULT
Section 8.1.Events of Default. If any of the following events (each, an “Event of Default”) shall have occurred and be continuing:
(a)any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise;
(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made by the Loan Parties in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or submitted;
(d)any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to the legal existence of the REIT Guarantor or the Borrower), Section 5.10, Section 5.13, or Article VI or VII;
(e)(i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or 5.2, and such failure shall remain unremedied for fifteen days after the earlier of (x) any Responsible Officer of any Loan Party becoming aware of such failure, or (y) notice thereof having been given to the Borrower by the Administrative Agent or any Lender, or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (d) and (e)(i) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for thirty (30) days after the earlier of (x) any Responsible Officer of any Loan Party becoming aware of such failure, or (y) notice thereof having been given to the Borrower by the Administrative Agent or any Lender;
(f)any Loan Party or any of their Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, and without waiver, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, and without waiver, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (in each case, excluding (i) any prepayment or redemption requirements in connection with a Disposition permitted under this Agreement of assets that secure Material Indebtedness to the extent such Material Indebtedness is repaid in connection with such sale and (ii) any offer to prepay or redeem Indebtedness of any Person or securing any assets acquired in an Acquisition permitted pursuant to this Agreement); provided that any event or condition (x) causing or permitting the holders of any convertible Indebtedness to cause such Indebtedness to be converted into common stock of the REIT Guarantor (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (y) requiring an offer to prepay or redeem convertible Indebtedness, or requiring convertible Indebtedness to be redeemed or prepaid, in each case, shall not constitute an Event of Default pursuant to this clause (f); provided, further, that if any default or other event described in this clause (f) shall be cured, or waived by the holder of such Material Indebtedness, then the Default or Event of Default that occurred under this clause (f) by reason of such default or other event under such Material Indebtedness shall be deemed likewise to have been cured or waived hereunder.
(g)the REIT Guarantor, the Borrower or any of their Material Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any the REIT Guarantor, the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the REIT Guarantor, the Borrower or any of their Material Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the REIT Guarantor, the Borrower or any of their Material Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the REIT Guarantor, the Borrower or any of their Material Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due;
(j)RESERVED;
(k)RESERVED;
(l)(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties and their Subsidiaries in an aggregate amount exceeding $75,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $75,000,000 that could reasonably be expected to result in liability to a Loan Party, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $75,000,000 that could reasonably be expected to result in liability to a Loan Party;
(m)any final, non-appealable judgment or order for the payment of money in excess of $75,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not contested or denied coverage, shall be rendered by a court of competent jurisdiction against any Loan Party or any of their Subsidiaries, and there shall be a period of sixty (60) consecutive days during which (i) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) such judgment or order shall remain undischarged, unvacated or unbonded;
(n)any final, non-appealable, non-monetary judgment or order shall be rendered by a court of competent jurisdiction against any Loan Party or any of their Subsidiaries that could reasonably be expected, either individually or in the aggregate for all such events, to have a Material Adverse Effect, and there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(o)a Change in Control shall occur or exist; or

(p)any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
then, and in every such event (other than an event with respect to the REIT Guarantor or the Borrower described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g), (h) or (i) with respect to the REIT Guarantor or the Borrower shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
Section 8.2.Application of Proceeds. All amounts received by the Administrative Agent or any Lender after an Event of Default arises shall be applied as follows:
(a)first, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(b)second, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(d)fourth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Lenders, Issuing Bank, Bank Product Providers, and Lender-Related Hedge Providers based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;
(e)fifth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and
(f)sixth, to the extent any amounts remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses second through fourth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fourth and fifth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
Article IX
THE ADMINISTRATIVE AGENT
Section 9.1.Appointment of the Administrative Agent.
(a)Each Lender irrevocably appoints KeyBank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub- agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Loan Party or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.
Section 9.3.Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4.Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Alternative Currency Revolving Lenders”, “Required First Amendment Term Loan Lenders”, “Required Closing Date USD Term Loan Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not the Administrative Agent hereunder.
Section 9.7.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8.Withholding Tax.
(a)To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
(b)Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
Section 9.9.The Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, any Revolving Credit Exposure, or any Alternative Currency Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Revolving Credit Exposure, Alternative Currency Revolving Credit Exposure, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the

Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
Section 9.11.Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and discretion to effectuate the releases contemplated by Section 10.18 as in effect on the Closing Date.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Loan Party from its obligations under the applicable Loan Documents pursuant to Section 10.18. In each case as specified in Section 10.18, the Administrative Agent is authorized by the Lenders and the Borrower, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release such Loan Party from its obligations under the applicable Loan Documents, in each case in accordance with the terms of the Loan Documents and Section 10.18.
Section 9.12.Co-Syndication Agents. Each Lender hereby designates BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., Bank of America N.A. and Wells Fargo Bank, National Association as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13.Reserved.
Section 9.14.Bank Product Obligations and Hedging Obligations. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Article X
MISCELLANEOUS
Section 10.1.Notices.
(a)Written Notices.
(i)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Loan Parties:	CTR Partnership, L.P. 24901 Dana Point Harbor Drive, Suite A200 Dana Point, California 92629 Attention: Derek Bunker Email: dbunker@ctre.com
CareTrust REIT, Inc. 24901 Dana Point Harbor Drive, Suite A200 Dana Point, California 92629 Attention: Derek Bunker Email: dbunker@ctre.com
With a copy to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 Attention: Sarah Hoffner Telecopy Number: (213) 430-6407 Email: shoffner@omm.com
To the Administrative Agent:	KeyBank National Association 1 N Wacker Drive, Suite 2600 Chicago, IL 60606 Attention: Eric Hafertepen Email: Eric_Hafertepen@KeyBank.com
Amanda Breier Senior Service Officer Commercial Lending Services 1000 Abernathy Road NE Suite 1500, Atlanta, GA 30328
With a copy to:	Riemer & Braunstein LLP 100 Cambridge Street Boston, MA 02114 Attention: Kevin J. Lyons Telecopy Number: (617) 692-3433 Email: klyons@riemerlaw.com

To the Issuing Bank:
KeyBank National Association
1 N Wacker Drive, Suite 2600
Chicago, IL 60606
Attention: Eric Hafertepen
Email: Eric_Hafertepen@KeyBank.com

Amanda Breier
Senior Service Officer
Commercial Lending Services
1000 Abernathy Road NE Suite 1500, Atlanta, GA 30328

KeyBank National Association
1301 Fifth Avenue, 25th Floor (Rainier Tower)
Mail Code WA-31-13-2513
Seattle, WA 98101
Attention: Zach Shulkin

To the Swingline Lender:
KeyBank National Association
1 N Wacker Drive, Suite 2600
Chicago, IL 60606
Attention: Eric Hafertepen
Email: Eric_Hafertepen@KeyBank.com

Amanda Breier
Senior Service Officer
Commercial Lending Services
1000 Abernathy Road NE Suite 1500, Atlanta, GA 30328

KeyBank National Association
1301 Fifth Avenue, 25th Floor (Rainier Tower)
Mail Code WA-31-13-2513
Seattle, WA 98101
Attention: Zach Shulkin

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
(ii)Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(b)Electronic Communications.
(i)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(c)Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform

(the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
(d)Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the REIT Guarantor, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Loan Party nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
Section 10.2.Waiver; Amendments.
(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)increase the Commitment of any Lender without the written consent of such Lender;

(ii)reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Consolidated Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval and any waiver of applicability of any post-default increase in interest rates, shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);
(iii)postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Consolidated Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval and any waiver of applicability of any post-default increase in interest rates, shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);
(iv)change the definition of “Pro Rata Share”, Section 2.21(d) or Section 2.21(e) or Section 8.2, or any other provision of this Agreement, or add any provision of this Agreement, in each case, in a manner that would alter, or would have the effect of altering, the pro rata sharing of payments required thereby, or the order of application of payments or proceeds set forth in Section 2.21(d) or Section 8.2 , without the written consent of each Lender directly affected thereby;
(v)subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case, without the written consent of each Lender;
(vi)change any of the provisions of this subsection (b) or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or
(vii)except as contemplated by Section 5.12 with respect to the Subsidiaries of the REIT Guarantor, release all or substantially all of the guarantors, or limit the liability of all or substantially all such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender;
provided, further, that (A) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person, (B) no amendment, waiver or consent shall, unless signed by the Loan Parties and the Required Revolving Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Revolving Lenders:
(1)amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or Revolving LC Disbursement;

(2)amend or waive non-compliance with any provision of Section 2.12(a);
(3)waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or Revolving LC Disbursement; or
(4)change any of the provisions of this clause (B);
(C) no amendment, waiver or consent shall, unless signed by the Loan Parties and the Required Alternative Currency Revolving Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Alternative Currency Revolving Lenders:
(5)amend or waive compliance with the conditions precedent to the obligations of the Alternative Currency Revolving Lenders to make any Alternative Currency Revolving Loan or Alternative Currency LC Disbursement;
(6)amend or waive non-compliance with any provision of Section 2.12(b);
(7)waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Alternative Currency Revolving Lenders to make any Alternative Currency Revolving Loan or Alternative Currency LC Disbursement; or
(8)change any of the provisions of this clause (C);
(D) no amendment, waiver or consent shall, unless signed by the Loan Parties and the Required First Amendment Term Loan Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required First Amendment Term Loan Lenders:
(1)    amend or waive compliance with the conditions precedent to the obligations of the First Amendment Term Loan Lenders to make the First Amendment Term Loan; or
(2)    change any of the provisions of this clause (D); and
(E) no amendment, waiver or consent shall, unless signed by the Loan Parties and the Required Closing Date USD Term Loan Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Closing Date USD Term Loan Lenders:
(1)    amend or waive compliance with the conditions precedent to the obligations of the Closing Date USD Term Loan Lenders to make the Closing Date USD Term Loan; or
(2)    change any of the provisions of this clause (E);
provided, further, that no such amendment, waiver or consent shall change the percentage contained (i) in the definition of “Required Revolving Lenders” or any other provision hereof specifying the percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender, (ii) in the definition of “Required Alternative Currency Revolving Lenders” or any other provision hereof specifying the percentage of Alternative Currency Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Alternative Currency Revolving Lender, (iii) in the definition of “Required First Amendment Term Loan Lenders” or any other provision hereof specifying the percentage of First Amendment Term Loan Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each First Amendment Term Loan Lender, or (iv) in the definition of “Required Closing Date USD Term Loan Lenders” or any other provision hereof specifying the percentage of Closing Date USD Term Loan Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Closing Date USD Term Loan Lender.
(c)Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(d)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, and the Alternative Currency Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, as applicable, the Required Revolving Lenders, the Required Alternative Currency Revolving Lenders, Required First Amendment Term Loan Lenders or Required Closing Date USD Term Loan Lenders.
(e)Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by the Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including sharing of mandatory prepayments) and, with respect of Loans of the same Class, voluntary prepayments.
Section 10.3.Expenses; Indemnification.
(a)The Loan Parties shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arrangers and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the

Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses, which shall be limited, in the case of outside counsel, to the reasonable fees, charges and disbursements of one outside counsel to the Administrative Agent and the Lenders, any local counsel in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Lenders) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (excluding lost profits), claims, penalties, damages, liabilities, settlement costs and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel (which may be in-house counsel) for the Indemnitees, taken as a whole, one local counsel for the Indemnitees in each applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, (y) unless an Event of Default shall be in existence, settlement without the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) or (z) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent acting in its capacity as such). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
(c)This Section 10.3 shall not apply with respect to Taxes other than Taxes arising from any non-Tax claim.

(d)To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable), Alternative Currency Revolving Commitment (or Alternative Currency Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(e)To the extent permitted by applicable law, each party hereto waives, and agrees not to assert, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(f)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure and Alternative Currency Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure and Alternative Currency Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans, Revolving Credit Exposure and Alternative Currency Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans, Revolving Credit Exposure and Alternative Currency Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Term Loans, $5,000,000 with respect to Revolving Loans and the Revolving Commitments, and $5,000,000 with respect to Alternative Currency Revolving Loans and the Alternative Currency Revolving Commitments and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or Alternative Currency Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments or Classes on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) (1) in the case of Term Loans, such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans or Alternative Currency Revolving Commitments or Alternative Currency Revolving Loans, such assignment is to a Lender holding Revolving Commitments or Alternative Currency Revolving Commitments, as applicable, or an Affiliate of such Lender or an Approved Fund of such Lender;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(C)the consent of the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Commitments or the Alternative Currency Revolving Commitments, as applicable, unless such assignment is to a Lender holding Revolving Commitments or Revolving Loans (or a Lender holding Alternative Currency Revolving Commitments or Revolving Loans, as applicable), an Affiliate of such Lender or an Approved Fund of such Lender.

(iv)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (except with respect to any assignment by a Lender to one of its Affiliates), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).
(v)No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons, Defaulting Lenders or Disqualified Institutions. No such assignment shall be made to a natural person, a Defaulting Lender or a Disqualified Institution.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and interest on) the Loans, the Revolving Credit Exposure and the Alternative Currency Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent

KeyBank serves in such capacity, KeyBank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)Any Lender may, subject to recording in accordance with the last paragraph of this clause (d), at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, a Disqualified Institution, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (excluding the right of any Participant to consent to changes in the calculation of the Consolidated Leverage Ratio or the component definitions thereof); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (excluding the right of any Participant to consent to changes in the calculation of the Consolidated Leverage Ratio or the component definitions thereof); (iv) change Section 2.21(d) or Section 2.21(e) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Alternative Currency Revolving Lenders”, “Required First Amendment Term Loan Lenders”, “Required Closing Date USD Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all such guarantors, under any guaranty agreement guaranteeing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18, Section 2.19, and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)A Participant shall not be entitled to receive any greater payment under Section 2.18, and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and Section 2.20(f) as though it were a Lender.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan, Revolving Commitment or Alternative Currency Revolving Commitment is not a Disqualified Institution, and shall not have any liability in the event that Loans, Revolving Commitments or Alternative Currency Revolving Commitments, or a participation in any of the foregoing, are transferred to any Disqualified Institution.
(h)For the avoidance of doubt, the addition of any Person to the Disqualified Institution List shall solely apply prospectively and shall have no effect with respect to any assignment or participation that occurs or any Loans, Commitments, Revolving Credit Exposure or Alternative Currency Revolving Exposure acquired by such Person, in each case prior to the date such Person is added to the Disqualified Institution List.
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York in each case sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each of the Loan Parties irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8.Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.10.Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of any information relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Loan Parties or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such disclosing party or its Affiliates (including any self-regulatory authority such as the National Association of Insurance Commissioners) (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties or any of their Subsidiaries that is not, to such disclosing party’s knowledge, subject to confidentiality obligations to the Loan Parties and their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section (or language substantially similar to this paragraph, including provisions customary in the syndicated loan market), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of such disclosing party’s rights or obligations under this Agreement, or (B) any direct or indirect actual or prospective contractual counterparty (and its Related Parties) to any swap, derivative or similar product, (vii) to the CUSIP Service Bureau or any similar organization, for purposes of establishing a “due diligence” defense, (ix) to the extent that such information is independently developed by such disclosing party (other than with confidential information provided to such disclosing party by the Loan Parties and their Subsidiaries), (x) to industry trade organizations, general information with respect to this Agreement that is customary for inclusion in league table measurements, (xi) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement, or (xii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. Each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party. For the avoidance of doubt, nothing in this Agreement or any Loan Document shall prohibit any Person from voluntarily communicating, disclosing, or providing information within the scope of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.
Section 10.12.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13.Waiver of Effect of Corporate Seal. The Loan Parties represent and warrant that none of them is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Loan Parties under seal and waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and all beneficial ownership regulations applicable to the Administrative Agent or such Lender.
Section 10.15.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees and acknowledges its Affiliates’ understanding that (i)(A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each if the Loan Parties is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the credit facilities contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.Location of Closing. Each Lender and each Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Riemer & Braunstein LLP, 100 Cambridge Street, Boston, MA 02114. The Loan Parties acknowledge and agree that they have delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o Riemer & Braunstein LLP, 100 Cambridge Street, Boston, MA 02114.
Section 10.17.Reserved.
Section 10.18.Releases of Guaranty. The Administrative Agent agrees with the Borrower that the Administrative Agent shall effectuate the releases contemplated by Section 3.4, Section 5.12 and Section 11.8, in each case, as in effect on the Closing Date. In connection with the foregoing, the Administrative Agent shall, at the Borrower’s expense, execute, deliver and record such documents and instruments as may be reasonably necessary or advisable to effectuate or confirm such releases.
Section 10.19.Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
Section 10.20.Amendment and Restatement. On the Closing Date, the Loans and related Obligations made under the Existing Credit Agreement shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lenders of any other documentation, and all such Loans currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders in accordance with their Pro Rata Shares of each applicable Class. Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Credit Agreement, which Obligations shall remain outstanding under this Agreement after the date hereof except to the extent repaid on the date hereof as “Revolving Loans” and “First Amendment Term Loans”, except as expressly modified hereby or by instruments executed concurrently with this Agreement.
Section 10.21.ERISA.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.22.Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.22, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:

(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 10.23.Erroneous Payment.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank or any Person (excluding, for the avoidance of doubt, the Borrower and its Affiliates) who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank, or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.23 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in Same Day Funds (in the Currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in Same Day Funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person (excluding, for the avoidance of doubt, the Borrower and its Affiliates) who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.23(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.23(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.23(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i)    Notwithstanding anything contained in Section 10.4, in the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 10.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 10.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 10.23 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Article XI
GUARANTY
Section 11.1.The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, if any Guarantor is deemed to have been rendered insolvent as a result of its guarantee obligations under this Section 11.1 and not to have received reasonable equivalent value in exchange therefor, then, in such an event, the liability of such Guarantor under this Section 11.1 shall be limited to the maximum amount of the Obligations of the Borrower that such Guarantor may guaranty without rendering the obligations of such Guarantor under this Section 11.1 void or voidable under any fraudulent conveyance or fraudulent transfer law.
Section 11.2.Obligations Unconditional. The obligations of the Guarantors under Section 11.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such other documents or agreement shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated in accordance with the Loan Documents, or any of the Obligations shall be modified, supplemented, waived or amended in any respect in accordance with the Loan Documents, or any right under any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or any such agreement or document shall be waived in accordance with the Loan Documents or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor); or
(e)any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment in full of the Obligations.
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or any such documents or agreement or against any other Person under any other guarantee of any of the Obligations.
Section 11.3.Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on written demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
Section 11.4.Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.2 and through the exercise of rights of contribution pursuant to Section 11.6.

Section 11.5.Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.2) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.
Section 11.6.Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been Paid in Full and the Commitments have terminated.
Section 11.7.Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
Section 11.8.Release of Subsidiary Loan Parties. Within five (5) Business Days following the written request by a Responsible Officer of the Borrower, the Administrative Agent, on behalf of the Lenders, shall release a Subsidiary Loan Party from its obligations under the guarantee in this Article XI to the extent that the following conditions are satisfied to the reasonable satisfaction of the Administrative Agent: (a) there is no Event of Default existing under the Agreement either at the time of such request or at the time such Subsidiary Loan Party is released; and (b) such Responsible Officer of the Borrower delivers to Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that (A)(i) such request is being made in connection with such Subsidiary Loan Party ceasing for any reason to be a guarantor of all of the Indebtedness permitted pursuant to Section 7.1(c) and (ii) such Subsidiary Loan Party will also be released from its guaranty obligations with respect to all Indebtedness under Section 7.1(c) or (B) such request is being made pursuant to and in compliance with Section 3.4 or Section 5.12(c).
Section 11.9.Existing Guarantors. For the avoidance of doubt any Guarantors (as defined in the Existing Credit Agreement) that do not execute and deliver this Agreement shall not be Guarantors for purposes of this Agreement and shall be deemed to have been released from their respective obligations under the guarantee in Article XI of the Existing Credit Agreement.
Section 11.10.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article XI for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article XI, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full has occurred. Each Qualified ECP Guarantor intends that this Article XI constitute, and this Article XI shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CTR PARTNERSHIP, L.P., a Delaware limited partnership
By:    CareTrust GP, LLC, its general partner
By:    CareTrust REIT, Inc., its sole member

By: /s/Derek Bunker___________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

CARETRUST REIT, INC., a Maryland corporation

By: /s/Derek Bunker___________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

CARETRUST CAPITAL CORP., a Delaware corporation

By: /s/Derek Bunker___________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

CTRE JV HOLDCO LLC, a Delaware limited liability company
By:    CTR Partnership, L.P., its sole member
    By:    CareTrust GP, LLC, its general partner
    By:    CareTrust REIT, Inc., its sole     member

By: /s/Derek Bunker___________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

CARETRUST GP, LLC
GULF COAST BUYER 1 LLC
1070 OLD OCEAN HIGHWAY LLC
86 OLD AIRPORT ROAD LLC
7166 JORDAN ROAD LLC
1930 WEST SUGAR CREEK ROAD LLC
3514 SIDNEY ROAD LLC
CTRE 2024 PA HOLDINGS, LLC
PA HOLDCO 1 BETHEL PARK LLC
PA HOLDCO 1 CANONSBURG LLC
PA HOLDCO 1 MONROEVILLE LLC
PA HOLDCO 1 WHITEHALL LLC
PA HOLDCO 2 BETHEL PARK LLC
PA HOLDCO 2 CANONSBURG LLC
PA HOLDCO 2 MONROEVILLE LLC
PA HOLDCO 2 WHITEHALL LLC
60 HIGHLAND ROAD PA OWNER LLC
113 WEST MCMURRAY ROAD PA OWNER LLC
885 MACBETH DRIVE PA OWNER LLC
505 WEYMAN ROAD PA OWNER LLC, each a Delaware limited liability company

By: /s/Derek Bunker___________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

4TH STREET HOLDINGS LLC
18TH PLACE HEALTH HOLDINGS LLC
49TH STREET HEALTH HOLDINGS LLC
51ST AVENUE HEALTH HOLDINGS LLC
ANSON HEALTH HOLDINGS LLC
ARAPAHOE HEALTH HOLDINGS LLC
ARROW TREE HEALTH HOLDINGS LLC
AVENUE N HOLDINGS LLC
BIG SIOUX RIVER HEALTH HOLDINGS LLC
BOARDWALK HEALTH HOLDINGS LLC
BOGARDUS HEALTH HOLDINGS LLC
BURLEY HEALTHCARE HOLDINGS LLC
CASA LINDA RETIREMENT LLC
CEDAR AVENUE HOLDINGS LLC
CHERRY HEALTH HOLDINGS LLC
CM HEALTH HOLDINGS LLC
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

COTTONWOOD HEALTH HOLDINGS LLC
DALLAS INDEPENDENCE LLC
DIXIE HEALTH HOLDINGS LLC
EMMETT HEALTHCARE HOLDINGS LLC
ENSIGN BELLFLOWER LLC
ENSIGN HIGHLAND LLC
ENSIGN SOUTHLAND LLC
EVERGLADES HEALTH HOLDINGS LLC
EXPO PARK HEALTH HOLDINGS LLC
EXPRESSWAY HEALTH HOLDINGS LLC
FALLS CITY HEALTH HOLDINGS LLC
FIFTH EAST HOLDINGS LLC
FIG STREET HEALTH HOLDINGS LLC
FLAMINGO HEALTH HOLDINGS LLC
FORT STREET HEALTH HOLDINGS LLC
GAZEBO PARK HEALTH HOLDINGS LLC
GILLETTE PARK HEALTH HOLDINGS LLC
GOLFVIEW HOLDINGS LLC
GRANADA INVESTMENTS LLC
GUADALUPE HEALTH HOLDINGS LLC
HILLENDAHL HEALTH HOLDINGS LLC
HILLVIEW HEALTH HOLDINGS LLC
IRVING HEALTH HOLDINGS LLC
IVES HEALTH HOLDINGS LLC
JEFFERSON RALSTON HOLDINGS LLC
JORDAN HEALTH PROPERTIES LLC
JOSEY RANCH HEALTHCARE HOLDINGS LLC
KINGS COURT HEALTH HOLDINGS LLC
LAFAYETTE HEALTH HOLDINGS LLC
LEMON RIVER HOLDINGS LLC
LOCKWOOD HEALTH HOLDINGS LLC
LONG BEACH HEALTH ASSOCIATES LLC
LOWELL HEALTH HOLDINGS LLC
LOWELL LAKE HEALTH HOLDINGS LLC
LUFKIN HEALTH HOLDINGS LLC
MEADOWBROOK HEALTH ASSOCIATES LLC
MEMORIAL HEALTH HOLDINGS LLC
MESQUITE HEALTH HOLDINGS LLC
MISSION CCRC LLC
MOENIUM HOLDINGS LLC
MOUNTAINVIEW COMMUNITYCARE LLC
NORTHSHORE HEALTHCARE HOLDINGS LLC
OLESON PARK HEALTH HOLDINGS LLC
OREM HEALTH HOLDINGS LLC
PAREDES HEALTH HOLDINGS LLC
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

PLAZA HEALTH HOLDINGS LLC
POLK HEALTH HOLDINGS LLC
PRAIRIE HEALTH HOLDINGS LLC
PRICE HEALTH HOLDINGS LLC
QUEEN CITY HEALTH HOLDINGS LLC
QUEENSWAY HEALTH HOLDINGS LLC
RB HEIGHTS HEALTH HOLDINGS LLC
REGAL ROAD HEALTH HOLDINGS LLC
RENEE AVENUE HEALTH HOLDINGS LLC
RILLITO HOLDINGS LLC
RIO GRANDE HEALTH HOLDINGS LLC
SALMON RIVER HEALTH HOLDINGS LLC
SALT LAKE INDEPENDENCE LLC
SAN CORRINE HEALTH HOLDINGS LLC
SARATOGA HEALTH HOLDINGS LLC
SILVER LAKE HEALTH HOLDINGS LLC
SILVERADA HEALTH HOLDINGS LLC
SKY HOLDINGS AZ LLC
SNOHOMISH HEALTH HOLDINGS LLC
SOUTH DORA HEALTH HOLDINGS LLC
STILLHOUSE HEALTH HOLDINGS LLC
TEMPLE HEALTH HOLDINGS LLC
TENTH EAST HOLDINGS LLC
TERRACE HOLDINGS AZ LLC
TRINITY MILL HOLDINGS LLC
TROUSDALE HEALTH HOLDINGS LLC
TULALIP BAY HEALTH HOLDINGS LLC
VALLEY HEALTH HOLDINGS LLC
VERDE VILLA HOLDINGS LLC
WAYNE HEALTH HOLDINGS LLC
WILLITS HEALTH HOLDINGS LLC
WILLOWS HEALTH HOLDINGS LLC
WISTERIA HEALTH HOLDINGS LLC, each a Nevada limited liability company

By: /s/Derek Bunker_____________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

160 NORTH PATTERSON, LLC
4075 54TH STREET, LLC
8665 LA MESA BOULEVARD, LLC
7039 ALONDRA BOULEVARD, LLC
10625 LEFFINGWELL ROAD, LLC, each a California limited liability company

By: /s/Derek Bunker_____________________
Name: Derek Bunker
Title:    Chief Financial Officer and Treasurer

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

KEYBANK NATIONAL ASSOCIATION,
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By: /s/Eric Hafertepen__________________
Name:    Eric Hafertepen
Title:    Senior Vice President
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

BMO BANK N.A., as a Lender

By: /s/ Darin Mainquist_________________
Name:    Darin Mainquist
Title:    Managing Director
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

RAYMOND JAMES BANK, as a Lender

By: /s/ Alexander Sierra________________
Name:    Alexander Sierra
Title:    Senior Vice President

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Darin Mullis____________________
Name:    Darin Mullis
Title:    Managing Director

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Michael J. Kinnick_______________
Name:    Michael J. Kinnick
Title:    Managing Director

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Neil Laird Troeger______________
Name:    Neil Laird Troeger
Title:    Vice President

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

BANK OF AMERICA, N.A., as a Lender

By: /s/ Darren Merten__________________
Name:    Darren Merten
Title:    Managing Director

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King__________________
Name:    Michael King
Title:    Authorized Signatory

M&T BANK, as a Lender

By: /s/ Ethan D' Arcangelo_____________
Name:    Ethan D’Arcangelo
Title:    Vice President

ROYAL BANK OF CANADA, as a Lender

By: /s/ William Behuniak______________
Name:    William Behuniak
Title:    Authorized Signatory

CITIZENS BANK, N.A., as a Lender

By: /s/ Lloyd H. Baron_________________
Name:    Lloyd H. Baron
Title:    SVP

TRUIST BANK, as a Lender

By: /s/ Alli Korchmar__________________
Name:    Alli Korchmar
Title:    Director

REGIONS BANK, as a Lender

By: /s/ Nicholas Frerman________________
Name:    Nicholas Frerman
Title:    Senior Vice President
[Signature Page to Fourth A&R Credit and Guaranty Agreement]

BARCLAYS BANK PLC,
as a Lender

By: /s/ Timothy Uwemedimo_____________
Name:    Timothy Uwemedimo
Title:    Authorized Signatory

[Signature Page to Fourth A&R Credit and Guaranty Agreement]

SCHEDULE I

Commitment Amounts

Lender	Revolving Commitment Amount	Alternative Currency Revolving Commitment	First Amendment Term Loan Commitment Amount	Closing Date USD Term Loan Commitment Amount
KeyBank National Association	$137,593,750	$24,281,250	$64,000,000	$65,625,000
Bank of America, N.A.	$137,593,750	$24,281,250	$64,000,000	$65,625,000
BMO Bank N.A.	$137,593,750	$24,281,250	$64,000,000	$65,625,000
The Huntington National Bank	$137,593,750	$24,281,250	$45,000,000	$65,625,000
JPMorgan Chase Bank, N.A.	$137,593,750	$24,281,250	$64,000,000	$65,625,000
M&T Bank	$137,593,750	$24,281,250	$45,000,000	$65,625,000
Royal Bank of Canada	$137,593,750	$24,281,250	$45,000,000	$65,625,000
Wells Fargo Bank, National Association	$137,593,750	$24,281,250	$64,000,000	$65,625,000
Citizens Bank, N.A.	$110,500,000	$19,500,000	$0	$45,000,000
Schedule I

Lender	Revolving Commitment Amount	Alternative Currency Revolving Commitment	First Amendment Term Loan Commitment Amount	Closing Date USD Term Loan Commitment Amount
Regions Bank	$110,500,000	$19,500,000	$0	$45,000,000
Truist Bank	$110,500,000	$19,500,000	$0	$45,000,000
Raymond James Bank	$76,500,000	$13,500,000	$45,000,000	$40,000,000
Morgan Stanley Bank, N.A.	$127,500,000	$22,500,000	$0	$0
Barclays Bank PLC	$63,750,000	$11,250,000	$0	$0
Total:	$1,700,000,000	$300,000,000	$500,000,000.00	$700,000,000

Schedule I